   As filed with the Securities and Exchange Commission on November 5, 1999

                                                      Registration No. 333-89803

--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            ______________________


                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            ______________________

                           CENTURY SOUTH BANKS, INC.
            (Exact Name of Registrant as Specified in Its Charter)

          Georgia                                  6712                          58-1455591
       (State or Other                  (Primary Standard Industrial          (I.R.S. Employer
Jurisdiction of Incorporation or        Classification Code Number)        Identification Number)
         Organization)

                              60 Main Street West
                           Dahlonega, Georgia  30533
                                (706) 864-3915
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               James A. Faulkner
                           Century South Banks, Inc.
                              60 Main Street West
                           Dahlonega, Georgia  30533
                                (706) 864-3915
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                With copies to:

       Thomas O. Powell, Esquire               James C. Stewart, Esquire
          Troutman Sanders LLP             Housley Kantarian & Bronstein P.C.
       600 Peachtree Street, N.E.                 1220 19th Street, N.W.
               Suite 5200                               Suite 700
      Atlanta, Georgia  30308-2216                Washington, D.C.  20036
             (404) 885-3294                           (202) 822-9611

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

                                _______________


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

  Proxy Statement of                                         Prospectus of
Haywood Bancshares, Inc.                               Century South Banks, Inc.

                MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

          The Boards of Directors of Haywood Bancshares, Inc. and Century South Banks, Inc. have approved a merger in which Haywood will become a wholly-owned subsidiary of CSBI. CSBI is a $1.2 billion bank holding company that provides a wide range of commercial and retail banking services in Georgia, Tennessee and Alabama. We are sending you this proxy statement/prospectus to ask you to vote in favor of the merger.

          If we complete the merger, each share of your Haywood common stock will be converted into the right to receive either:

          . a fraction of a share of CSBI common stock determined by a formula (This fraction is known as the "exchange ratio." The precise exchange ratio will depend upon the market value of CSBI common stock. If CSBI's market value is between $24.00 and $27.00 per share, the exchange ratio will be 0.8874. However, if CSBI's market value is greater than $27.00 per share, the exchange ratio will be decreased so that your Haywood common stock will be valued at approximately $23.95 per share. If CSBI's market value is less than $24.00 per share, the exchange ratio will be increased so that your Haywood common stock will be valued at approximately $21.30 per share.); or

          . an amount of cash equal to the exchange ratio (determined as described above) multiplied by the market value of CSBI common stock.

          In the event Haywood's shareholders' equity (which generally is the difference between Haywood's assets and liabilities, subject to several adjustments pursuant to the merger agreement) is less than $21 million as of the end of the month immediately preceding the effective time of the merger, the exchange ratio will be reduced proportionately. At June 30, 1999, Haywood's shareholders' equity, as determined under the merger agreement, was approximately $21.1 million.

          The market value of CSBI common stock will be equal to the average closing price of CSBI common stock on the Nasdaq National Market over a 20-day trading period ending ten days prior to the effective time of the merger. CSBI common stock trades on the Nasdaq National Market under the symbol "CSBI." On November 5, 1999, the closing price of CSBI common stock was $24.13.

          If you own 100 shares or more of Haywood common stock, you may indicate a preference to receive CSBI common stock, cash or a combination of both in the merger by completing the election form/letter of transmittal enclosed with this proxy statement/prospectus. If you do not select a preference by December 2, 1999, CSBI will make the determination as to whether you will receive stock, cash or a combination of both. Even if you select a preference by December 2, 1999, the amount of CSBI common stock or cash to be received by you is subject to allocation and pro rata adjustments to the extent required to ensure that 50% of the total merger consideration paid by CSBI is paid in CSBI common stock and 50% is paid in cash. If you own less than 100 shares of Haywood common stock, you will receive cash upon completion of the merger.

          The merger cannot be completed without the approval of Haywood shareholders. Haywood has scheduled a special meeting of its shareholders to vote on the merger.

          Your vote is very important. Whether or not you plan to attend the special shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, Haywood will vote your proxy in favor of the merger. If you do not return your card, the effect will be the same as a vote against the merger.

          Each member of Haywood's board of directors supports the acquisition of Haywood by CSBI and Haywood's board of directors unanimously recommends that you vote in favor of the merger.

          This proxy statement/prospectus provides detailed information about the merger. You should read it carefully. The merger involves risks. See "Risk Factors" on page 11 of this proxy statement/prospectus.

          The date, time and place of the special meeting are:

                         December 16, 1999, 2:00 p.m.
                        Haywood Savings Bank, Inc., SSB
                             370 North Main Street
                          Waynesville, North Carolina
         On behalf of your board of directors, we thank you for your support and urge you to vote FOR approval of the merger.


          /s/ William P. Burgin                  /s/ Larry R. Ammons
          ----------------------------           ------------------------------
          William P. Burgin                      Larry R. Ammons
          Chairman of the Board                  President and Managing Officer

          Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

          These securities are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.


               This proxy statement/prospectus is dated November 12, 1999 and was first mailed to shareholders on or about November 12, 1999.

                     REFERENCES TO ADDITIONAL INFORMATION

          This proxy statement/prospectus incorporates important business and financial information about CSBI and Haywood from documents that are not included in or delivered with this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus, excluding any exhibits to those documents (unless the exhibit is specifically incorporated by reference into the document referenced in this proxy statement/prospectus), by requesting them in writing or by telephone from:

          Century South Banks, Inc.        Haywood Bancshares, Inc.
          60 Main Street West              370 North Main Street
          Dahlonega, Georgia 30533         Waynesville, North Carolina 28786
          Attention: Secretary             Attention: Secretary
          Telephone: (706) 864-1111        Telephone: (828) 456-9092

          You will not be charged for any of the documents that you request (other than certain exhibits to those documents). If you would like to request documents from us, please do so by December 9, 1999 in order to receive them before Haywood's special shareholder meeting.

          See "Where You Can Find More Information" on page 59.

                           HAYWOOD BANCSHARES, INC.
                             370 North Main Street
                       Waynesville, North Carolina 28786

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

November 12, 1999

To the Shareholders of Haywood Bancshares, Inc.:

          NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Haywood Bancshares, Inc. will be held at the main office of Haywood Savings Bank, Inc., SSB, located at 370 North Main Street, Waynesville, North Carolina, at 2:00 p.m., local time, on December 16, 1999, for the following purposes:

          1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of August 5, 1999, and amended as of October 15, 1999, by and among Haywood, Century South Banks, Inc., and a wholly-owned subsidiary of CSBI, providing for the merger of Haywood with and into CSBI's subsidiary. A copy of the merger agreement is attached as Appendix A to the enclosed proxy statement/prospectus.

          2. To transact any other business as may properly come before the special meeting or any adjournments or postponements of the meeting.

          Under North Carolina law, only business within the purpose or purposes described in the Notice of Special Meeting of Shareholders may be conducted at the special meeting.

          Only holders of record of Haywood common stock at the close of business on November 5, 1999 are entitled to receive notice of, and to vote, at the special meeting or any adjournments or postponements of the meeting. Approval of the merger agreement requires the affirmative vote of at least a majority of all of the votes entitled to be cast at the special meeting. Holders of Haywood common stock have no appraisal or dissenters' rights under North Carolina law in connection with the merger.

          HAYWOOD'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HAYWOOD SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

          Each shareholder, whether or not he or she plans to attend the special meeting, is requested to sign, date and return the enclosed proxy without delay in the enclosed postage-paid envelope. Any proxy given by the shareholder may be revoked by filing with Haywood's Secretary a written revocation or a duly executed proxy bearing a later date. Any shareholder present at the special meeting may revoke his or her proxy and vote personally on each matter brought before the special meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the special meeting.

                                        BY ORDER OF THE BOARD OF DIRECTORS,

                                        /s/ Paul W. Trantham
                                        ---------------------------
                                        Paul W. Trantham, Secretary


--------------------------------------------------------------------------------

IMPORTANT: The prompt return of proxies will save Haywood the expense of further requests for proxies in order to insure a quorum at the special meeting. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                                 Page
SUMMARY........................................................................     1
 The Companies.................................................................     1
 The Merger....................................................................     1
 What Haywood Shareholders Will Receive........................................     1
 How Haywood Shareholders Can Elect Stock, Cash or Both........................     2
 Haywood's Reasons for the Merger..............................................     2
 Haywood's Special Meeting of Shareholders.....................................     2
 Haywood's Board of Directors' Recommendation to Haywood Shareholders..........     2
 Record Date; Voting Power.....................................................     2
 Vote Required.................................................................     2
 Interests of Persons Involved in the Merger that are Different from Yours.....     2
 Conditions to the Merger......................................................     2
 Termination of the Merger Agreement...........................................     3
 Haywood and CSBI's Stock Option Agreement.....................................     3
 Regulatory Matters............................................................     3
 Accounting Treatment..........................................................     3
 Important Federal Tax Consequences............................................     3
 No Appraisal or Dissenters' Rights............................................     4
 Recent Developments...........................................................     4
 Market Prices of CSBI and Haywood Common Stock; Dividend Payments.............     5
 CSBI and Haywood Selected Comparative Per Share Data..........................     6
 CSBI Selected Financial Data..................................................     8
 Haywood Selected Financial Data...............................................     9
 CSBI and Haywood Pro Forma Selected Financial Data............................    10

RISK FACTORS...................................................................    11

A WARNING ABOUT FORWARD-LOOKING STATEMENTS.....................................    13

THE SPECIAL MEETING............................................................    14
 General.......................................................................    14
 Meeting Date, Time and Place and Record Date..................................    14
 Matters to be Considered......................................................    14
 Vote Required.................................................................    14
 Voting of Proxies.............................................................    14
 Revocability of Proxies.......................................................    15
 Solicitation of Proxies.......................................................    15
 Recommendation of Haywood's Board of Directors................................    15
 Information About Haywood's Auditors..........................................    16

THE MERGER.....................................................................    17
 General.......................................................................    17
 Background of the Merger......................................................    17
 Haywood's Reasons for the Merger..............................................    18
 CSBI's Reasons for the Merger.................................................    19
 Opinion of Trident............................................................    19
 Merger Consideration..........................................................    23
 Election Procedures...........................................................    23
 Allocation Rules..............................................................    24
 Effective Time of the Merger..................................................    25
 Exchange of Certificates......................................................    26
 Important Federal Income Tax Consequences.....................................    26
 Management and Operations After the Merger....................................    29
 Interests of Haywood's Employees and Directors in the Merger..................    29


 Conditions to Consummation....................................................    31
 Conversion of Haywood Savings.................................................    32
 Regulatory Matters............................................................    32
 Amendment, Waiver and Termination.............................................    34
 Conduct of Business Pending the Merger........................................    35
 The Option Agreement..........................................................    36
 Expenses and Fees.............................................................    38
 Accounting Treatment..........................................................    38
 Resales of CSBI Common Stock..................................................    39
 No Appraisal or Dissenters' Rights............................................    39

PRO FORMA COMBINED FINANCIAL DATA..............................................    40

INFORMATION ABOUT CSBI.........................................................    45
 General.......................................................................    45
 Recent Developments...........................................................    45
 Subsidiaries..................................................................    46
 Acquisitions..................................................................    47
 Additional Information........................................................    47

INFORMATION ABOUT  HAYWOOD.....................................................    48
 General.......................................................................    48
 Haywood Savings...............................................................    48
 Recent Developments...........................................................    48
 Subsidiaries of Haywood Savings...............................................    49
 Additional Information........................................................    49

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.................    50

COMPARATIVE RIGHTS OF HAYWOOD SHAREHOLDERS AND CSBI SHAREHOLDERS...............    52
 Authorized Capital Stock......................................................    52
 Directors.....................................................................    52
 Voting Requirements Generally.................................................    53
 Dividends.....................................................................    53
 Amendments to Articles of Incorporation and Bylaws............................    54
 Special Meetings of Shareholders..............................................    54
 Advance Notice Provisions of Shareholder Proposals............................    54
 Liability of Directors........................................................    54
 Indemnification of Directors and Officers.....................................    55
 Mergers, Share Exchanges and Sales of Assets..................................    56

EXPERTS........................................................................    58

LEGAL MATTERS..................................................................    58

SHAREHOLDER PROPOSALS AND OTHER MATTERS........................................    58

WHERE YOU CAN FIND MORE INFORMATION............................................    59

Appendix A - Agreement and Plan of Merger, dated as of August 5, 1999, and amended as of October 15, 1999, by and among Haywood Bancshares, Inc., Century South Banks, Inc. and HBI Acquisition Corp.

Appendix B - Opinion of Trident Securities, a division of McDonald Investments Inc.

Appendix C - Stock Option Agreement

                                    SUMMARY

          This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully, and for more complete descriptions of the legal terms of the merger, you should read carefully this entire document and the documents we have referred you to. (The term "we" or "our" refers to both CSBI and Haywood together.)

The Companies (Pages 45 and 48)

Century South Banks, Inc.
60 Main Street West
Dahlonega, Georgia  30533
(706) 864-3915

          CSBI is a $1.2 billion bank holding company. Through its banking subsidiaries, CSBI provides a wide range of commercial and retail banking services in Georgia, Tennessee and Alabama.

Haywood Bancshares, Inc.
370 North Main Street
Waynesville, North Carolina  28786
(828) 456-9092

          Haywood is a $150 million bank holding company. Through its banking subsidiary, Haywood is primarily a real estate mortgage lender whose business revolves around the origination of one-to-four family residential mortgage loans in Western North Carolina.

The Merger (Page 17)

          The acquisition of Haywood by CSBI is governed by a merger agreement. We encourage you to read the merger agreement, which is attached as Appendix A.

What Haywood Shareholders Will Receive
 (Page 23)

          If we complete the merger, each share of your Haywood common stock will be converted into the right to receive either:

     . a fraction of a share of CSBI common stock determined by a formula (This fraction is known as the "exchange ratio." The precise exchange ratio will depend upon the market value of CSBI common stock. If CSBI's market value is between $24.00 and $27.00 per share, the exchange ratio will be 0.8874. However, if CSBI's market value is greater than $27.00 per share, the exchange ratio will be decreased so that your Haywood common stock will be valued at approximately $23.95 per share. If CSBI's market value is lower than $24.00 per share, the exchange ratio will be increased so that your Haywood common stock will be valued at approximately $21.30 per share.); or

     . an amount of cash equal to the exchange ratio (determined as described above) multiplied by the market value of CSBI common stock.

          In the event Haywood's shareholders' equity (which generally is the difference between Haywood's assets and liabilities, subject to several adjustments pursuant to the merger agreement) is less than $21 million as of the end of the month immediately preceding the effective time of the merger, the exchange ratio will be reduced. The exchange ratio will be reduced by multiplying it by a fraction, the numerator of which is Haywood's shareholders' equity and the denominator of which is $21 million. At June 30, 1999, Haywood's shareholders' equity, as determined under the merger agreement, was approximately $21.1 million.

          The market value of CSBI common stock, as determined under the merger agreement, will be equal to the average closing price of CSBI common stock on the Nasdaq National Market over a 20-day trading period ending ten days prior to the effective time of the merger. CSBI common stock trades on the Nasdaq National Market under the symbol "CSBI." On November 5, 1999, the closing price of CSBI common stock was $24.13. Accordingly, if that is the market value of CSBI common stock at the effective time of the merger, you will receive merger consideration valued at $21.41 for each share of Haywood common stock owned by you.

          If you own more than 100 shares of Haywood common stock, you may designate the relative amount of CSBI common stock and cash you desire to receive in the merger. However, the proportionate amounts you actually receive will depend upon the proportionate amount of stock and cash that Haywood shareholders elect to receive in the aggregate when compared to the actual proportionate amount of cash and stock comprising the total merger consideration paid by CSBI. Under the terms of the merger agreement, 50% of the total merger consideration paid by CSBI must be paid in CSBI common stock and 50% must be paid in cash.

How Haywood Shareholders Can Elect Stock, Cash or Both (Page 23)

If you own more than 100 shares of Haywood common stock, you may indicate a preference to receive CSBI common stock, cash or a combination of both in the merger by completing the enclosed election form/letter of transmittal. If you do not select a preference by December 2, 1999, CSBI will make a determination for you. Even if you select a preference by December 2, 1999, the amount of CSBI common stock and cash to be received by you is subject to allocation and pro rata adjustments to the extent required to ensure that 50% of the total merger consideration paid by CSBI is paid in CSBI common stock and 50% is paid in cash. Neither Haywood's board of directors, nor its financial advisor, makes any recommendation as to whether you should choose CSBI common stock or cash for your shares of Haywood common stock. You should consult with your own financial advisor on this decision.

Haywood's Reasons for the Merger (Page 18)

          Haywood's board of directors believes that the merger will create value for Haywood shareholders. It also believes that CSBI is offering a fair price to Haywood shareholders for their shares of Haywood common stock. The merger will turn your Haywood shares into cash and/or shares of a larger and more diversified financial services company. Haywood's board of directors believes that the merger will enable Haywood to serve its customers better than its competitors by offering more diverse products and services. In addition, since CSBI's subsidiaries promote a community bank philosophy, the board believes that the same commitment to customer service now existing at Haywood's principal subsidiary, Haywood Savings Bank, Inc., SSB, will continue following the merger.

Haywood's Special Meeting of Shareholders (Page 14)

          Haywood's special meeting of shareholders to vote on the merger will be held at 370 North Main Street, Waynesville, North Carolina, at 2:00 p.m., on December 16, 1999.

Haywood's Board of Directors' Recommendation to Haywood Shareholders (Page 15)

          Haywood's board of directors believes that the merger is in the best interest of Haywood shareholders and recommends that you vote "FOR" the proposal to approve the merger agreement.

Record Date; Voting Power ( Page 14)

          You may vote at Haywood's special meeting if you owned Haywood common stock as of the close of business on November 5, 1999. You will have one vote for each share of Haywood common stock you owned on that date.

Vote Required (Page 14)

          The merger must be approved by at least a majority of all of the votes entitled to be cast at Haywood's special meeting. On November 5, 1999, Haywood's directors, executive officers and their affiliates beneficially owned approximately 23% of the outstanding shares of Haywood common stock entitled to vote at Haywood's special meeting. Each of Haywood's directors has agreed, subject to several conditions, to vote his shares of Haywood common stock in favor of the merger. Each of Haywood's executive officers who is not also a director is expected to vote in favor of the merger agreement as well.

Interests of Persons Involved in the Merger that are Different from Yours
  (Page 29)

          Haywood's officers and directors may have interests in the merger that differ from the interests of Haywood shareholders generally, including employment arrangements for several officers and continuation of their services as directors.

Conditions to the Merger (Page 31)

          The completion of the merger depends on the fulfillment of a number of conditions, including the following:

 .  Haywood shareholders must approve the merger agreement;

 . we must receive all required regulatory approvals and any waiting periods required by law must have passed;

 . we must receive a legal opinion confirming the tax-free nature of the shares of CSBI common stock received for shares of Haywood common stock;

 . each parties' representations and warranties, which are contained in the merger agreement, must be accurate in all material respects;

 . each party must have delivered officers' certificates and its counsel's legal opinions to the other; and

 . shares of CSBI common stock issuable pursuant to the merger must be approved for listing on the Nasdaq National Market.

          Unless prohibited by law, either CSBI or Haywood can elect to waive a condition that has not been satisfied and complete the merger anyway. We cannot be certain whether or when any of these conditions will be satisfied, or waived where permissible, or that we will complete the merger.

Termination of the Merger Agreement (Page 34)

          Notwithstanding the approval of the merger by Haywood shareholders at Haywood's special meeting, CSBI and Haywood can agree at any time to terminate the merger agreement before completing the merger.

          Either CSBI or Haywood can also terminate the merger agreement:

 . if the merger is not approved by at least a majority of all of the votes entitled to be cast at the special meeting;

 . if the other party materially violates any of its representations or warranties under the merger agreement and fails to cure the violation;

 .  if we do not complete the merger by March 31, 2000; or

 . if any government body whose approval is necessary to complete the merger makes a final decision not to approve the merger.

          CSBI can also terminate the merger if Haywood receives an acquisition offer from a third party and Haywood's board of directors fails to reaffirm the merger at the request of CSBI.

Haywood and CSBI's Stock Option Agreement (Page 36)

          To increase the likelihood that the merger will be completed, Haywood and CSBI have entered into an option agreement that permits CSBI, under several specified circumstances, to purchase shares of Haywood common stock representing 19.9% of Haywood's currently outstanding common stock at a price of $16.30 per share. As of the date of this proxy statement/prospectus, we do not believe that any circumstance necessary to permit CSBI to purchase shares under the option agreement has occurred.

Regulatory Matters (Page 32)

          We cannot complete the merger unless we obtain the approval of various regulatory agencies. While we do not know of any reason why we would not obtain the regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

Accounting Treatment (Page 38)

          The merger will be accounted for as a purchase, which means that the price paid above the fair value of Haywood's net assets will be accounted for as goodwill, an intangible asset that will be subtracted from the combined company's earnings over time.

Important Federal Tax Consequences (Page 26)

          Our obligations to complete the merger are conditioned upon our receipt of an opinion from counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

          Provided that the merger qualifies as a reorganization, neither CSBI nor Haywood will recognize any gain or loss for federal income tax purposes as a result of the merger. The federal income tax consequences of the merger to you as a Haywood shareholder depend on whether you receive shares of CSBI common stock, cash or a combination of common stock and cash in exchange for your Haywood common stock. In general, a Haywood shareholder will not recognize any gain or loss as a result of the receipt of CSBI common stock in exchange for Haywood common stock, but will recognize gain, if any, with respect to any cash received, including cash received for fractional shares of CSBI common stock.

          Under the merger agreement, you may be required to receive some cash even if you elect to receive only CSBI common stock, or to receive some CSBI common stock even if you elect to receive only cash. You should consult with your tax advisor about the tax consequences of the merger in light of your individual circumstances, including the application of any federal, state, local or foreign law.

No Appraisal or Dissenters' Rights (Page 39)

          Under North Carolina law, you are not entitled to appraisal or dissenters' rights.

Recent Developments (Page 45)

          In August of 1999, CSBI announced plans to consolidate its two Georgia headquarters into one office located in Alpharetta, Georgia, a suburb of Atlanta. The dual Georgia headquarters had resulted from a previously consummated merger transaction. CSBI also announced plans to build a single identity for its 11 different bank brands as part of its post-merger integration plan. In connection with the headquarters consolidation and single bank brand initiative, CSBI expects to record merger-related charges for integration and standardization plans of approximately $1.8 million, after taxes, during the fourth quarter of 1999. While this is CSBI's best estimate of the expected costs of the merger-related integration plan, there can be no assurance that CSBI will not incur additional charges in excess of its estimate.

          On October 20, 1999, CSBI entered into a definitive agreement to acquire Lanier Bankshares, Inc., a bank holding company headquartered in Gainesville, Georgia with consolidated assets, as of June 30, 1999, of approximately $115 million. It is expected that the acquisition, which is subject to shareholder and regulatory approvals, will be accounted for as a pooling of interests and will be valued at approximately $40 million.

          On October 21, 1999, CSBI announced a stock repurchase program whereby CSBI will repurchase up to 550,000 shares of its common stock. CSBI will suspend its repurchase program on the date of this proxy statement/prospectus. CSBI will not restart the program until after the effective time of the merger. As of November 5, 1999, CSBI had repurchased a total of 234,000 shares of its common stock.

       Market Prices of CSBI and Haywood Common Stock; Dividend Payments


                                 CSBI Common Stock                   Haywood Common Stock
                                 -----------------                   --------------------

                          High        Low      Dividend       High          Low         Dividend
                          ----        ---      --------       ----          ---         --------
1997
First Quarter            $20.50     $17.75     $0.10250      $18.25        $16.68        $0.14
Second Quarter            20.00      18.00      0.10375       17.13         15.75         0.14
Third Quarter             20.38      18.00      0.10500       21.75         17.06         0.14
Fourth Quarter            25.00      19.75      0.10625       22.63         20.50         0.15

1998
First Quarter            $25.75     $23.50     $0.10750      $23.00        $21.13        $0.15
Second Quarter            38.25      24.50      0.10875       23.00         22.25         0.15
Third Quarter             38.00      25.00      0.11000       22.38         17.75         0.15
Fourth Quarter            30.50      25.75      0.11125       17.75         15.75         0.16

1999
First Quarter            $30.13     $22.63     $0.12000      $16.13        $13.75        $0.16
Second Quarter            27.50      22.00      0.12000       15.00         13.38         0.16
Third Quarter             25.00      20.88      0.12000       20.25         14.13         0.16
Fourth Quarter            25.00      22.25       N/A          20.06         19.63         N/A
(through November 5,
1999)


      The following table sets forth the closing sales prices per share of CSBI common stock and Haywood common stock on August 4, 1999, the last trading day prior to the public announcement of the merger agreement, and on November 5, 1999, the latest practicable date prior to the mailing of this proxy statement/prospectus, as well the equivalent per share value of Haywood common stock on those dates.



                                CSBI           Haywood            Equivalent Price of
                            Common Stock     Common Stock      Haywood Common Stock/(1)/
                            ------------     ------------      -------------------------
August 4, 1999                 $22.13           $14.13                   $21.36
November 5, 1999               $24.13           $20.06                   $21.41

___________________
/(1)/ The equivalent prices per share of Haywood common stock have been calculated by multiplying the exchange ratio by the closing price of CSBI common stock on that date.

          CSBI common stock was held by approximately 2,760 shareholders of record as of November 5, 1999.

          Haywood common stock was held by approximately 360 shareholders of record as of November 5, 1999.

          Because the exchange ratio is fixed within certain average closing prices of CSBI common stock and because the closing price of CSBI common stock is subject to fluctuation, the market value of the shares of CSBI common stock that you may receive in the merger may increase or decrease prior to and following the merger. You are urged to obtain current market quotations for CSBI common stock.

                CENTURY SOUTH BANKS, INC. AND SUBSIDIARIES AND
                   HAYWOOD BANCSHARES, INC. AND SUBSIDIARIES
                      Selected Comparative Per Share Data
                                  (Unaudited)

                                                                                                           As of or for the
                                                                                   As of or for the six       year ended
                                                                                       months ended          December 31,
                                                                                      June 30, 1999              1998
                                                                                      --------------           --------
     CSBI Common Stock
     Net income per common share:
     Historical - basic                                                                   $ 0.66                $ 1.32
      Historical - diluted                                                                  0.65                  1.30
      Pro forma CSBI and Haywood
       combined - basic                                                                     0.66                  1.21
       combined - diluted                                                                   0.65                  1.19
      Pro forma CSBI, Haywood and Lanier
       combined - basic                                                                     0.65                  1.20
       combined - diluted                                                                   0.64                  1.18

     Dividends per common share:
      Historical                                                                            0.24                  0.44
      Pro forma CSBI and Haywood combined/(1)/                                              0.24                  0.44
      Pro forma CSBI, Haywood and Lanier combined/(1)/

     Book value per common share:
      Historical                                                                           10.93                 10.77
      Pro forma CSBI and Haywood combined/(2)/                                             11.50                 11.36
      Pro forma CSBI, Haywood and Lanier combined/(2)/                                     11.02                 10.85

     Haywood Common Stock
     Net income per common share:
      Historical - basic                                                                  $ 0.65                $ 0.21
      Historical - diluted                                                                  0.65                  0.21
      Equivalent pro forma CSBI and Haywood/(3)/
       combined - basic                                                                     0.59                  1.07
       combined - diluted                                                                   0.58                  1.06
      Equivalent pro forma CSBI, Haywood and Lanier/(3)/
       combined - basic                                                                     0.58                  1.06
       combined - diluted                                                                   0.57                  1.05

     Dividends per common share:
      Historical                                                                            0.32                  0.61
      Equivalent pro forma CSBI and Haywood combined/(4)/                                   0.21                  0.39
      Equivalent pro forma CSBI, Haywood and Lanier combined/(4)/                           0.21                  0.39

     Book value per common share:
      Historical                                                                           17.50                 17.23
      Equivalent pro forma CSBI and Haywood combined/(3)/                                  10.21                 10.08
      Equivalent pro forma CSBI, Haywood and Lanier combined/(3)/                           9.78                  9.63

_____________________

/(1)/ Pro forma combined dividends per common share represent historical dividends per share paid by CSBI.

/(2)/ Determined by dividing pro forma combined shareholders' equity by pro forma shares outstanding as follows:

                                            CSBI and Haywood
                                            Pro Forma Equity               Pro Forma Shares
                                            ----------------               ----------------
                                                           (in thousands)
               12/31/98                          139,068                        12,244
               06/30/99                          141,556                        12,309
                                        CSBI, Haywood and Lanier*
                                            Pro Forma Equity               Pro Forma Shares
                                            ----------------               ----------------
                                                           (in thousands)
               12/31/98                          149,697                        13,794
               06/30/99                          152,667                        13,859

        * On October 20, 1999, CSBI entered into a definitive agreement to acquire Lanier Bankshares, Inc., a bank holding company headquartered in Gainesville, Georgia with consolidated assets, as of June 30, 1999, of approximately $115 million. It is expected that the acquisition, which is subject to shareholder and regulatory approvals, will be accounted for as a pooling of interests and will be valued at approximately $40 million.
/(3)/ For CSBI and Haywood combined, determined by multiplying the applicable pro forma amount by the assumed exchange ratio of 0.8874 to 1. For CSBI, Haywood and Lanier combined, determined by multiplying the applicable pro forma amount by the exchange ratio of 0.8874 to 1.
/(4)/ For CSBI and Haywood combined, determined by multiplying the applicable CSBI historical amount by the assumed exchange ratio of 0.8874 to 1. For CSBI, Haywood and Lanier combined, determined by multiplying the applicable CSBI historical amount by the exchange ratio of 0.8874 to 1.

                  CENTURY SOUTH BANKS, INC. AND SUBSIDIARIES/(1)/
                             Selected Financial Data
                                   (Unaudited)

                                      As of or for the six
                                      months ended June 30,                 As of or for the years ended December 31,
                                      ---------------------    ---------------------------------------------------------------
                                         1999         1998        1998         1997         1996        1995         1994
                                         ----         ----        ----         ----         ----        ----         ----
                                                (Amounts in thousands, except per share data and percentages)
Summary of Operations:
  Net interest income                 $   28,730   $   28,270   $   56,867   $   53,604   $   50,837   $   46,613   $   40,595
  Provision for possible loan losses       1,179        1,114        3,135        5,397        2,350        2,261        1,464
  Net income                               7,697        7,841       15,378       10,969       13,823       11,591       10,012

Per Share Data:
  Net income - basic                  $     0.66   $     0.67   $     1.32   $     0.95   $     1.21   $     1.03   $     0.84
  Net income - diluted                      0.65         0.66         1.30         0.93         1.18         1.01         0.82
  Cash dividends declared                   0.24         0.22         0.44         0.42         0.40         0.38         0.34
  Book value                               10.93        10.40        10.77         9.99         9.32         8.33         7.51
  Tangible book value                      10.56         9.82        10.38         9.36         8.62         7.65         6.81

Balance Sheet Summary:
  Investments                         $  197,767   $  177,698   $  171,566   $  204,691   $  215,973   $  211,698   $  211,584
  Loans, net                             879,875      828,836      833,853      796,951      729,123      681,655      622,014
  Deposits                             1,040,735    1,018,959      993,308    1,033,778      991,239      905,155      847,572
  Assets                               1,206,419    1,160,037    1,146,720    1,170,023    1,120,205    1,035,846      966,095
  Federal funds purchased                 11,500           --           --          970        1,360           --           80
  Long-term debt and
    other borrowings                          33          487           --           --           --           --           --
  Federal Home Loan Bank
    advances                              14,230        8,331       16,280        6,881        6,982       14,183       15,183
  Average shareholders' equity           127,845      118,322      121,204      112,052      100,867       90,664       81,136
  Average total assets                 1,172,040    1,147,842    1,151,993    1,133,676    1,072,562      984,993      904,086

Financial Ratios:
  Net income to average assets              1.32%        1.38%        1.33%        0.97%        1.29%        1.18%        1.11%
  Overhead ratio                            2.75%        2.70%        2.68%        2.91%        2.72%        2.88%        2.89%
  Net income to average
    shareholders' equity                   12.14%       13.36%       12.69%        9.79%       13.70%       12.78%       12.34%
  Dividend payout ratio                    33.95%       30.09%       31.29%       32.53%       22.32%       19.87%       16.22%
  Average shareholders' equity
    to average total assets                10.91%       10.31%       10.52%        9.88%        9.40%        9.20%        8.97%

_________________________
/(1)/ On April 13, 1999, CSBI completed a merger with Independent Bancorp, Inc. and its subsidiary bank, The Independent Bank of Oxford in Oxford, Alabama. This acquisition was accounted for as a pooling of interests and, accordingly, all financial information preceding the date of the merger has been restated to include the financial position and results of operations of the acquired entity.

                    HAYWOOD BANCSHARES, INC. AND SUBSIDIARIES
                             Selected Financial Data
                                   (Unaudited)

                                      As of or for the six
                                      months ended June 30,                 As of or for the years ended December 31,
                                      ---------------------    -------------------------------------------------------------
                                         1999         1998        1998         1997         1996        1995         1994
                                         ----         ----        ----         ----         ----        ----         ----
                                                (Amounts in thousands, except per share data and percentages)
Summary of Operations:
  Net interest income                    $  2,543   $  2,523    $  5,025     $  4,694    $  4,831     $  4,826     $  5,323
  Provision for loan losses                    20         10          20           20          15           20           60
  Net income                                  808        244         258        1,876       1,094        1,361        1,705

Per Share Data:
  Net income - basic                     $   0.65   $   0.20    $   0.21     $   1.52    $   0.89     $   1.11     $   1.34
  Net income - diluted                       0.65       0.20        0.21         1.52        0.87         1.08         1.30
  Cash dividends declared                    0.32       0.30        0.61         0.57        0.53         0.49         0.45
  Book value                                17.50      17.68       17.23        17.73       16.94        16.63        15.93
  Tangible book value                       16.98      17.11       16.69        17.15       16.29        15.98        15.24

Balance Sheet Summary:
  Investments                            $ 30,920   $ 27,517    $ 29,769     $ 27,049    $ 11,963     $ 18,520     $ 23,998
  Loans, net                              108,885    113,169     110,793      114,150     109,344      104,019       99,879
  Deposits                                118,275    116,963     116,762      118,670     107,343      108,763      110,205
  Assets                                  149,224    151,718     150,956      153,480     130,901      132,069      132,431
  Long-term debt and other borrowings          --         --          --           --          --           --           --
  Federal Home Loan Bank advances           7,000     10,500      10,500       10,500          --           --           --
  Other long-term debt                         --         --          --           --          --           --           --
  Other borrowings                             --         --          --           --       1,200           --           --
  Average shareholders' equity             21,537     22,751      21,876       20,562      20,132       20,973       20,046
  Average total assets                    150,234    152,201     151,047      149,178     132,115      133,434      135,878

Financial Ratios:
  Net income to average assets               1.08%      0.32%       0.17%        1.26%       0.83%        1.02%        1.25%
  Overhead ratio                             1.64%      2.79%       3.04%        1.09%       2.39%        1.97%        1.88%
  Net income to average shareholders'
    equity                                  7.50%       2.14%       1.18%        9.12%       5.43%        6.49%        8.50%
  Dividend payout ratio                    49.23%     150.00%     290.48%       37.50%      59.55%       44.14%       33.58%
  Average shareholders' equity to
    average total assets                   14.34%      14.95%      14.48%       13.78%      15.24%       15.72%       14.75%

                  CENTURY SOUTH BANKS, INC. AND SUBSIDIARIES
                 AND HAYWOOD BANCSHARES, INC. AND SUBSIDIARIES
                       Pro Forma Selected Financial Data
                                  (Unaudited)


                                                   CSBI and Haywood                  CSBI, Haywood and Lanier
                                                   ----------------                  ------------------------
                                          As of or for the     As of or for     As of or for the   As of or for the
                                          six months ended    the year ended    six months ended       year ended
                                              June 30,         December 31,         June 30,          December 31,
                                               1999                1998               1999               1998
                                          -----------------    -------------    ----------------    ---------------
                                                (Amounts in thousands, except per share data and percentages)

Summary of Operations:
   Net interest income                       $     30,811      $     60,917       $     33,320        $     65,767
   Provision for loan losses                        1,199             3,155              1,289               3,445
   Net income                                       8,071            14,729              8,996              16,546

Per Share Data:
   Net income - basic                        $       0.66      $       1.21       $       0.65        $       1.20
   Net income - diluted                              0.65              1.19               0.64                1.18
   Cash dividends declared                           0.24              0.44               0.24                0.44
   Book value                                       11.50             11.36              11.02               10.85
   Tangible book value                              10.79             10.61              10.38               10.19

Balance Sheet Summary:
   Investments                               $    224,706      $    196,683       $    254,121        $    222,295
   Loans, net                                     988,760           944,646          1,061,242           1,020,746
   Deposits                                     1,159,010         1,110,070          1,259,653           1,211,817
   Assets                                       1,360,883         1,303,312          1,475,524           1,419,063
   Federal funds purchased                         11,500                --             11,500                  --
   Long-term debt and other borrowings             13,344            13,346             14,870              14,902
   Federal Home Loan Bank advances                 21,230            26,780             21,230              26,780
   Average shareholders' equity                   140,540           134,752            151,462             144,733
   Average total assets                         1,327,514         1,308,879          1,443,236           1,415,217

Financial Ratios:
   Net income to average assets                      1.22%             1.13%              1.25%               1.17%
   Overhead ratio                                    2.61%             2.74%              2.58%               2.67%
   Net income to average shareholders'              11.49%            10.93%             11.88%              11.43%
     equity
   Dividend payout ratio                            36.36%            36.36%             36.92%              36.67%
   Average shareholders' equity to
      average total assets                          10.59%            10.30%             10.49%              10.23%

                                 RISK FACTORS

      If the merger is consummated, you may receive shares of CSBI common stock in exchange for your shares of Haywood common stock. An investment in CSBI common stock is subject to a number of risks and uncertanties, many of which also apply to your existing investment in Haywood common stock. Risks and uncertainties relating to economic conditions and other matters that would affect other financial institutions in similar ways are generally not summarized below. Those risks, among others, are highlighted on page 13 under the heading "A Warning About Forward-Looking Statements."

      However, there are a number of other risks and uncertainties relating to CSBI and your decision on the merger that you should consider in addition to the risks and uncertainties associated with financial institutions generally. Many of these risks and uncertainties could affect CSBI's future financial results and may cause CSBI's future earnings and financial condition to be less favorable than CSBI's expectations. This section summarizes those risks.

You may not receive the form of merger consideration you requested.

      The merger agreement provides that, in the aggregate, the merger consideration will be paid 50% in CSBI common stock and 50% in cash, regardless of the number of shareholders electing stock consideration or cash consideration. In the event that the aggregate number of shares of CSBI common stock in respect of which stock elections or cash elections are received is greater than 50% of the total merger consideration, the shares as to which stock elections or cash elections (as the case may be) have been made will be converted into the right to receive cash consideration and/or stock consideration in the manner described under "THE MERGER -- Allocation Rules." Accordingly, there is a risk that you will not receive the form of merger consideration you requested.

The merger consideration may be reduced.

      If Haywood's shareholders' equity is less than $21 million at the end of the month immediately preceding the effective time of the merger, the exchange ratio will be reduced proportionately and Haywood's shareholders will receive less for their shares. Haywood's shareholders' equity generally is equal to the difference between its assets and liabilities, subject to several adjustments pursuant to the merger agreement. Haywood's shareholders' equity will be reduced if Haywood incurs losses as the result of declines in earnings or increases in expenses or if the value of certain investments must be written down because of declines in their market value. For purposes of the merger agreement, Haywood may disregard the effect of several costs related to the merger in calculating shareholders' equity. At June 30, 1999, Haywood's shareholders' equity calculated in accordance with the merger agreement was approximately $21.1 million. There can be no assurance, however, that Haywood's shareholders' equity will not decline so much that the merger consideration will be reduced.

CSBI's operating costs after the merger and other recent acquisitions may be greater than expected, and CSBI's costs savings from the merger and other recent acquisitions may be less than expected, or CSBI may be unable to obtain those cost savings as soon as expected.

      CSBI's rapid growth over the last several years resulting from acquisitions it has made - as well as the possibility of future growth from acquisitions - produces risks of unknown liabilities that may cause costs after the merger and other past and potential future acquisitions to be greater than expected. Expectations concerning future earnings depend in part on CSBI being able to combine the operations of acquired institutions with CSBI's own operations promptly and efficiently, and also on CSBI being correct in its assumptions about the financial impact of its acquisitions.

      CSBI expects that it can achieve cost savings as a result of its acquisition of Haywood and its other recently completed acquisitions. There is a risk that the anticipated savings may not be realized or that they may be less than CSBI expects.

CSBI may be unable to successfully integrate Haywood and other acquired businesses or may have more trouble integrating acquired businesses than expected.

      There is a risk that the maintenance of an acquired institution's - including Haywood's - key customers and personnel and the conversion of its systems and procedures to CSBI's systems and procedures may not be possible or completed on schedule or may be more difficult and costly than expected, which could cause the acquired operations to perform below expectations. Maintaining an acquired institution's key customers and personnel and converting its systems and procedures to CSBI's systems and procedures is an important part of CSBI's acquisition program.

      Prior to acquiring an institution, CSBI frequently estimates that it will be able to maintain most of the institution's key customers and personnel and convert its systems and procedures with a minimal amount of costs and diversion of management time and attention. There is a risk that integrating Haywood and other acquired businesses may take a greater amount of resources than CSBI expects.

Haywood's directors may have interests in the merger that are different from yours, which may present them with potential conflicts of interest.

      In considering the recommendation of the merger by Haywood's board of directors, you should be aware that Haywood's directors may have interests in the merger that may present them with potential conflicts of interest. These interests relate to, among others, provisions in the merger agreement regarding directors' indemnification, continuation of service on the surviving corporation's and its subsidiary's board of directors, employment arrangements for certain directors, and, due to the change in control of Haywood, advance funding of benefits previously earned by certain directors and officers of Haywood. There is a risk that these interests may have influenced the decision by Haywood's board of directors to recommend to you the merger. See "THE MERGER -- Interests of Haywood's Employees and Directors in the Merger."

Your merger consideration may be fixed despite a change in CSBI's stock price.

      Each share of Haywood common stock owned by you will be converted into the right to receive either a fraction of a share of CSBI common stock or an amount of cash based on the average closing price of CSBI common stock over a 20-day trading period ending ten days prior to the effective time of the merger. If the average closing price of CSBI common stock during this time is between $24.00 and $27.00 per share, each share of Haywood common stock will be converted into merger consideration with a value equal to 0.8874 of a share of CSBI common stock. Accordingly, there is a risk that you will receive less value for your shares of Haywood common stock if CSBI's average closing price is nearer to $24.00 than $27.00. The price of CSBI common stock when the merger takes place may vary from its price at the date of this proxy statement/prospectus and at the date of Haywood's special meeting. Such variations in the price of CSBI common stock may result from changes in the business, operations or prospects of CSBI, regulatory considerations, general market and economic conditions and other factors. At the time of Haywood's special meeting, you will not know the exact value of the consideration you will receive when the merger is completed.

If you elect to receive CSBI common stock, the value of the shares could decline between the date the exchange ratio is fixed and the date you actually receive your share certificates.

      The exchange ratio will be based on the average closing prices for CSBI common stock during the 20-day period ending ten days prior to the effective time of the merger. If you receive CSBI common stock in the merger, by the time you actually receive your certificate(s) for such stock, the market price of CSBI common stock could be lower than the price at which the exchange ratio was fixed. Until you receive your certificate(s), you will not be able to sell your CSBI common stock on the open market and thus will not be able to avoid losses resulting from a decline in the trading prices of CSBI common stock during this period.

CSBI's computer systems, or those of its service providers, suppliers, or customers, may not operate properly on year 2000-sensitive dates.

      The year 2000 issue refers generally to the data structure problem that will prevent systems from properly recognizing dates after the year 1999. CSBI has appointed a year 2000 committee with a full-time year 2000 coordinator to conduct a comprehensive review of its operational and financial systems to determine how the year 2000 will impact the operation of these systems. The committee has developed a plan to identify all critical systems and developed solutions for all systems that are found not to be ready for the year 2000. In addition, confirmations have been received from CSBI's primary processing vendors and counterparties that plans have been developed to address processing of transactions in the year 2000. However, because the identification and solving of all year 2000 issues is a complex problem, there is a risk that CSBI's computer systems and the systems of other companies with whom CSBI conducts business will not be ready for the year 2000 prior to December 31, 1999. Additionally, if CSBI's commercial customers are not ready for the year 2000 prior to December 31, 1999, and they suffer adverse effects on their operations as a result, their ability to meet their obligations to CSBI may be adversely affected.

                  A WARNING ABOUT FORWARD-LOOKING STATEMENTS

      We make forward-looking statements in this proxy statement/prospectus, and, in the case of CSBI, the public documents to which CSBI refers, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of CSBI after the merger. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those expressed in our forward-looking statements. You should consider these important factors when you vote on the merger. Factors that may cause actual results to differ materially from those contemplated by our forward-looking statements include the following:

      . CSBI's operating costs after the merger and other recent acquisitions may be greater than expected, and CSBI's cost savings from the merger and other recent acquisitions may be less than expected, or CSBI may be unable to obtain those cost savings as soon as expected;

      . CSBI may be unable to successfully integrate Haywood and other acquired businesses or may have more trouble integrating acquired businesses than expected;

      . CSBI's estimate of the merger-related integration charge to be incurred in connection with its headquarters consolidation and single bank brand initiative may be greater than expected;

      . Competition among depository and other financial institutions may increase significantly;

      .  Changes in the interest rate environment may reduce operating margins;

      . General economic or business conditions, including acquisition and growth opportunities, may be worse than expected;

      .  Legislative or regulatory changes may adversely affect our businesses;
         and

      . Disruption in data processing caused by computer malfunctions associated with the year 2000 problem may be greater than expected.

      We have based our forward-looking statements on our current expectations about future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee you that these expectations actually will be achieved. We are under no duty to update any of the forward-looking statements after the date of this proxy statement/prospectus to conform those statements to actual results. In evaluating these statements, you should consider various factors, including the risks outlined in the section entitled "Risk Factors," beginning on page 11. You should also consider the cautionary statements contained in our filings with the Securities and Exchange Commission. These factors may cause our actual results to differ materially from our forward-looking statements.

                              THE SPECIAL MEETING

General

      This proxy statement/prospectus is being mailed by Haywood to Haywood shareholders on or about November 12, 1999, together with the notice of the special meeting of shareholders of Haywood and a form of proxy solicited by Haywood's board of directors for use at the special meeting and at any adjournments or postponements of the meeting.

Meeting Date, Time and Place and Record Date

      The special meeting will be held at the main office of Haywood Savings Bank, Inc., SSB, located at 370 North Main Street, Waynesville, North Carolina, at 2:00 p.m., local time, on December 16, 1999. Only holders of Haywood common stock of record at the close of business on November 5, 1999 will be entitled to receive notice of and to vote at the special meeting. As of the record date, there were 1,250,356 shares of Haywood common stock outstanding and entitled to vote, with each such share entitled to one vote.

Matters to be Considered

      At the special meeting, Haywood shareholders will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of August 5, 1999, and amended as of October 15, 1999, by and among Haywood, CSBI and a wholly-owned subsidiary of CSBI. Under the merger agreement, Haywood will merge with and into CSBI's subsidiary, becoming a subsidiary of CSBI, and shares of Haywood common stock will be converted into the right to receive either shares of CSBI common stock, cash or both. Haywood shareholders may also be asked to consider any other business that properly comes before the special
meeting.   Finally, Haywood shareholders may be asked to vote on a proposal to adjourn or postpone the special meeting, which could be used to allow more time for soliciting additional votes to approve the merger agreement. Each copy of this proxy statement/prospectus mailed to Haywood shareholders is accompanied by a form of proxy for use at the special meeting.

Vote Required

      Under North Carolina law, approval of the merger agreement requires the affirmative vote of at least a majority of all of the votes entitled to be cast at the special meeting. On the record date, there were approximately 1,250,356 outstanding shares of Haywood common stock, each of which is entitled to one vote at the special meeting. On that date, the directors and officers of Haywood and their affiliates beneficially owned a total of approximately 23% of the outstanding shares of Haywood common stock. Each of Haywood's directors has agreed, subject to several conditions, to vote his shares of Haywood common stock in favor of the merger. Each of Haywood's officers who is not also a director is expected to vote in favor of the merger agreement. At the date of this proxy statement/prospectus, neither CSBI nor any of its affiliates owned any of the outstanding shares of Haywood common stock. The presence, in person or by proxy, of shares of Haywood common stock representing a majority of Haywood's outstanding shares entitled to vote at the special meeting is necessary in order for there to be a quorum at the special meeting. There must be a quorum present in order for the vote on the merger agreement to occur.

Voting of Proxies

      Shares of Haywood common stock represented by properly executed proxies received at or prior to the special meeting will be voted at the special meeting in the manner specified by the holders of such shares. Properly executed proxies which do not contain voting instructions will be voted "FOR" approval and adoption of the merger agreement, and as determined by a majority of the proxies, as to any other matter that may come before the special meeting, including, among other things, a motion to adjourn or postpone the special meeting to another time for the purpose of soliciting additional proxies or otherwise. However, no proxy with instructions to vote against the merger will be voted in favor of any adjournment or postponement of the special meeting.
Any shareholder present in person or by proxy (including broker non-votes, which generally occur when a broker who holds shares in street name for a customer does not have the authority to vote on certain non-routine matters because its customer has not provided any voting instructions with respect to the matter) at the special meeting who abstains from voting will be counted for purposes of determining whether a quorum exists.

      Because approval of the merger agreement requires the affirmative vote of at least a majority of all the votes entitled to be cast at the special meeting, abstentions and broker non-votes will have the same effect as negative votes. Accordingly, Haywood's board of directors urges its shareholders to complete, date, and sign the accompanying form of proxy and return it promptly in the enclosed, postage-paid envelope.

      If any other matters are properly presented at the special meeting, the person or persons named in the form of proxy enclosed with this proxy statement/prospectus and acting thereunder will have discretion to vote on such matters in accordance with their best judgment, unless the proxy indicates otherwise. Haywood has no knowledge of any matters to be presented at the special meeting, other than the matters described in this proxy statement/prospectus.

Revocability of Proxies

      The grant of a proxy on the enclosed form of proxy does not preclude you from voting in person or otherwise revoking a proxy. You may revoke a proxy at any time prior to its exercise by delivering to the Secretary of Haywood either a duly executed revocation or a proxy bearing a later date. In addition, you may revoke a proxy prior to its exercise by voting in person at the special meeting. All written notices of revocation and other communications with respect to the revocation of Haywood proxies should be addressed to Haywood Bancshares, Inc., 370 North Main Street, Waynesville, North Carolina 28786,
Attention: Secretary. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

Solicitation of Proxies

      Haywood will pay all of the costs of soliciting proxies in connection with the special meeting, except that CSBI will pay the costs of filing the registration statement with the SEC, of which this proxy statement/prospectus is a part, and one-half of the costs of printing the registration statement and this proxy statement/prospectus.

      Solicitation of proxies may be made in person or by mail, telephone, or facsimile, or other form of communication by directors, officers, and employees of Haywood, who will not be specially compensated for such solicitation. Haywood has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies for which it will receive a fee of $4,000 plus reimbursement of certain out-of-pocket expenses. Nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners.

      No person is authorized to give any information or to make any representation not contained in this proxy statement/prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by Haywood, CSBI or any other person. The delivery of this proxy statement/prospectus does not, under any circumstances, create any implication that there has been no change in the business or affairs of Haywood or CSBI since the date of the proxy statement/prospectus.

Recommendation of Haywood's Board of Directors

      Haywood's board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, believes that the merger is in the best interests of Haywood and its shareholders, and recommends that Haywood shareholders vote "FOR" approval of the merger agreement.

      In the course of reaching its decision to approve the merger agreement and the transactions contemplated in the merger agreement, Haywood's board of directors, among other things, consulted with its legal advisors regarding the legal terms of the merger agreement and with its financial advisor, Trident Securities, a division of McDonald Investments Inc. ("Trident"), as to the fairness, from a financial point of view, of the consideration to be received by the holders of Haywood common stock in the merger. For a discussion of the factors considered by Haywood's board of directors in reaching its conclusion, see "THE MERGER --Background of the Merger" and "--Haywood's Reasons for the Merger."

      Haywood shareholders should note that certain members of management and directors of Haywood have certain interests in, and may derive certain benefits as a result of, the merger that are in addition to their interests as shareholders of Haywood. See "THE MERGER -- Interests of Haywood's Employees and Directors in the Merger."

Information About Haywood's Auditors

      A representative of KPMG LLP is expected to be present at the special meeting and will have the opportunity to make a statement if he or she desires and respond to appropriate questions.

                                  THE MERGER

      The descriptions of the terms and conditions of the merger, the merger agreement, and any related documents in this proxy statement/prospectus are qualified in their entirety by reference to the copy of the merger agreement attached as Appendix A to this proxy statement/prospectus, to the registration statement, of which this proxy statement/prospectus is a part, and to the exhibits to the registration statement.

General

      The merger agreement provides that, if all of the conditions set forth in the merger agreement are satisfied or waived, Haywood will merge with and into CSBI's wholly-owned subsidiary. CSBI's subsidiary will be the surviving corporation in the merger. At the time the merger becomes effective, each share of issued and outstanding Haywood common stock (excluding shares held by CSBI, Haywood and their respective subsidiaries, other than shares held on behalf of third parties ("Excluded Shares")) will be converted into the right to receive either a fraction of a share of CSBI common stock which will be determined by a formula described below in "Merger Consideration," cash or a combination of stock and cash. If the merger agreement is approved at the special meeting, all required governmental and other consents and approvals are obtained, and all other conditions to the obligations of the parties to consummate the merger are either satisfied or waived (as permitted), the merger will be consummated.

Background of the Merger

      In late 1997, Haywood's board of directors retained Trident to analyze the strategic alternatives available to Haywood. The board of directors was aware of the trend towards consolidation in the financial services industry and believed that it was appropriate to inform itself regarding the potential value of Haywood in a business combination. The board of directors also anticipated that it would soon complete the sale of its largest foreclosed asset which had been on Haywood's books for several years. This sale would significantly reduce Haywood's level of non-performing assets and was expected to have a positive impact on Haywood's value. The board of directors was also concerned with Haywood's ability to remain competitive in an industry which required increasing investments in technology and in which profit margins were continually shrinking in its main lines of business.

      On January 15, 1998, a representative of Trident presented his firm's analysis to the board of directors. The analysis discussed the current operating environment for financial institutions and assessed Haywood's current business and its prospects under its current business plan. The analysis reviewed the pricing data from recent acquisitions of financial institutions with similar characteristics to Haywood. Based on its analysis of these transactions and of Haywood, Trident estimated that the range of value for Haywood in a business combination would be $27.00 to $31.00 per share. The Trident analysis included a discussion of companies which Trident believed would be interested in discussing a transaction in the event the board of directors desired to further inform itself regarding the potential value of Haywood in a business combination. After extensive discussion of its alternatives, Haywood's board of directors authorized Trident to prepare an information memorandum containing financial and other information about Haywood and to contact potentially interested parties on a confidential basis regarding their interest in a potential business combination with Haywood and the valuation they would place on Haywood in such a transaction.

      The information memorandum was not completed until April 1998 when audited financial statements for the last fiscal year became available. Trident first contacted the regional bank holding company which Trident believed would have the greatest interest in a business combination due to its presence in Haywood's market and its history of acquisitions. After this party indicated an interest at a price below Trident's anticipated range of value, Haywood's board of directors instructed Trident in June 1998 to contact the two next most likely acquirers, one of which was CSBI. While neither CSBI nor the other party made a proposal, CSBI indicated that it might be interested in further discussions after it had concluded an acquisition it was negotiating at that time.

      In July 1998, Trident began contacting a group of nine institutions it had previously identified as potentially interested but whose level of interest was projected to be lower than the first group. Six of these companies entered into confidentiality agreements and received the information memorandum. By September of 1998, three of these institutions had given oral indications of interest in stock-for-stock transactions either at the low end of or below the valuation range. Trident also contacted the institution it had originally identified as the most likely acquirer but this party indicated that due to changes in market conditions, it would not value Haywood as highly as it had previously.

      On September 17, 1998, a representative of Trident met with Haywood's board of directors to review the oral indications of interest and the state of the market. The Trident representative noted that stock prices for banks and thrifts had fallen substantially during the summer and merger activity had slowed correspondingly. In addition, Haywood had incurred a loss during the second quarter. Due to declines in the trading prices of acquiring banks, Trident believed that the valuation range for Haywood in a business combination should now be adjusted to between $23.50 to $27.00. All three of the oral indications of interest were within this adjusted range. After extensive discussion, the board of directors authorized members of management to meet with executives from the three parties that had expressed interest and instructed Trident to obtain final written indications of interest for the board of directors' review.

      On October 7, 1998, a representative of Trident again met with Haywood's board of directors to discuss the final written indications of interest. After extensive discussion, the board of directors decided to adjourn the meeting for a week to allow directors more time to study the indications of interest. On October 13, 1998, the board of directors met again and determined to pursue further discussions with the party which had submitted the highest indication of interest. Negotiation of a definitive acquisition agreement, however, was delayed while the other party sought regulatory approval of another transaction. When discussions resumed in January 1999, the other party sought to revise the terms of its proposal. Negotiations with this party were terminated in March 1999 and Haywood did not have any further discussions with any parties while it prepared for its annual meeting of shareholders in April.

      Following Haywood's annual meeting, Trident again contacted CSBI which indicated that it was still interested in exploring a potential combination. On May 25, 1999, CSBI submitted a written indication of interest. On June 2, 1999, representatives of Trident again met with Haywood's board of directors and presented their analysis of the proposal. The representatives of Trident noted that the market for stock of financial institutions had not recovered from the declines in the prior summer which had continued to inhibit acquisition activity. The board of directors authorized the continuation of discussions with CSBI including the conduct of reciprocal due diligence and negotiation of a definitive agreement.

      On August 5, 1999, Haywood's board of directors met to consider the merger agreement. Representatives of Trident and Haywood's special counsel reviewed the results of their due diligence and the terms of the merger agreement in detail. Further, the representative of Trident presented an opinion of his firm that the consideration to be received by Haywood's shareholders was fair from a financial point of view. After extensive discussion, the board of directors unanimously approved the merger agreement.

Haywood's Reasons for the Merger

      Haywood's board of directors believes that the merger is in the best interest of Haywood shareholders. Haywood's board of directors considered a number of factors in deciding to approve and recommend the terms of the merger to Haywood shareholders, including:

      . the financial condition, results of operations, and future prospects of Haywood;

      . the value of the consideration to be received by Haywood shareholders relative to the book value and earnings per share of Haywood common stock;

      . the competitive and regulatory environment for financial institutions generally;

      . the fact that many Haywood shareholders will be able to exchange their Haywood common stock for shares of common stock of a larger and more diversified entity, the stock of which is more widely held and more actively traded;

      .  the likelihood of receiving requisite regulatory approvals;

      . the expectation that the merger will be a tax-free transaction to Haywood shareholders (except for cash received for whole or fractional shares of Haywood common stock) for federal income tax purposes;

      . the prospects for growth and expanded products and services, and other anticipated positive impacts on the employees, customers and communities served by Haywood;

      .  the financial and valuation analyses prepared by Trident;

      .  the potential for appreciation in the value of CSBI common stock; and

      . the nature and compatibility of CSBI's management and business philosophy with Haywood.

      The foregoing discussion of the information and factors considered by Haywood's board of directors is not intended to be exhaustive. Haywood's board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors.

CSBI's Reasons for the Merger

      CSBI's board of directors, after consideration of relevant business, financial, legal and market factors, approved the merger agreement. In reaching this decision, CSBI's board of directors considered all material factors, although it did not assign any relative or specific weight to any individual factor. CSBI's board of directors also took into account its stated strategic long-term goal of expanding CSBI throughout the Southeast, so as to become one of the leading independent bank holding companies in the region. In this regard, CSBI looked at the profit position of Haywood, giving consideration to Haywood's size, its shareholder base and management expertise. In addition, CSBI considered Haywood's Western North Carolina location a natural complement to its North Georgia market and an attractive platform from which to continue building a significant market presence in the area. After considering these factors, CSBI determined that the merger would help accomplish its long-term goals and would enhance value for CSBI shareholders, while permitting CSBI to continue to grow and expand as an independent bank holding company.

Opinion of Trident

      In October 1997, Haywood retained Trident to act as its financial advisor in connection with Haywood's consideration of possible alternatives for enhancing shareholder value. The engagement provided for Trident to prepare a financial analysis of Haywood and to advise Haywood's board of directors with regard to strategic alternatives. On January 15, 1998, Trident presented its report to the board of directors. Upon receipt and review of the report, Trident was authorized to assist Haywood in exploring the possibility of a merger with another financial institution.

      On August 5, 1999, Trident presented a report to Haywood's board of directors summarizing the financial terms of the merger and providing updated market information with respect to thrift mergers and acquisitions. Trident also analyzed the advantages and disadvantages of the merger from a financial point of view and presented the results of its due diligence investigation of CSBI. In addition, Trident rendered its written opinion to Haywood's board of directors to the effect that, as of that date, the consideration to be received by Haywood's shareholders pursuant to the merger agreement was fair to them from a financial point of view. Trident has confirmed and delivered its fairness opinion to Haywood that the consideration to be received by Haywood's shareholders is fair, from a financial point of view, as of the date of this proxy statement/prospectus. A copy of the opinion which sets forth certain assumptions made, matters considered and limitations on the reviews undertaken, is attached to this proxy statement/prospectus as Appendix B. Trident has consented to the inclusion of such opinion and a summary of the matters considered in forming its opinion in this proxy statement/prospectus.

      Trident's opinion is directed to the board of directors of Haywood and is directed only to the fairness, from a financial point of view, of the consideration to be received by Haywood shareholders based on conditions as they existed and could be evaluated as of the date of the opinion. Trident's opinion does not constitute a recommendation to any Haywood shareholder as to how such shareholder should vote at the special meeting, nor does Trident's opinion address the underlying business decision to effect the merger. This summary of Trident's opinion is qualified in its entirety by reference to the full text of such opinion, which is attached to this proxy statement as Appendix B. Shareholders are urged to read Trident's opinion in its entirety for a description of the assumptions made and matters considered and the limits on the review undertaken in rendering such opinion.

     In connection with rendering its opinion, Trident reviewed and analyzed, among other things, the following: (i) the merger agreement; (ii) certain publicly available information concerning Haywood, including the audited financial statements of Haywood for each of the years in the three-year period ended December 31, 1998 and the unaudited financial statements of Haywood for the three months ended March 31, 1999; (iii) certain publicly available information concerning CSBI, including the audited financial statements of CSBI for each of the years in the three-year period ended December 31, 1998 and the unaudited financial statements of CSBI for the three months ended March 31, 1999; (iv) certain other internal information, primarily financial in nature, concerning the business and operations of Haywood and CSBI furnished to Trident by Haywood and CSBI for purposes of Trident's analysis; (v) information with respect to the trading markets for Haywood common stock and CSBI common stock;
(vi) certain publicly available information with respect to other companies that Trident believed to be comparable to Haywood and CSBI and the trading markets for such other companies' securities; and (vii) certain publicly available information concerning the nature and terms of other transactions that Trident considered relevant to its inquiry. Trident also met with certain officers and employees of Haywood and CSBI to discuss the foregoing, as well as other matters, which it believed relevant to its inquiry. No limitations were imposed by either Haywood, its board of directors, or management with respect to the investigation made or procedures followed by Trident.

     In its review and analysis, and in arriving at its opinion, Trident assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it by Haywood and CSBI, or that was publicly available, the accuracy of the representations and warranties of the officers and the employees of Haywood and CSBI with whom Trident held discussions, and the accuracy of the representations and warranties of Haywood and CSBI in the merger agreement, and did not attempt independently to verify any such information. Trident further assumed that there are no conditions in the regulatory approvals of the merger agreement that will have a material adverse effect upon the contemplated economic benefits of the merger. The financial information provided to Trident by Haywood was of the type normally produced by the management of Haywood and reviewed by Haywood's board of directors at its regular meetings and the board of directors and management of Haywood have represented to Trident that they have no reason to believe that Trident's reliance thereon was unreasonable. Trident did not conduct a physical inspection of the properties or facilities of Haywood, and it did not make or obtain any independent evaluations or appraisals of any of such properties or facilities.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Trident believes that its analyses and the summary set forth below must be considered as a whole, and that selecting portions of its analyses without considering all of the analyses, or reviewing the summary without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in Trident's reports and its opinion. In performing its analyses, Trident made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Haywood. The results of the specific analyses performed by Trident may differ from Haywood's actual values or actual future results due to changing economic conditions, changes in company strategy and policies, as well as a number of other factors. Such individual analyses were prepared to provide valuation guidance solely as part of Trident's overall valuation analysis and the determination of the fairness of the consideration to be paid to Haywood's shareholders. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Trident's opinion and presentations to Haywood's board of directors were among the many factors taken into consideration by the board of directors in making its determination to approve the merger agreement.

     The summaries below reflect all of the material analyses, factors and assumptions considered by Trident and the material valuation methods used by Trident in arriving at its opinion as to fairness.

     State of the Market. Trident reviewed the current and historical trading market for thrift and bank equities, and current and historical trends in the acquisition markets for banks and thrifts. Trident focused on the acquisition market for thrifts with particular attention to the segments of the market which it believed to be the most relevant to Haywood, such as thrifts of similar size and profitability, thrifts with similar capital structures and asset quality, and thrifts located in the same geographic region. Trident also studied the trading market for Haywood common stock and compared the performance of Haywood common stock over the preceding 12 months to the performance of the Standard and Poor's 500 Index and an index of thrift stocks.

     Financial Analysis of Haywood. Trident examined Haywood's financial performance for the period December 31, 1995 through March 31, 1999 by analyzing the composition of its balance sheet, adjusting and normalizing its earnings, and calculating a variety of operating and financial ratios for Haywood. Trident compared Haywood's deposit market share with other financial institutions operating in the same market.

     Comparison to Actively-Traded Thrifts. Trident evaluated Haywood's strengths and weaknesses by comparing the financial performance of Haywood to that of the following groups of actively-traded thrifts:

     .   all U.S. thrifts;

     .   all Southeastern thrifts;

     .   all North Carolina thrifts;

     .   thrifts, with tangible capital between 12% and 16%;

     . thrifts with a return on equity during the trailing four quarters between 5% and 8%;

     . thrifts with a return on assets during the trailing four quarters between 0.85% and 1.05%;

     .   thrifts with total assets between $100 million and $200 million; and

     . seven actively-traded thrifts Trident believed were most similar to Haywood in terms of size, capital structure, profitability and asset quality.

     Trident compared Haywood to the aforementioned groups of actively-traded thrifts on the basis of its stock price, balance sheet composition, capital ratios, asset quality and reserve coverage, asset and deposit growth, return on average equity, and the components of earnings during the trailing four quarters.

     Prospective Acquirers. Trident presented Haywood with a list of other financial institutions with operations in the Southeast region that it believed to be prospective acquirers. These prospective acquirers were categorized based on Trident's perceived level of interest from the prospective acquirer and "fit" with Haywood.

     Process. Trident reviewed the process that led to the merger agreement. Trident presented a list of the financial institutions that were contacted regarding a possible business combination with Haywood, and the response from each company contacted.

     Guideline Transactions. Trident presented the pricing ratios for seven pending or completed thrift merger transactions in which the target thrift was of similar size and capital structure as Haywood. Trident then compared a number of financial ratios for Haywood to those of the target thrift institutions.

                                 Haywood      Low      Median       High
                                 -------      ---      ------       ----
     Price/Earnings               19.2x       13.7x      17.4x      29.3x
     Price/Book Value            122.3%      106.2%     129.9%     194.9%
     Price/Tangible Book Value   126.1%      106.2%     129.9%     194.9%
     Price/Assets                 17.9%       15.0%      18.4%      30.4%
     Core Deposit Premium          5.3%        2.6%       6.4%      23.8%

     Review of Due Diligence Examination of CSBI. Trident presented a summary of its on-site due diligence examination of CSBI. CSBI's historical balance sheets and income statements were presented, along with a variety of financial ratios and graphs that analyzed CSBI's financial condition and operating results through March 31, 1999. Trident discussed CSBI's business strategy, strengths and weaknesses, profitability, growth net interest margin, non-interest income, operating expenses, intangible assets, borrowed funds, market area, capital, asset quality and reserve coverage, concentrations of credit and loan portfolio composition, use of derivatives, interest-rate risk, year 2000 preparations, regulatory exam results, subsidiary activities, culture, technological expertise, stock pricing, and other issues.

     Contribution Analysis. Trident analyzed the contribution of each company to the pro forma company relative to the approximate ownership of the pro forma company. The analysis indicated that Haywood shareholders would hold approximately 5.1% of the pro forma company's diluted shares. Haywood's approximate contributions are listed below by category:

                                         Haywood               CSBI
                                         -------               ----
     Assets                               11.5%                88.5%
     Equity                                9.9%                90.1%
     Tangible Equity                       5.2%                94.8%
     Net Income                            5.4%                94.6%

     Summary of Proposed Transaction. Trident presented a summary of the financial terms of the merger. Trident discussed the advantages and disadvantages of the merger from a financial point of view. Trident also presented pro forma financial statements for the combined company and discussed the possible affects of earnings dilution and accretion on CSBI's common stock price.

     During its investigation, Trident did not discover any conditions that would prevent it from rendering its fairness opinion to Haywood's board of directors. As discussed above, Trident relied, without independent verification, upon the accuracy and completeness of all of the financial and other information provided by Haywood and CSBI.

     Trident, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, and valuations for corporate and other purposes. Trident has extensive experience with the valuation of financial institutions. Trident served as Haywood's sales agent in its mutual-to-stock conversion in 1987. In addition, in the ordinary course of business, Trident may trade the securities of Haywood for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Haywood's board of directors selected Trident as Haywood's financial advisor because of its previous experience with Trident, because Trident is a nationally recognized investment banking firm specializing in financial institutions, and because of its substantial experience in transactions similar to the merger. Trident is not affiliated with Haywood or CSBI.

     For its services as financial advisor, Haywood paid Trident $5,000 as a retainer and $10,000 upon delivery of a financial and strategic analysis report. Haywood then paid Trident a fee of $25,000 upon execution of the merger agreement. An additional fee equal to 1.00% of the total merger consideration, less $25,000, will be payable to Trident upon consummation of the merger (a balance due of approximately $226,300 based on the total merger consideration and the aforementioned fee structure). Haywood has also agreed to reimburse Trident for its reasonable out-of-pocket expenses and to indemnify Trident against certain liabilities, including certain liabilities under federal securities laws.

Merger Consideration

     At the effective time of the merger, each issued and outstanding share of Haywood common stock, (except for Excluded Shares) will be converted into, and become exchangeable for the merger consideration to be paid by CSBI. The aggregate merger consideration will consist of equal amounts, by value, of CSBI common stock and cash. Excluded Shares will be canceled.

     Each holder of Haywood common stock (except those who own less than 100 shares) may elect to receive in exchange for each of his or her shares of Haywood common stock:

     . a fraction of a share of CSBI common stock (the "Per Share Stock Consideration") determined by a formula that will depend upon the market value of CSBI common stock. If CSBI's market value is between $24.00 and $27.00 per share, the Per Share Stock Consideration will be
          0.8874. However, if CSBI's market value is greater than $27.00 per share, the Per Share Stock Consideration will be decreased so that your Haywood common stock will be valued at approximately $23.95 per share. If CSBI's market value is lower than $24.00 per share, the Per Share Stock Consideration will be increased so that your Haywood common stock will be valued at approximately $21.30 per share; or

     . an amount of cash (the "Per Share Cash Consideration") equal to the Per Share Stock Consideration multiplied by the market value of CSBI common stock.

     In the event Haywood's shareholders' equity (which is the difference between Haywood's assets and liabilities) is less than $21 million as of the end of the month immediately preceding the effective time of the merger, the exchange ratio will be reduced proportionately. For purposes of the merger agreement, Haywood may disregard the effect of certain costs related to the merger in calculating shareholders' equity. The exchange ratio will be reduced by multiplying it by a fraction, the numerator of which is Haywood's shareholders' equity and the denominator of which is $21 million. At June 30, 1999, Haywood's shareholders' equity, as determined under the merger agreement, was approximately $21.1 million.

     The market value of CSBI common stock will be equal to the average closing price of CSBI common stock on the Nasdaq National Market over a 20-day trading period ending ten days prior to the effective time of the merger.

     Under the merger agreement, each holder of shares of Haywood common stock converted pursuant to the merger, who would otherwise have been entitled to receive a fraction of a share of CSBI common stock will receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of CSBI common stock multiplied by the last sale price for CSBI common stock on the Nasdaq National Market on the business day prior to the effective time of the merger.

     The amount of CSBI common stock and cash to be received at the election of each Haywood shareholder will be subject to allocation and pro rata adjustments to the extent required to ensure that 50% of the total merger consideration is paid in CSBI common stock and 50% is paid in cash as called for by the merger agreement. See "-- Allocation Rules."

Election Procedures

     CSBI has appointed Registrar and Transfer Company as its exchange agent in connection with the merger. Immediately prior to the effective time of the merger, CSBI will deposit with the exchange agent, for the benefit of Haywood shareholders, CSBI common stock share certificates and cash to be issued or paid pursuant to the allocation rules described below. In accordance with the allocation procedures, Haywood shareholders as of the record date (other than those owning less than 100 shares and holders of Excluded Shares) will be entitled to elect to receive for each share of Haywood common stock either:

     . the Per Share Stock Consideration (shares as to which the election is made being "Stock Election Shares"); or

     . the Per Share Cash Consideration (shares as to which the election is made being "Cash Election Shares").

     Under the merger agreement, shares of Haywood common stock in respect of which no election is made, or is deemed not to have been made, are referred to as "No Election Shares." Subject to the allocation rules described below, No Election Shares of Haywood common stock will be converted into Stock Election Shares or Cash Election Shares as determined by CSBI in its sole discretion.

     All shareholder elections must be made on the election form/letter of transmittal that is being provided along with this proxy statement/prospectus. CSBI will make available one or more election form(s)/letter(s) of transmittal as may be reasonably requested by all persons who become holders of Haywood common stock between the date this proxy statement/prospectus is mailed and the close of business on the business day prior to the election deadline. To be effective, an election form/letter of transmittal must be received, properly completed and accompanied by the stock certificate(s) as to which the election is being made, to the exchange agent no later than the election deadline (5:00 p.m., local time, on December 2, 1999). A record holder that fails to submit an effective election form/letter of transmittal prior to the election deadline will be deemed not to have made an election and the holder's shares shall constitute No Election Shares. In the event that any stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to have been lost, stolen or destroyed, and, the posting of a bond in a customary amount as indemnity against any claim that may be made against it with respect to the certificate, the exchange agent will issue in exchange for the lost, stolen or destroyed certificate the merger consideration deliverable in respect of the Haywood common stock represented by the certificate. If the merger is not approved at the special meeting (unless the special meeting is adjourned or postponed to a later date), stock certificates that have previously been delivered to the exchange agent will be returned to the shareholder(s) of record.

     Elections may be revoked or changed upon written notice to the exchange agent prior to the election deadline. If a holder revokes the election form/letter of transmittal, and does not properly resubmit the form, the holder's shares will be deemed No Election Shares. The exchange agent may use reasonable discretion to determine whether any election, revocation or change has been properly or timely made and any good faith decisions of the exchange agent shall be binding and conclusive. Neither CSBI nor the exchange agent is under any obligation to notify any person of any defect in an election form.

     Neither Haywood's board of directors, nor its financial advisor, makes any recommendation as to whether you should choose CSBI common stock or cash for your shares of Haywood common stock. You should consult with your own financial advisor on this decision.

Allocation Rules

     If necessary, the exchange agent will allocate among Haywood shareholders Stock Election Shares and Cash Election Shares so that 50% of the total consideration paid by CSBI in exchange for shares of Haywood common stock is paid in CSBI common stock (the "Stock Amount") and 50% is paid in cash (the "Cash Amount").

     Allocation of CSBI Common Stock When Stock Is Oversubscribed. If the value of Stock Election Shares received by the exchange agent exceeds the Stock Amount, then:

     . each Cash Election Share will remain unchanged and will be converted into the right to receive the Per Share Cash Consideration;

     . the exchange agent will select, on a pro rata basis, first from among holders of No Election Shares and then, if necessary, from among holders of Stock Election Shares, a sufficient number of such shares ("Cash Designee Shares") so that the sum of Cash Designee Shares and Cash Election Shares multiplied by the Per Share Cash Consideration equals as closely as practicable the Cash Amount); and

     . any Stock Election Shares and any No Election Shares, in each case, not so selected as Cash Designee Shares shall be converted into the right to receive the Per Share Stock Consideration.

     In the event the exchange agent is required to designate from among all Stock Election Shares the Cash Designee Shares to receive cash, each holder of Stock Election Shares will be allocated a pro rata portion of the remainder of the total Cash Designee Shares less the number of No Election Shares which are Cash Designee Shares. Such proration shall reflect the proportion that the number of Stock Election Shares of each holder of Stock Election Shares bears to the total number of Stock Election Shares.

     Allocation of Cash When Cash Is Oversubscribed. If the value of Cash Election Shares received by the exchange exceeds the Cash Amount, then:

     . each Stock Election Share and each No Election Share will be converted into the right to receive the Per Share Stock Consideration;

     . the Exchange Agent will select, on a pro rata basis, from among holders of Cash Election Shares, a sufficient number of such shares ("Stock Designee Shares") so that the number of Stock Designee Shares multiplied by the Per Share Cash Consideration equals as closely as practicable the difference between the value of Cash Election Shares received and the Cash Amount; and

     . any Cash Election Shares not so selected as Stock Designee Shares shall be converted into the right to receive an amount of cash equal to the Per Share Cash Consideration.

     In the event the exchange agent is required to designate from among all holders of Cash Election Shares the Stock Designee Shares to receive the Per Share Stock Consideration, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Stock Designee Shares. Such proration shall reflect the proportion that the number of Cash Election Shares of each holder of Cash Election Shares bears to the total number of Cash Election Shares.

     Due to the limitations on the number of shares of Haywood common stock to be converted into the right to receive the Per Share Stock Consideration and the Per Share Cash Consideration, no assurance can be given that you will receive the form of merger consideration you requested.

Effective Time of the Merger

     If the merger agreement is approved by the requisite votes of Haywood shareholders and all other required governmental and other consents and approvals are received, and if the other conditions to the obligations of the parties to consummate the merger are satisfied or waived (as permitted), the merger will be consummated and effected on the date and at the time the Articles of Merger reflecting the merger become effective with the North Carolina Secretary of State. Unless otherwise mutually agreed upon in writing by the chief executive officers of CSBI and Haywood, CSBI and Haywood will use their reasonable efforts to cause the effective time of the merger to occur on the last business day of the month in which occurs the last to occur of:

     . the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the merger;

     .    the date on which Haywood shareholders approve the merger agreement;
          or

     . a later date if agreed upon in writing by the chief executive officers of CSBI and Haywood.

     Assuming satisfaction of all of the conditions to consummation of the merger, the merger is expected to be made effective during the first quarter of 2000.

     Either CSBI or Haywood may terminate the merger agreement prior to the effective time, under certain circumstances. See "-- Conditions to Consummation" and "-- Amendment, Waiver and Termination."

Exchange of Certificates

     Immediately prior to the effective time of the merger, CSBI will deposit with the exchange agent certificates representing shares of CSBI common stock and cash to be issued or paid to Haywood shareholders. This proxy statement/prospectus is accompanied by an election form/letter of transmittal for each Haywood shareholder (except those who own less than 100 shares) to elect to receive CSBI common stock, cash or combination of both to the extent permitted by the merger agreement. See " Election Procedures." The election form/letter of transmittal contains instructions on how to surrender Haywood common stock certificates to the exchange agent and receive CSBI common stock, cash or a combination of both, as the case may be.

     For those Haywood shareholders who do not submit an effective form of election/letter of transmittal, the Exchange Agent will forward to them, as soon as practicable after the merger becomes effective, a letter of transmittal for their use to send in their certificates for shares of Haywood common stock, containing appropriate instructions for surrendering such certificates at that time. After the exchange agent receives their stock certificates with a properly completed letter of transmittal, it will issue and mail to them CSBI common stock, cash or a combination of both, as the case may be.

     Risk of loss and title to certificates representing shares of Haywood common stock will remain with the holder until proper delivery of such certificates to CSBI by former Haywood shareholders. As provided in the merger agreement, each Haywood shareholder of record shall also receive cash in lieu of any fractional share of CSBI common stock to which such shareholder would be otherwise entitled (without interest). CSBI will not be obligated to deliver the consideration to which any former holder of Haywood common stock is entitled until the holder surrenders the certificate or certificates representing all of his or her shares for exchange. The certificate or certificates so surrendered must be duly endorsed as CSBI may require. CSBI will not be liable to a holder of Haywood common stock for any property delivered in good faith to a public official pursuant to any applicable abandoned property law.

     After the effective time of the merger, record holders of certificates that represented outstanding Haywood common stock immediately prior to the effective time will have no rights with respect to the certificates other than the right to surrender the certificates and receive in exchange for the certificates the consideration to which the holder is entitled pursuant to the merger agreement.

     In the event that any dividend or distribution, the record date for which is on or after the effective time of the merger, is declared by CSBI on CSBI common stock, no such dividend or other distributions will be delivered to the holder of a certificate representing shares of Haywood common stock immediately prior to the effective time until such holder surrenders all of his or her certificate(s) as set forth above.

     In addition, holders of certificates that represented outstanding Haywood common stock immediately prior to the effective time of the merger who receive shares of CSBI common stock in the merger will be entitled to vote after the effective time at any meeting of CSBI shareholders the number of whole shares of CSBI common stock into which such shares have been converted, even if the holder has not surrendered his or her certificate(s) as set forth above.

     Any merger consideration deposited with the exchange agent that remains unclaimed by Haywood shareholders for 12 months after the effective time of the merger will be returned to CSBI. Thereafter, Haywood shareholders that have not previously complied with the exchange procedures pursuant to the merger agreement may look only to CSBI for payment of any merger consideration upon surrender of their certificates of Haywood common stock.

Important Federal Income Tax Consequences

     The following summarizes the material federal income tax consequences of the merger to Haywood shareholders. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of the merger and, in particular, may not address federal income tax consequences applicable to you if you are subject to special treatment under federal income tax law, such as rules relating to Haywood shareholders who are not citizens or residents of the United States, who are financial institutions, tax-exempt organizations, insurance companies or dealers in securities, shareholders who acquired their shares of Haywood common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation, and shareholders who hold their shares of Haywood common stock as part of a straddle or conversion transaction. In addition, this summary does not address the tax consequences of the merger under applicable state, local or foreign laws. This discussion assumes you hold your shares of Haywood common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Each Haywood shareholder should consult with his or her tax advisor about the tax consequences of the merger in light of his or her individual circumstances, including the application of any federal, state, local or foreign law.

     The merger is intended to be a "reorganization" under Section 368(a) of the Internal Revenue Code. A condition to completing the merger is that, on the closing date, CSBI and Haywood receive an opinion from Troutman Sanders LLP, counsel to CSBI, that the merger will qualify as a reorganization. The closing date opinion will be based on customary assumptions and customary representations made by Haywood and CSBI. An opinion of counsel represents the counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. If the merger does not qualify as a reorganization, the exchange of Haywood common stock for CSBI common stock in the merger will be a taxable transaction.

     Neither Haywood nor CSBI intends to waive the condition that it receive an opinion that the merger will qualify as a reorganization. If, however, Haywood decides to waive the condition, Haywood will recirculate this document to disclose the waiver and to make all related material disclosures, and will resolicit proxies from the Haywood shareholders.

     Provided the merger qualifies as a reorganization, neither Haywood nor CSBI will recognize any gain or loss for federal income tax purposes. The federal income tax consequences to you as a Haywood shareholder will depend on whether you receive shares of CSBI common stock, cash, or a combination of CSBI common stock and cash for your Haywood common stock. The consequences of each of these three possibilities are summarized separately below. Because the merger agreement may require you to receive some cash even if you elect to receive only CSBI common stock, or to receive some CSBI common stock even if you elect to receive only cash, you should consider the tax consequences under the heading "Receipt of CSBI Common Stock and Cash" even if you intend to select to receive only CSBI common stock or only cash.

     Receipt of CSBI Common Stock Only. This section applies to you if you receive only shares of CSBI common stock, or only shares of CSBI common stock plus cash instead of a fractional share, in exchange for all your Haywood common stock. If this section applies to you:

     . You will not recognize any gain or loss on the exchange of your Haywood common stock for CSBI common stock, except for the receipt of cash instead of a fractional share.

     . Your aggregate tax basis for the shares of CSBI common stock, including any fractional share interest, received for your Haywood common stock will be the same as your aggregate tax basis for the Haywood common stock.

     . Your holding period for shares of CSBI common stock, including any fractional share interest, received for your Haywood common stock will include your holding period for the Haywood common stock exchanged for the CSBI common stock.

     . If you receive cash instead of a fractional share of CSBI common stock, you will recognize gain or loss equal to the difference between the amount of the cash received and your tax basis allocable to the fractional share. This gain or loss generally will be capital gain or loss.

     Receipt of Cash Only. This section applies to you if you exchange all your Haywood common stock solely for cash in the merger. If this section applies to you:

     . The exchange of your Haywood common stock for cash will be a taxable transaction.

     . The exchange of your Haywood common stock for cash generally will be treated as a sale of the stock except as provided below. Accordingly, you should recognize gain or loss equal to the difference between the amount of cash received and your tax basis in your Haywood common stock. The gain or loss generally will be capital gain or loss.

     . If you or a person related to you for purposes of Section 302 of the Internal Revenue Code will own shares or rights to acquire shares of CSBI common stock after the merger, the entire amount of cash received for your Haywood common stock might be taxable as a dividend in certain circumstances. This potential treatment of the cash as a dividend should not apply if (i) the CSBI common stock you and related persons directly or indirectly own after the merger, as a percentage of all CSBI common stock, is less than (ii) the percentage of all CSBI common stock you and related persons would directly or indirectly own after the merger if all outstanding Haywood common stock were exchanged solely for shares of CSBI common stock.

You should consult your tax advisor to determine whether your exchange of Haywood stock for cash will be treated as a sale of stock, as typically will be the case, or potentially as a dividend.

     Receipt of CSBI Common Stock and Cash. This section applies to you if you exchange your Haywood common stock for shares of CSBI common stock and cash, excluding cash received instead of a fractional share. This section applies whether you elect to receive both CSBI common stock and cash or whether, even though you elect to receive solely CSBI common stock or solely cash, you receive both stock and cash because of the proration provisions of the merger agreement. If this section applies to you:

     . You will recognize any gain you realize up to the amount of cash received, excluding cash paid instead of a fractional share, but will not recognize any loss on the exchange of your Haywood common stock for CSBI common stock and cash. The amount of gain or loss you realize will be the difference between your tax basis for your Haywood common stock and the sum of the fair market value, on the date of the merger, of the CSBI common stock you receive and the cash you receive.

     . The amount of gain recognized generally will be a capital gain. Under certain circumstances, however, the amount of gain you recognize could be taxable as a dividend to the extent of the portion of Haywood's accumulated earnings, as computed for federal income tax purposes, allocable to your stock at the time of the merger. This potential treatment of your recognized gain as a dividend depends on the amount of CSBI common stock that you, as well as persons related to you for purposes of Section 302 of the Internal Revenue Code, directly or indirectly own after the merger. None of your gain should be treated as a dividend if (i) the CSBI common stock you and related persons directly or indirectly own after the merger, as a percentage of all CSBI common stock, is less than (ii) the percentage of all CSBI common stock that you and related persons would directly or indirectly own after the merger if all the outstanding Haywood common stock were exchanged solely for shares of CSBI common stock.

     . Your aggregate tax basis for the shares of CSBI common stock, including any fractional share interest, received for your Haywood common stock will be the same as your aggregate tax basis for the Haywood common stock, plus the amount of gain you recognize, minus the amount of cash you receive, excluding cash paid instead of a fractional share.

     . Your holding period for shares of CSBI common stock, including any fractional share interest, received for your Haywood common stock will include your holding period for the Haywood common stock exchanged for the CSBI common stock.

     . If you exchange two or more "blocks" of Haywood common stock for which you paid different prices per share or otherwise have different tax bases, the amounts of gain realized and recognized should be computed separately for each block. As a result, you may not reduce the amount of gain to be recognized for one block of Haywood common stock by a loss you realize on another block.

     . If you receive cash instead of a fractional share, you will recognize gain or loss equal to the difference between the amount of cash received and your tax basis allocable to the fractional share. This gain or loss generally will be capital gain or loss.

You should consult your tax advisor to determine whether the gain you recognize on the exchange of your Haywood common stock for CSBI common stock and cash is to be treated as capital gain or as a dividend.

Management and Operations After the Merger

    Directors and Executive Officers of Haywood and Haywood Savings. At the effective time of the merger, Haywood will merge with and into a wholly-owned subsidiary of CSBI. Although Haywood will cease to exist, each director of Haywood and its banking subsidiary, Haywood Savings Bank, Inc., SSB, in office at the effective time of the merger may, at his discretion, serve as a director of CSBI's subsidiary and Haywood Savings until the later of attaining age 70 or five years after the effective time of the merger, but in no event later than the director's 75th birthday. After the effective time of the merger, we expect that all but one of the executive officers of Haywood and Haywood Savings in office immediately prior to the effective time of the merger will serve as executive officers of CSBI's subsidiary and Haywood Savings.

     Directors and Officers of CSBI and Subsidiary. The directors and executive officers of CSBI and its subsidiary in office at the effective time of the merger will remain in their positions in accordance with their respective bylaws.

Interests of Haywood's Employees and Directors in the Merger

     General. Some of Haywood's employees and directors may be deemed to have interests in the merger in addition to their interests as shareholders of Haywood generally. These interests include, among others, proposed employee benefits for those who remain employees of Haywood Savings after the merger, severance benefits for employees who are terminated after the merger, retention bonuses for employees who remain with Haywood until the merger, an employment agreement with Haywood's current President and Managing Officer, insurance coverage for Haywood's directors and officers and, due to the change in control of Haywood, advance funding of benefits previously earned by certain directors and officers of Haywood, as described below.

     Employee Benefits. The merger agreement generally provides that CSBI will furnish to those who remain employees of Haywood Savings after the effective time of the merger benefits under employee benefit plans which, when taken as a whole, are substantially similar to those currently provided by CSBI and its subsidiaries to their similarly situated employees. Furthermore, CSBI will waive any pre-existing condition exclusion under any employee health plan to the extent the condition was covered under the relevant Haywood benefit plan and the individual was covered by the Haywood benefit plan on the date which immediately precedes the effective time of the merger. For purposes of participation, vesting and benefit accrual under CSBI's employee benefit plans, service with Haywood prior to the effective time of the merger will be treated as service with CSBI or its subsidiaries.

     Severance Plan. Haywood has adopted a severance plan covering all full-time employees other than Mr. Ammons and Vice President Jack T. Nichols, who have separate severance arrangements under their employment agreements described below. Under Haywood's severance plan, employees are entitled to severance payments if they are terminated for reasons other than cause in connection with, or within 24 months after, a change in control. Employees also have the right to receive severance payments if they voluntarily terminate their employment within 24 months after a change in control if their annual base rate of salary is reduced or they are transferred to a location outside of the counties in which Haywood currently operates. Severance payments are equal to one week's salary at the employee's existing rate of salary for every full year of employment with a minimum severance payment of four weeks' salary and a maximum severance payment of 26 weeks' salary.

     Retention Bonus Plan. Haywood has established a retention bonus plan under which each employee who remains with Haywood through the closing of the merger will be entitled to a bonus equal to one month's salary.

     Employment Agreements. Haywood, Haywood Savings and its President and Managing Officer, Larry R. Ammons, are currently bound by an employment agreement that provides, among other things, for a payment to Mr. Ammons following a change in control of Haywood. In order to avoid payment under the terms of the existing employment agreement and as a condition to the merger, Haywood, Haywood Savings and Mr. Ammons will cancel the existing contract prior to the merger and, as of the date of the merger, Haywood Savings, CSBI and Mr. Ammons will enter into a new employment agreement pursuant to which Mr. Ammons will serve as Chairman of the board of directors of Haywood Savings. The new employment agreement is for a term of five years and provides for an annual salary of $133,400. Mr. Ammons' compensation will be reviewed by the board of directors of Haywood Savings at least annually and may be increased, but not decreased, from time to time in such amounts as the board of directors may decide. During the term of the employment agreement, Mr. Ammons will be entitled to benefits substantially similar to those provided to executive officers of CSBI and its affiliated companies.

     In the event Mr. Ammons' employment is terminated during the first 24 months of the term of the employment agreement, Haywood Savings will pay him an amount (the "Maximum Amount") equal to the difference between (i) the product of
2.99 times the average annual compensation he received during the five-year period immediately prior to the date of the change of control and (ii) the sum of any other "parachute payments" (as defined in the Internal Revenue Code) that he receives on account of the change in control. If Mr. Ammons' employment is terminated after the first 24 months of the term of the employment agreement, Haywood Savings will pay him an amount equal to the Maximum Amount multiplied by a fraction, where the denominator of the fraction is 36 and the numerator is the number of whole calendar months remaining in the term of the employment agreement.

     For 36 months after the employment agreement is terminated, Mr. Ammons, his dependents, beneficiaries and estate shall continue to be covered under all employee benefit plans of Haywood Savings, including, without limitation, Haywood Savings' pension plan, life insurance and health insurance.

     Haywood, Haywood Savings and Vice President Jack T. Nichols are also bound by an employment agreement that provides, among other things, for a payment to Mr. Nichols following a change in control. In the event Mr. Nichols' employment is terminated following a change in control, he is entitled to a payment equal to the difference between (i) the product of 2.99 times the average annual compensation he received during the five-year period immediately prior to the date of the change in control and (ii) the sum of any other parachute payments he receives as a result of the change in control. Under Mr. Nichols' agreement, an event of termination would include a material reduction in his duties to which he has not consented. It is anticipated that Mr. Nichols will become entitled to a payment of approximately $197,000 under his agreement as a result of the merger. As discussed below, funds sufficient to satisfy this obligation will be placed in a grantor trust for the benefit of Mr. Nichols.

     Directors. Each director of Haywood and Haywood Savings may, at his discretion, serve as a director of CSBI's subsidiary (the surviving corporation in the merger) and Haywood Savings until the later of attaining age 70 or five years after the effective time of the merger, but in no event later than the director's 75th birthday. Accordingly, those who continue to serve as directors will receive director fees at a rate that can be controlled by CSBI, which, pursuant to the merger agreement, will equal $400 per month for combined service on both the surviving corporation's and Haywood Savings' board of directors. Currently, Haywood directors do not receive separate fees for their services on Haywood's board of directors or its committees. However, they do receive fees of $475 for each meeting of Haywood Savings' board of directors attended.
Except for directors serving on Haywood Savings' appraisal committee (who receive $50 for visiting properties being appraised by the committee and $30 for inspecting construction projects financed by Haywood Savings), directors do not receive fees for committee meetings attended.

     Insurance. CSBI has generally agreed to provide directors' and officers' insurance coverage at the effective time of the merger for Haywood's directors and officers either, at CSBI's election, (i) by purchasing continuation coverage under Haywood's current policy for directors and officers for a period of not less than three years after the effective time of the merger, or (ii) by obtaining coverage under CSBI's current directors' and officers' policy to provide coverage for Haywood's directors and officers on a prior acts basis for a period of not less than three years prior to the effective time of the merger.

     Grantor Trust. In connection with the merger, Haywood is establishing a grantor trust in the amount of approximately $2.0 million to fund the benefits that individual directors and executive officers have earned under benefit plans which are to be terminated as a condition to the merger. Under the merger agreement, Haywood is required to take all steps necessary to terminate certain benefit plans (or to obtain waivers of claims against Haywood from the beneficiaries under the plans as approved by CSBI). The plans to be terminated include the following plans and arrangements:

         Retirement Payment Agreements. Each of Haywood's directors have previously entered into retirement payment agreements with Haywood Savings providing for specified payments over a ten-year period beginning at age 65 in return for their agreement to defer payment of their director fees for a period of five years.

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

         Supplemental Income Agreements. Various officers, including Messrs. Ammons and Nichols, have previously entered into supplemental income agreements with Haywood Savings providing for monthly payments for a period of 15 years following their attainment of age 65.

         Non-Employee Director Retirement Plans. Under the Haywood Savings non-employee director retirement plan, non-employee directors are entitled to receive a payment equal to up to ten years of board fees following their retirement at age 65.

     In order to terminate these plans, Haywood is establishing a grantor trust which will be funded with sufficient assets to pay the benefits which directors and officers have accrued under the plans. The grantor trust will also include funds for the change in control payments to which Mr. Nichols is entitled under his employment agreement. Haywood is amending its individual agreements with each of the beneficiaries to terminate their arrangements and to require the beneficiaries to look solely to the grantor trust for payment of their benefits.

Conditions to Consummation

     The obligations of Haywood and CSBI to consummate the merger are subject to the satisfaction or waiver (to the extent permitted) of several conditions, including:

     . Haywood shareholders must have approved the merger agreement and the consummation of the merger as and to the extent required by law, Haywood's governing corporate instruments and the American Stock Exchange;

     . the required regulatory approvals described under "Regulatory Approvals" must have been received, generally without any conditions or requirements which would, in the reasonable judgment of CSBI's board of directors, materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement so as to render inadvisable the consummation of the merger;

     . each party must have received all consents (other than those described in the preceding paragraph) required for consummation of the merger and for the prevention of a default under any contract of such party which, if not obtained or made, would reasonably likely have, individually or in the aggregate, a material adverse effect on such party, generally without any conditions or requirements which would, in the reasonable judgment of CSBI's board of directors, materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement so as to render inadvisable the consummation of the merger;

     . no court or regulatory authority may have taken any action which prohibits, restricts or makes illegal the consummation of the transactions contemplated by the merger agreement;

     . the registration statement registering the shares of CSBI common stock to be received by Haywood shareholders, of which this proxy statement/prospectus is a part, must have been declared effective by the SEC, no stop order suspending the effectiveness of the registration statement may have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement may have been initiated and be continuing and all necessary approvals under federal and state securities laws relating to the issuance or trading of the shares of CSBI common stock issuable pursuant to the merger must have been received;

     . each party must have received an opinion of Troutman Sanders LLP as to the matters set forth above under "Important Federal Income Tax Consequences;"

     . the other party's representations and warranties must remain accurate, and the other party must have performed all of the agreements and covenants to be performed by it pursuant to the merger agreement, and must have delivered certificates confirming satisfaction of the foregoing requirements and certain other matters;

     . each party must have received an opinion of the other party's counsel, dated the closing date as to certain matters;

     . CSBI must have received letters from KPMG LLP with respect to certain financial information regarding Haywood;

     . CSBI must have received from each "affiliate" of Haywood an agreement stating, among other things, that he or she will comply with federal securities laws when transferring any shares of CSBI common stock received in the merger (see " Resales of CSBI Common Stock");

     . CSBI must have received from certain of the directors and executive officers of Haywood an agreement stating, among other things, that he or she will support the merger and not compete against CSBI under certain conditions;

     . Haywood must have received from Trident a letter, dated not more than three days prior to the date of this proxy statement/prospectus, that in Trident's opinion, the merger consideration to be received by Haywood shareholders is fair from a financial point of view;

     . the shares of CSBI common stock issuable pursuant to the merger must have been approved for listing on the Nasdaq National Market; and

     . Haywood must have received a certificate from the exchange agent certifying its receipt of the required number of shares of CSBI common stock and cash to be received by Haywood shareholders pursuant to the merger.

     No assurances can be provided as to when or if all of the conditions precedent to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied.

     The conditions to consummation of the merger may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of Haywood shareholders.

Conversion of Haywood Savings

     On August 5, 1999, Haywood and CSBI entered into a letter agreement whereby Haywood agreed to convert its wholly-owned subsidiary, Haywood Savings Bank, Inc., SSB, a North Carolina savings bank, to a federally chartered stock savings bank. CSBI believes that a federally chartered stock savings bank, also known as a "thrift," offers competitive advantages not available to state savings banks. The parties agreed that the conversion will be accomplished on an expedited and best efforts basis and prior to the effective time of the merger. In the event the merger does not close, CSBI has agreed to pay the documented fees and expenses reasonably and directly incurred by Haywood and Haywood Savings in connection with the conversion, including converting back to a state savings bank.

Regulatory Matters

     Conversion of Haywood Savings from a North Carolina savings bank to a federally chartered stock savings bank is subject to the prior approval of the Office of Thrift Supervision (the "OTS") and the notification of the Administrator of the Savings Institutions Division of the State of North Carolina (the "North Carolina Savings Institutions Division"). Because a federal thrift is not considered to be a "bank" under the Bank Holding Company Act, once the conversion of Haywood Savings is completed, Haywood will no longer meet the definition of a "bank holding company" under the act. It will, however, meet the definition of a "thrift holding company" under the Home Owners' Loan Act and, therefore, must receive the prior approval of the OTS - the primary federal regulator of thrift holding companies - to act as such
before the conversion of Haywood Savings is completed.   Similarly, CSBI's
wholly-owned subsidiary, as the surviving corporation in the merger and the sole shareholder of Haywood Savings after the merger, will also be required to receive the prior approval of the OTS before acquiring control of Haywood Savings. In approving the conversion of Haywood Savings and the holding company applications of

Haywood and CSBI's subsidiary, the OTS will consider such factors as the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In considering the financial resources and future prospects of the existing and proposed institutions, the OTS will, among other things, evaluate the adequacy of the capital level of the parties to the proposed transactions. If, after reviewing these and other factors, the OTS approves the transactions, Haywood (until it is merged out of existence), and Haywood Savings will be subject to OTS regulatory oversight.

     The actual acquisition of Haywood by CSBI, which is being accomplished by the merger of Haywood with and into CSBI's subsidiary, is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve"). Under the Bank Holding Company Act, CSBI may only acquire shares in non-bank companies, like savings associations, if the Federal Reserve determines that the activities of those non-bank companies are closely related to banking. The Federal Reserve must further consider whether the proposed acquisition can reasonably be expected to produce benefits to the public (such as greater convenience, increased competition, and gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices). In making this determination, the Federal Reserve will evaluate the financial and managerial resources of CSBI, including its subsidiaries and Haywood, the effect of the merger on those resources and the management expertise, internal control and risk management systems and capital of Haywood. By regulation, the Federal Reserve has determined that the business of owning and operating a savings association is permissible for bank holding companies if the savings association engages only in deposit-taking, lending and other activities that are otherwise permissible for bank holding companies under Federal Reserve regulations. Under the Federal Reserve's regulations, CSBI is required to file a notice with the Federal Reserve alerting the Federal Reserve of its intention to acquire Haywood. Assuming the OTS approves Haywood Savings' conversion and the holding company applications of Haywood and CSBI's subsidiary, the Federal Reserve will be required, pursuant to the Economic Growth and Regulatory Paperwork Act of 1996, to forward a copy of CSBI's acquisition notice to the OTS for the OTS' review and comment. However, because the Economic Growth and Regulatory Paperwork Act exempts bank holding companies from the requirement under the Home Owners' Loan Act that the OTS approve thrift acquisitions, bank holding companies are not required to file separate applications with the OTS before they acquire thrifts. As a result of this exemption, CSBI will not file an acquisition application with the OTS in connection with its acquisition of Haywood and Haywood Savings. There can be no assurance, however, that the OTS will not comment on the acquisition notice CSBI files with the Federal Reserve, or if the OTS comments on the notice, that the comments will not delay the Federal Reserve's approval.

     Where a transaction results in the acquisition by a bank holding company of a bank (or a thrift in the case of Haywood Savings assuming its conversion is approved) located in a state other than the home state of the bank holding company (in this case, Georgia), the Bank Holding Company Act authorizes the Federal Reserve to approve the transaction without regard to whether the transaction is prohibited under the laws of any state so long as the bank holding company is adequately capitalized and adequately managed and certain other limitations are not exceeded. CSBI is considered well-capitalized and well-managed under Federal Reserve regulations and the transaction does not exceed the other limitations.

     Federal regulations provide for the publication of notices and the administrative hearings relating to the federal filings noted above and permit interested parties to intervene in the proceedings. If interested parties intervene, administrative and judicial proceedings relating to both federal filings could substantially delay the regulatory approvals required for consummation of the acquisition.

     CSBI and Haywood have filed or will file all applications and notices and have taken (or will take) other appropriate action with respect to any requisite approvals or other action of any governmental authority.

     The merger agreement provides that the obligation of each of CSBI and Haywood to consummate the acquisition is conditioned upon the receipt of all requisite regulatory approvals, including the approval of the Federal Reserve. There can be no assurance that any governmental agency will approve or take any other required action with respect to the acquisition, and, if approvals are received or action is taken, there can be no assurance as to the date of such approvals or action, that such approvals or action will not be conditioned upon matters that would cause the parties to abandon the acquisition, or that no action will be brought challenging such approvals or action, including a challenge by the United States Department of Justice or, if such a challenge is made, its result.

     Other than as summarized above, we are not aware of any governmental approvals or actions that may be required for consummation of the acquisition or any related transactions. Should any other approval or action be required, we currently contemplate that we would seek such approval or action. To the extent that the above summary describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

     The acquisition of Haywood cannot proceed in the absence of the requisite regulatory approvals. There can be no assurance that any regulatory approvals will be obtained or as to the dates of any such approvals. There can also be no assurance that our regulatory approvals will not contain a condition or requirement which causes them to fail to satisfy the conditions set forth in the merger agreement.

     See "-- Effective Time of the Merger," "-- Conditions to Consummation" and "-- Amendment, Waiver and Termination."

     In addition to the approvals and notifications of the regulatory authorities summarized above, we are subject to ongoing supervision, regulation and periodic examination by various federal and state regulatory agencies. Detailed discussions of such ongoing regulatory oversight and the laws and regulations under which it is carried out can be found in our Annual Reports on Form 10-K incorporated by reference herein. See "WHERE YOU CAN FIND MORE INFORMATION." Those discussions are qualified in their entirety by the actual language of the laws and regulations, which are subject to change based on possible future legislation and regulatory action.

Amendment, Waiver and Termination

     To the extent permitted by law, Haywood and CSBI, with the approval of their respective boards of directors, may amend the merger agreement by written agreement at any time without the approval of Haywood shareholders. However, after the approval of the merger by Haywood shareholders, no amendment may decrease the consideration to be received without the approval of Haywood shareholders.

     Prior to or at the effective time of the merger, either CSBI or Haywood may waive any default in the performance of any term of the merger agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the merger agreement, and may waive any of the conditions precedent to the obligations of such party under the merger agreement, except any condition that, if not satisfied, would result in the violation of an applicable law.

     The merger agreement may be terminated, and the merger abandoned, at any time prior to its effective time, by mutual consent of CSBI's and Haywood's boards of directors. In addition, the merger agreement may be terminated, and the merger abandoned, prior to the effective time of the merger by either CSBI or Haywood if:

     . the other party breaches and does not timely cure any representation or warranty contained in the merger agreement;

     . any consent of any regulatory authority required for consummation of the merger is denied by final nonappealable action of the regulatory authority or if any action taken by the regulatory authority is not appealed within the time limit for appeal, or Haywood shareholders fail to approve the merger agreement at the special meeting;

     . the merger has not been consummated by March 31, 2000 and the failure to consummate the merger by that date is not caused by a breach of the terminating party; or

     . any of the conditions precedent to the obligation of the terminating party to consummate the merger cannot be satisfied by March 31, 2000.

     The merger agreement may also be terminated by CSBI in the event that Haywood's board of directors fails to reaffirm, following a written request by CSBI for such reaffirmation, after Haywood has received an inquiry or proposal with respect to an "acquisition proposal" (generally a tender offer or proposal for a merger, asset acquisition or other business combination), its approval of the merger and the transactions contemplated by the merger agreement (to the exclusion of any other acquisition proposal), or determines not to reaffirm the merger.

Conduct of Business Pending the Merger

     Under the merger agreement, Haywood has agreed, except as otherwise contemplated by the merger agreement or with the prior written consent of CSBI, to:

     .    operate its business only in the usual, regular and ordinary course;

     . preserve intact its business organizations and assets and maintain its rights and franchises;

     . use its reasonable efforts to cause its representations and warranties to be correct at all times,

     . use its reasonable efforts to ensure, to the extent consistent with its board of directors' fiduciary duties, that its merger-related expenses are reasonable;

     .    to take all steps necessary to terminate its employee benefit plans;
          and

     . take no action which would (i) adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the merger agreement without imposition of a condition or restriction which, in the reasonable judgment of CSBI's board of directors, would so materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement as to render inadvisable the consummation of the merger, or
          (ii) adversely affect in any material respect the ability of either party to perform its covenants and agreements under the merger agreement.

     In addition, Haywood has agreed in the merger agreement not to take certain actions relating to the operation of its businesses pending consummation of the merger without the prior consent of the Chief Executive Officer of CSBI (which consent will not be unreasonably withheld). Such actions include, without limitation:

     . amending the articles of incorporation, bylaws or other governing corporate instruments of Haywood;

     . becoming responsible for any obligation for borrowed money in excess of an aggregate of $50,000, except in the ordinary course of business of Haywood consistent with past practices or allowing the imposition of a lien on any asset of Haywood;

     . acquiring or exchanging (other than exchanges in the ordinary course under employee benefit plans) any shares (or securities convertible into any shares) of capital stock of Haywood or paying any dividend on Haywood common stock, except that Haywood may pay quarterly cash dividends at a rate not to exceed $0.16 per share consistent with past practices;

     . subject to certain exceptions, issuing, selling or pledging additional shares of Haywood common stock, any rights to acquire any such stock or any security convertible into such stock;

     . adjusting or reclassifying any capital stock of Haywood or issuing or authorizing the issuance of any other securities in respect of or in substitution for shares of Haywood common stock or its subsidiaries' common stock, or otherwise disposing of any asset(s) having a book value in excess of $10,000 or that exceed $100,000 in the aggregate, other than in the ordinary course for reasonable and adequate consideration;

     . acquiring control over any real property, subject to certain exceptions such as foreclosures and acquisitions made in a fiduciary capacity;

     . purchasing any securities or making any material investments in any person or otherwise acquiring direct or indirect control over any person subject to certain exceptions;

     . granting any increase in compensation or benefits to the employees or officers of Haywood (except in accordance with past practice and as previously disclosed to CSBI, or as required by law), paying any bonus, entering into or amending any severance agreements with officers of Haywood, granting any increase in compensation or other benefits to directors of Haywood (except as previously disclosed to CSBI);

     . entering into or amending (unless required by law) any employment contract that Haywood does not have the unconditional right to terminate without certain liability;

     . subject to certain exceptions, adopting any new employee benefit plan of Haywood or materially changing any existing plan or program;

     . making any significant change in tax or accounting methods, except for any change required by law or generally accepted accounting principles;

     . commencing any litigation other than in accordance with past practice or settling any litigation for money damages in excess of $25,000 or which places material restrictions on the operations of Haywood or any of its subsidiaries;

     . except in the ordinary course of business, modifying, amending or terminating any material contracts or waiving, releasing or assigning any material rights or claims; or

     . extending credit to any borrower which requires the approval of Haywood's board of directors.

     In addition, Haywood has agreed that neither it, nor its affiliates or representatives, will solicit an acquisition proposal (generally, a tender offer or proposal for a merger, asset acquisition or other business combination), other than the transactions contemplated by the merger agreement. Pursuant to the merger agreement, except to the extent necessary to comply with the fiduciary duties of Haywood's board of directors as determined by it after consulting with and considering the advice of counsel, neither Haywood, nor any affiliate or representative of Haywood, will furnish any non-public information that it is not legally obligated to furnish, or negotiate with respect to, or enter into any contract with respect to, any acquisition proposal. However, Haywood may communicate information about an acquisition proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. In the merger agreement, Haywood also agreed to terminate any negotiations conducted prior to the date of the merger agreement with any parties other than CSBI with respect to any of the foregoing and agreed to use its reasonable efforts to cause its representatives to comply with any of the foregoing. Haywood has further agreed to promptly advise CSBI following the receipt of any acquisition proposal and its material details.

The Option Agreement

     Haywood has granted to CSBI an irrevocable option to purchase up to 249,946 shares of Haywood common stock (approximately 19.9% of Haywood's issued and outstanding common stock), at a price of $16.30 per share. The option was granted by Haywood as a condition of, and in consideration for, CSBI's entering into the merger agreement. The purchase of any shares of Haywood common stock pursuant to the option is subject to compliance with applicable law, including the receipt of necessary approvals under the Bank Holding Company Act. A copy of the option agreement is attached to this proxy statement/prospectus as Appendix C and is incorporated by reference herein.

     Subject to several conditions, the option may be exercised in whole or in part if an "initial triggering event" and a "subsequent triggering event" (both as defined below) occur prior to the termination of the option. Under the option agreement, an "initial triggering event" will occur if:

     . Haywood or any of its subsidiaries, without having received CSBI's prior written consent, shall have entered into an agreement to engage in an "acquisition transaction" (as defined below) with a third party other than CSBI or any of its subsidiaries or the board of directors of Haywood shall have recommended that the shareholders of Haywood approve or accept any such acquisition transaction.

          For purposes of the Haywood option agreement, "acquisition transaction" means (w) a merger or consolidation or similar transaction involving Haywood or any of its significant subsidiaries,
          (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Haywood or any of its significant subsidiaries, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Haywood, or (z) any substantially similar transaction;

     . Haywood or any of its subsidiaries, without having received CSBI's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an acquisition transaction, or the board of directors of Haywood shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to CSBI, its recommendation that the shareholders of Haywood approve the merger in anticipation of engaging in an acquisition transaction;

     . any person, other than CSBI or its subsidiaries, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Haywood common stock;

     . any person, other than CSBI or its subsidiaries, shall have made a bona fide proposal to Haywood or its shareholders by public announcement or written communication that is, or becomes the subject of, public disclosure to engage in an acquisition transaction;

     . after an overture is made by a third party to Haywood or its shareholders to engage in an acquisition transaction, Haywood shall have breached any covenant or obligation contained in the merger agreement which would entitle CSBI to terminate the merger agreement and the breach shall not have been cured prior to the date in which the holder of the option gives notice of its exercise of the option; or

     . other than in connection with a transaction to which CSBI has given its prior written consent, any person, other than CSBI or its subsidiaries, shall have filed an application or notice with any federal or state bank regulatory authority for approval to engage in an acquisition transaction.

     To our knowledge, no initial triggering event has occurred as of the date of this proxy statement/prospectus.

     The term "subsequent triggering event" under the option agreement is defined as either (i) the acquisition by any person of beneficial ownership of 25% or more of the then outstanding shares of Haywood common stock, or (ii) the occurrence of the initial triggering event described in the first paragraph outlined above, except that the percentage referred to in clause (y) above shall be 25%.

     After a subsequent triggering event and prior to the termination of the option, the holder of the option may demand that the option and the related shares to be issued under the option be registered under federal law.

     The option agreement provides for adjustments in the option in the event of any change in Haywood's common stock by reason of a stock dividend, stock split, splitup, recapitalization, combination, exchange of shares or similar transaction or in the event any additional shares of Haywood common stock are issued before the termination of the option.

     If, before the termination of the option agreement, Haywood enters into an agreement:

     . to consolidate with or merge into any third party and will not be the continuing or surviving corporation of the consolidation or merger;

     . to permit any third party to merge into Haywood with Haywood as the continuing or surviving corporation, but, in connection therewith, the then outstanding shares of Haywood common stock are changed into or exchanged for stock or other securities of Haywood or any other person or cash or any other property, or the outstanding shares of Haywood common stock after the merger represent less than 50% of the outstanding shares and share equivalents of the merged company;

     . to permit any third party to acquire all of the outstanding shares of Haywood common stock pursuant to a statutory share exchange; or

     . to sell or otherwise transfer all or substantially all of its assets or deposits to any third party.

then the agreement must provide that the option will be converted or exchanged for an option to purchase shares of common stock of, at the holder's option, either (x) the continuing or surviving corporation of a merger or consolidation or the transferee of all or substantially all of Haywood's assets or (y) any person controlling the continuing or surviving corporation or transferee. The number of shares subject to the substitute option and the exercise price per share will be determined in accordance with a formula in the option agreement. To the extent possible, the substitute option will contain terms and conditions that are the same as those in the option agreement.

     CSBI's ability to exercise the option will terminate upon:

     .    the effective time of the merger;

     . termination of the merger agreement in accordance with its terms prior to the occurrence of an initial triggering event; or

     . 12 months after termination of the merger agreement following the occurrence of an initial triggering event or CSBI terminates the merger agreement because of a breach by Haywood of any of its representations, warranties, covenants or agreements in the merger agreement and the breach has a material adverse effect on Haywood (subject to several extensions stated in the option agreement).

     We believe the option is customary and typical for transactions such as the proposed merger. The option agreement is intended, among other things, to increase the likelihood that the merger will be completed on the terms set forth in the merger agreement and, if the merger is not completed under certain circumstances involving an acquisition or potential acquisition of Haywood by a third party, to compensate CSBI for its efforts undertaken, expenses incurred and business opportunities lost in connection with the proposed merger. The option may have the effect of discouraging offers by third parties to acquire Haywood prior to the merger, even if these persons or entities were prepared to pay consideration to Haywood shareholders that has a higher current market price than the consideration to be received by the holders of Haywood common stock from CSBI under the merger agreement.

Expenses and Fees

     The merger agreement provides that each party will be responsible for its own direct costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the merger agreement, except that CSBI will pay the filing fee in connection with the registration statement and this proxy statement/prospectus and one-half of the printing costs incurred in connection with printing the registration statement and this proxy statement/prospectus. If the merger agreement is terminated by either party as a result of the other party's breach of its representations, warranties or agreements set forth in the merger agreement, breaching party will pay to the terminating party, as its sole remedy, the reasonable direct costs and expenses incurred by the terminating party in connection with the merger, plus $100,000.

Accounting Treatment

     The merger will be accounted for by CSBI as a purchase in accordance with generally accepted accounting principles. The reported results of operations of CSBI will include the results of Haywood from and after the closing date of the merger. The assets, including intangible assets, and liabilities of Haywood will be recorded at their fair values as of the closing date of the merger. Any excess of the purchase consideration over the fair values of the assets and liabilities of Haywood will be recorded as goodwill and amortized over time.

Resales of CSBI Common Stock

     The shares of CSBI common stock to be issued to Haywood shareholders in the merger have been registered under the Securities Act of 1933, as amended (the "Securities Act"). Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Haywood or CSBI as that term is defined under the Securities Act. Any subsequent transfer of such shares, however, by any person who is an affiliate of Haywood at the time the merger is submitted for a vote or consent of the shareholders of Haywood will, under existing law, require either:

     . the further registration under the Securities Act of the shares of CSBI common stock to be transferred;

     . compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances); or

     .    the availability of another exemption from registration.

     An "affiliate" of Haywood, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Haywood. The foregoing restrictions are expected to apply to the directors, certain officers, and the beneficial holders of 10% or more of Haywood common stock (and to certain relatives or the spouse of any such person and any trust, estates, corporations, or other entities in which any such person has a 10% or greater beneficial or equity interest).

     In addition, Haywood has agreed that it will use its reasonable efforts to cause each person or entity that is an "affiliate" for purposes of complying with Rule 145 to enter into a written agreement relating to such restrictions on sale or other transfer.

No Appraisal or Dissenters' Rights

     Under North Carolina law, Haywood shareholders will not be entitled to any appraisal or dissenters' rights in connection with the merger.

            CENTURY SOUTH BANKS, INC. AND SUBSIDIARIES AND HAYWOOD
             BANCSHARES, INC. AND SUBSIDIARIES Pro Forma Condensed
                            Combined Balance Sheet
                               December 31, 1998
                                  (Unaudited)

     The following unaudited pro forma condensed combined balance sheet of CSBI and subsidiaries as of December 31, 1998 gives effect, using the purchase method of accounting, to the proposed acquisition by CSBI of 100% of Haywood (see note
(a)) as if Haywood had been acquired by CSBI on January 1, 1998. This pro forma condensed balance sheet as of December 31, 1998 also gives effect, using the pooling of interest method of accounting, to the proposed acquisition by CSBI of 100% of Lanier Bankshares, Inc. and its subsidiaries (see note (n)). This pro forma condensed combined balance sheet should be read in conjunction with the notes to the pro forma financial statements and the separate financial statements and related notes of the respective entities.

                                 Historical    Historical     Pro Forma         Pro Forma    Historical    Pro Forma      Pro Forma
                                    CSBI        Haywood      Adjustments      Consolidated     Lanier     Adjustments   Consolidated
                                    ----        -------      -----------      ------------     -----      -----------   ------------
                                                            (Amounts in thousands, except percentages and ratios)
Assets
------
Cash and due from banks          $   51,420    $   1,525                         $    52,945     $    4,788             $   57,733
Federal funds sold                   30,550        1,714                              32,264          2,600                 34,864
Interest bearing deposits             4,949          805                               5,754             42                  5,796
Investment securities               166,884       29,769       $       30(d)         196,683         25,612                222,295

Net loans                           833,853      110,793                             944,646         76,100              1,020,746
Premises and equipment               25,300        1,565            1,750(f)          28,615          3,508                 32,123
Goodwill and intangibles              4,637          675            3,856(h)           9,168                                 9,168
FHLB stock                            4,682        1,427                               6,109                                 6,109
Investment in mortgage
 servicing rights                        --          978                                 978                                   978
Foreclosed assets                     4,773            7                               4,780                                 4,780
Other assets                         19,672        1,698                              21,370          3,101                 24,471
                                 ---------------------------------------------------------------------------------------------------
               Total Assets      $1,146,720    $ 150,956       $    5,636        $ 1,303,312     $  115,751             $1,419,063
                                 ===================================================================================================

Liabilities
-----------
Deposits:
  Noninterest bearing            $  143,008    $     242                         $   143,250     $   17,033             $  160,283
  Other interest bearing            850,300      116,520                             966,820         84,714              1,051,534
                                 ---------------------------------------------------------------------------------------------------
               Total Deposits    $  993,308    $ 116,762                         $ 1,110,070     $  101,747             $1,211,817

Federal funds purchased          $       --    $      --                         $        --                            $       --
FHLB advances                        16,280       10,500                              26,780                                26,780
Long term debt                           35           --                                  35     $       51                     86
Other borrowed funds                     --           --       $   13,311(b)          13,311          1,505                 14,816
Other liabilities                    11,045        2,147              856(g)          14,048          1,819                  15,867
                                 ---------------------------------------------------------------------------------------------------
               Total Liabilities $1,020,668    $ 129,409       $   14,167        $ 1,164,244     $  105,122             $1,269,366

Shareholders' Equity
--------------------
Common stock                     $   11,787    $   1,250       $     (695)(b)(e) $    12,342     $    1,238   $  312    $   13,892
Surplus                              36,106        3,522            9,234(b)(c)       48,862          5,230     (731)       53,361
Retained earnings                    78,219       16,937          (17,232)(e)         77,924          4,491                 82,415
Treasury stock                       (1,051)          --                              (1,051)          (419)     419        (1,051)
Unearned compensation-restricted
  awards stock                                                                            --
Accumulated other comprehensive
  income (loss)                         991         (162)             162(e)             991             89                  1,080
                                 ---------------------------------------------------------------------------------------------------
  Total Shareholders' Equity     $  126,052    $  21,547       $   (8,531)       $   139,068     $   10,629   $   --    $  149,697
                                 ---------------------------------------------------------------------------------------------------
  Total Shareholders' Equity
    and Liabilities              $1,146,720    $ 150,956       $    5,636(e)     $ 1,303,312     $  115,751   $   --    $1,419,063
                                 ===================================================================================================

Tier 1 Capital to Assets              10.54%       14.33%                               9.96%          9.11%                  9.89%
Long-Term Debt to Equity Ratio         0.03%        0.00%                               9.60%         14.64%                  9.95%

                CENTURY SOUTH BANKS, INC. AND SUBSIDIARIES AND
                   HAYWOOD BANCSHARES, INC. AND SUBSIDIARIES
                  Pro Forma Condensed Combined Balance Sheet
                                 June 30, 1999
                                  (Unaudited)

     The following unaudited pro forma condensed combined balance sheet of CSBI and subsidiaries as of June 30, 1999 gives effect, using the purchase method of accounting, to the proposed acquisition by CSBI of 100% of Haywood (see note
(a)) as if Haywood had been acquired by CSBI on January 1, 1998. This pro forma condensed balance sheet as of June 30, 1999 also gives effect using the pooling of interests method of accounting to the proposed acquisition by CSBI of 100% of Lanier Bankshares, Inc. and its subsidiaries (see note (n)). This pro forma condensed combined balance sheet should be read in conjunction with the notes to the pro forma financial statements and the separate financial statements and related notes of the respective entities.

                                   Historical    Historical   Pro Forma       Pro Forma      Historical   Pro Forma     Pro Forma
                                     CSBI        Haywood      Adjustments    Consolidated     Lanier     Adjustments   Consolidated
                                     ----        -------      -----------    ------------     ------     -----------   ------------
                                                           (Amounts in thousands, except percentages and ratios)
Assets
------
 Cash and due from banks             $   42,838     $  1,957                      $   44,795     $  4,398              $   49,193
 Federal funds sold                      25,710        1,349                          27,059        1,400                  28,459
 Interest bearing deposits                3,040          267                           3,307           42                   3,349
 Investment securities                  194,005       30,920       $  (219)(d)       224,706       29,415                 254,121
 Net loans                              879,875      108,885                         988,760       72,482               1,061,242
 Premises and equipment                  26,593        1,510         1,704(f)         29,807        3,500                  33,307
 Goodwill and intangibles                 4,384          649         3,755(h)          8,788                                8,788
 FHLB stock                               3,762        1,108                           4,870                                4,870
 Investment in mortgage servicing
  rights                                     --        1,208                           1,208                                1,208
 Foreclosed assets                        4,352            7                           4,359                                4,359
Other assets                             21,860        1,364                          23,224        3,404                  26,628
                                  -----------------------------------------------------------------------------------------------
            Total Assets             $1,206,419     $149,224       $ 5,240        $1,360,883     $114,641              $1,475,524
                                  ===============================================================================================

Liabilities
-----------
 Deposits:
  Noninterest bearing                $  136,980     $    257                      $  137,237     $ 16,023              $  153,260
  Other interest bearing                903,755      118,018                       1,021,773       84,620               1,106,393
                                  -----------------------------------------------------------------------------------------------
            Total Deposits           $1,040,735     $118,275                      $1,159,010     $100,643              $1,259,653

 Federal funds purchased             $   11,500     $     --                      $   11,500                           $   11,500
 FHLB advances                           14,230        7,000                          21,230                               21,230
 Long term debt                              33           --                              33     $     31                      64
 Other borrowed funds                        --           --       $13,311(b)         13,311        1,495                  14,806
 Other liabilities                       11,401        2,071           771(g)         14,243        1,361                  15,604
                                  -----------------------------------------------------------------------------------------------
            Total Liabilities        $1,077,899     $127,346       $14,082        $1,219,327     $103,530              $1,322,857

Shareholders' Equity
--------------------
 Common stock                        $   11,754     $  1,250       $  (695)(b)(e) $   12,309     $  1,238      $ 312   $   13,859
 Surplus                                 35,922        3,522         9,234 (b)(e)     48,678        5,230       (731)      53,177
 Retained earnings                       83,119       17,345       (17,380)(e)        83,084        5,212                  88,296
 Treasury stock                              --           --                              --         (419)       419
 Unearned compensation -
  restricted stock awards                  (869)          --                            (869)                                (869)
 Accumulated other comprehensive
  income                                 (1,406)        (239)           (1)(e)        (1,646)        (150)                 (1,796)
                                  -----------------------------------------------------------------------------------------------
  Total Shareholders' Equity         $  128,520     $ 21,878       $(8,842)       $  141,556     $ 11,111      $  --   $  152,667
                                  -----------------------------------------------------------------------------------------------
  Total Shareholders' Equity and
      Liabilities                    $1,206,419     $149,224       $ 5,240        $1,360,883     $114,641      $  --   $1,475,524
                                  ===============================================================================================

Tier 1 Capital to Assets                  10.44%       14.39%                           9.93%        9.82%                   9.93%
Long-Term Debt to Equity Ratio             0.03%        0.00%                           9.41%       13.73%                   9.74%

                CENTURY SOUTH BANKS, INC. AND SUBSIDIARIES AND
                   HAYWOOD BANCSHARES, INC. AND SUBSIDIARIES
                        Pro Forma Financial Information
               Pro Forma Condensed Combined Statements of Income
                    For the six months ended June 30, 1999
                                  (Unaudited)

     The following unaudited pro forma condensed combined statements of income of CSBI and subsidiaries for the six months ended June 30, 1999 gives effect to the proposed acquisition of all of the issued and outstanding shares of Haywood (see note (a)) using the purchase method of accounting. The pro forma condensed combined statement of income reflects the pro forma results of operations of CSBI and Haywood together with applicable adjustments, as if Haywood had been acquired by CSBI on January 1, 1999. This pro forma condensed combined statement of income for the six months ended June 30, 1999 also gives effect, using the pooling of interest method of accounting, to the proposed acquisition by CSBI of all issued and outstanding shares of Lanier Bankshares, Inc. and its subsidiaries (see note (n)). This pro forma combined statement of income should be read in conjunction with the notes to the pro forma financial statements and the separate financial statements and related notes of the respective entities.

                              Historical  Historical   Pro Forma     Pro Forma      Historical    Pro Forma    Pro Forma
                                CSBI      Haywood      Adjustments  Consolidated    Lanier     Adjustments  Consolidated
                                ----      -------      ----------- -----------      ------     -----------  ------------
                                               (Amounts in thousands, except per share amounts)
Interest income                     $48,676      $5,284    $   4(i)      $53,964      $4,645                  $58,609
Interest expense                     19,946       2,741      466(j)       23,153       2,136                   25,289
                                 ---------------------------------------------------------------------------------------
    Net interest income              28,730       2,543     (462)         30,811       2,509                   33,320

Provision for loan
 losses                               1,179          20                    1,199          90                    1,289
                                 ---------------------------------------------------------------------------------------

   Net interest income after
      provision for  loan losses     27,551       2,523     (462)         29,612       2,419                   32,031

Noninterest income                    6,299         416                    6,715         350                    7,065
Noninterest expense                  22,258       1,646      145(k)(l)    24,049       1,461                   25,510
                                 ---------------------------------------------------------------------------------------
   Income before income taxes        11,592       1,293     (607)         12,278       1,308                   13,586
Income tax expense  (benefit)         3,895         485     (173)(m)       4,207         383                    4,590
                                 ---------------------------------------------------------------------------------------

    Net Income                      $ 7,697      $  808    $(434)        $ 8,071      $  925                  $ 8,996
                                 =======================================================================================

Earnings per share:
    Basic                           $  0.66      $ 0.65                  $  0.66      $ 0.77                  $  0.65
    Diluted                         $  0.65      $ 0.65                  $  0.65      $ 0.75                  $  0.64

Weighted average shares
    outstanding:
    Basic                            11,735       1,250      555(c)       12,290       1,200        1,550      13,840
    Diluted                          11,856       1,250      555(c)       12,411       1,234        1,594      14,005

                CENTURY SOUTH BANKS, INC. AND SUBSIDIARIES AND
                   HAYWOOD BANCSHARES, INC. AND SUBSIDIARIES
                        Pro Forma Financial Information
               Pro Forma Condensed Combined Statements of Income
                     For the year ended December 31, 1998
                                  (Unaudited)

       The following unaudited pro forma condensed combined statements of income of CSBI and subsidiaries for the year ended December 31, 1998 gives effect to the proposed acquisition of all of the issued and outstanding shares of Haywood (see note (a)) using the purchase method of accounting. The pro forma condensed combined statement of income reflects the pro forma results of operations of CSBI and Haywood together with applicable adjustments, as if Haywood had been acquired by CSBI on January 1, 1998. This pro forma condensed combined statement of income for the year ended December 31, 1998 also gives effect, using the pooling of interests method of accounting, to the proposed acquisition by CSBI of all issued and outstanding shares of Lanier Bankshares, Inc. and its subsidiaries (see note (n)). This pro forma combined statement of income should be read in conjunction with the notes to the pro forma financial statements and the separate financial statements and related notes of the respective entities.



                        Historical  Historical      Pro Forma      Pro Forma    Historical   Pro Forma    Pro Forma
                           CSBI       Haywood      Adjustments    Consolidated    Lanier    Adjustments  Consolidated
                           ----       ------       -----------    ------------    ------    -----------  ------------
                                              (Amounts in thousands, except per share amounts)
Interest income            $99,478     $11,086      $   4(i)          $110,568     $ 9,131                 $119,699
Interest expense            42,611       6,061        979(j)            49,651       4,281                   53,932
                          -------------------------------------------------------------------------------------------
   Net interest income      56,867       5,025       (975)              60,917       4,850                   65,767

Provision for loan
 losses                      3,135          20                           3,155         290                    3,445
                          -------------------------------------------------------------------------------------------

   Net interest
    income after
       provision for
        loan losses         53,732       5,005       (975)              57,762       4,560                   62,322

Noninterest income          15,824      (1,345)                         14,479         724                   15,203
Noninterest expense         46,766       3,247        295(k)(l)         50,308       2,711                   53,019
                          -------------------------------------------------------------------------------------------

Income before income
 taxes                      22,790         413     (1,270)              21,933       2,573                   24,506

Income tax expense
 (benefit)                   7,412         155       (363)(m)            7,204         756                    7,960
                          -------------------------------------------------------------------------------------------

   Net Income              $15,378     $   258      $(907)            $ 14,729     $ 1,817                 $ 16,546
                          ===========================================================================================

Earnings per share:
   Basic                   $  1.32     $  0.21                        $   1.21     $  1.51                 $   1.20
   Diluted                 $  1.30     $  0.21                        $   1.19     $  1.48                 $   1.18

Weighted average
 shares outstanding:
   Basic                   11,664       1,248         555(c)            12,219       1,200        1,550      13,769
   Diluted                 11,861       1,248         555(c)            12,416       1,230        1,594      14,010

                CENTURY SOUTH BANKS, INC. AND SUBSIDIARIES AND
                   HAYWOOD BANCSHARES, INC. AND SUBSIDIARIES
               Notes to Unaudited Pro Forma Financial Statements

     The following notes describe the pro forma adjustments necessary to reflect the acquisition of Haywood, as described in note (a), and to reflect the proposed acquisition of Lanier Bankshares, Inc., as described in note (n), by CSBI as of June 30, 1999 and December 31, 1998.

     (a) On August 5, 1999, CSBI entered into a merger agreement whereby CSBI will acquire 1,250,356 outstanding shares of Haywood common stock in exchange for shares of CSBI common stock and cash. In addition, the merger agreement provides that 50% of the total merger consideration paid by CSBI must be paid in CSBI common stock and 50% must be paid in cash. If CSBI's market value is between $24.00 and $27.00 per share, the exchange ratio will be 0.8874. However, if CSBI's market value is greater than $27.00 per share, the exchange ratio will be decreased so that Haywood's common stock will be valued at approximately $23.95 per share. If CSBI's market value is lower than $24.00 per share, the exchange ratio will be increased so that Haywood's common stock will be valued at approximately $21.30 per share.
     (b) Reflects the issuance of approximately 555,000 shares of CSBI common stock and a draw on CSBI's line of credit of approximately $13,311,000 based on an exchange ratio of 0.8874 and a CSBI stock price of $24.00 per share.
     (c) Pro forma weighted average number of shares of common stock and share equivalents includes the historical amounts for CSBI increased by the additional shares that would have been outstanding had the acquisition of Haywood taken place as of the beginning of the respective periods.
     (d) Reflects the write-up/write down of investment securities of Haywood to approximate fair values as of June 30, 1999 and December 31, 1998.
     (e)  Reflects the elimination of the equity accounts of Haywood.
     (f) Reflects the write-up of the land and buildings of Haywood to approximate fair value.
     (g) Reflects the accrual to fund all of Haywood's existing benefit plans necessary for their termination as provided in the merger agreement, net of taxes. The related expense charge for such funding is not reflected on the pro forma income statement since it is a non-recurring item.
     (h) Reflects the excess of Haywood's purchase price over the net assets acquired by CSBI after reflecting the adjustments to the purchase price and to the approximate fair values described in notes (d), (f) and (g). The excess of the purchase price over net assets acquired has been recorded as goodwill. Goodwill is being amortized using the straight-line method over 20 years.
     (i) Reflects the accretion and amortization of the discount applied to Haywood's investment securities in connection with their write down to approximate fair value over the estimated terms of such securities.
     (j) Reflects interest expense on the assumed borrowings at the rate of prime minus 1% based on an average prime rate of 8% for the period ended June 30, 1999 and 8.355% for the year ended December 31, 1998.
     (k) Reflects the amortization of the excess of Haywood's purchase price over the net assets acquired by CSBI using the straight-line method over 20 years.
     (l) Reflects the depreciation of the adjustment to write-up Haywood's premises to approximate fair value using the straight-line method over 20 years.
     (m) Reflects the income tax adjustments necessary to effectuate the adjustments discussed in notes (i), (j), (k), and (l) using a tax rate of 34%. Amortization of goodwill is treated as a non-deductible expense in computing the income tax effect.
     (n) On October 20, 1999, CSBI entered into a definitive agreement to acquire all of the outstanding shares of common stock of Lanier Bankshares, Inc. in exchange for shares of CSBI common stock in an acquisition to be accounted for under the pooling of interests method of accounting. If CSBI's market value is $21.50 or lower, the exchange ratio will be 1.44186. If CSBI's market value is $26.50 or higher the price of exchange ratio will be 1.16981. At an assumed CSBI stock price of $24.00 per share, consistent with the assumption noted in
          (a), the exchange ratio will be 1.29167 and 1,550,000 shares of CSBI will be issued in the exchange.

                             INFORMATION ABOUT CSBI

General

     CSBI is a multi-bank holding company headquartered in Dahlonega and Macon, Georgia. CSBI conducts operations in Georgia, Tennessee and Alabama through its 11 commercial banking subsidiaries. The principal assets of CSBI are all of the issued and outstanding shares of common stock of its bank subsidiaries. CSBI's bank subsidiaries do not currently operate under a single brand name.


     As of June 30, 1999, on a consolidated basis, CSBI had approximately $1.2 billion in assets, $1.04 billion in deposits, 30 offices and 650 employees.

Recent Developments

     In August of 1999, CSBI announced plans to consolidate its two Georgia headquarters into one office located in Alpharetta, Georgia, a suburb of Atlanta. The dual Georgia headquarters had resulted from a previously consummated merger transaction. CSBI also announced plans to build a single identity for its 11 different bank brands. When CSBI's single bank brand initiative is completed, all of CSBI's banks will operate under the "Century South Bank" brand name with a geographic identifier attached. For example, after the merger, Haywood Savings is expected to operate under the name "Century South Bank of the Carolinas." Each of CSBI's banks will continue to foster and promote CSBI's community bank philosophy of autonomous decision-making and responsive, personal service.

     In connection with the headquarters consolidation and single bank brand initiative, CSBI expects to record merger-related charges of approximately $1.8 million, after taxes, during the fourth quarter of 1999. While this is CSBI's best estimate of the expected costs of the merger-related integration plan, there can be no assurance that CSBI will not incur additional charges in excess of its estimate. The non-recurring charge includes costs to: (i) move CSBI's Dahlonega and Macon, Georgia headquarters to Alpharetta, Georgia; (ii) reduce employment at the two headquarters and pay related severance benefits; (iii) rename CSBI's banks and market the uniform "Century South Bank" brand name;
(iv) revise and update operating policies and procedures; and (v) write-off redundant and outdated equipment.

     On October 20, 1999, CSBI entered into a definitive agreement to acquire Lanier Bankshares, Inc., a bank holding company headquartered in Gainesville, Georgia with consolidated assets, as of June 30, 1999, of approximately $115 million. It is expected that the acquisition, which is subject to shareholder and regulatory approvals, will be accounted for as a pooling of interests and will be valued at approximately $40 million. See "PRO FORMA COMBINED FINANCIAL DATA."

     On October 21, 1999, CSBI announced a stock repurchase program whereby CSBI will repurchase up to 550,000 shares of its common stock. CSBI will suspend its repurchase program on the date of this proxy statement/prospectus. CSBI will not restart the program until after the effective time of the merger. See "THE MERGER--Merger Consideration." As of November 5, 1999, CSBI had repurchased a total of 234,000 shares of its common stock.

     Set forth below is unaudited recent financial information for CSBI as of and for the three and nine months ended September 30, 1999 and 1998:


                               Three months ended          Nine months ended
                                 September 30,               September 30,
                               ------------------        ----------------------
                                1999        1998           1999         1998
                               -------    -------       ----------   ----------
                                     (in thousands, except per share data)
Summary of Operations:
  Net interest income          $14,959    $14,408       $   43,689   $   42,678
  Provision for loan losses        564        613            1,743        1,727
  Noninterest income             2,927      3,138            9,226       10,023
  Noninterest expense           11,208     10,995           33,466       33,235
  Net income                     4,099      3,944           11,796       11,785

Per Share Data:
  Net Income--diluted          $  0.35    $  0.33       $     1.00   $     0.99
  Dividends declared              0.12       0.11             0.36      0.32625


                                                             September 30,
                                                        -----------------------
                                                          1999          1998
                                                        ---------    ----------
                                                             (in thousands)
Balance Sheet Summary:
  Net loans                                             $  912,504   $  846,710
  Earning assets                                         1,142,891    1,073,594
  Total assets                                           1,222,176    1,161,217
  Deposits                                               1,029,560    1,017,161
  Shareholders' equity                                     130,855      124,746

     Included below is unaudited recent financial and asset quality ratio information for CSBI as of and for the nine months ended September 30, 1999 and 1998:

                                                 1999         1998
                                               --------     --------
Return on average assets                         1.33%        1.37%
Return on average equity                        12.30%       13.15%
Net interest margin                              5.36%        5.45%
Allowance for loan losses to loans               1.49%        1.56%
Nonperforming assets to total assets             0.70%        1.08%


Subsidiaries

     CSBI's business strategy has been to focus primarily on providing quality, community-based financial services to the communities its banking subsidiaries serve. It has sought to achieve economies of scale by centralizing the credit analyses, loan reviews, and investment, audit and data processing needs of its subsidiary banks.

     CSBI's subsidiary banks provide a wide range of banking services in their local markets for individuals and commercial customers, including small and mid-size businesses, public agencies and local governments. The lending policy of its subsidiary banks is to minimize credit losses by following uniform credit approval standards, maintain a diversified loan portfolio, maintain a relatively modest average loan size and conduct ongoing review and management of the loan portfolio. CSBI's subsidiary banks are active residential mortgage lenders and their commercial loans are generally made to established local businesses. The banks neither have a significant amount of construction loans, highly leveraged transaction loans nor loans to foreign countries. No material portion of the banks' deposits has been obtained from a single or small group of customers and the loss of any customer's deposits, or a small group of customers' deposits, would not have a material adverse effect on the business of CSBI.

Acquisitions

     CSBI's profitability and market share have increased largely through CSBI's acquisitions of other financial institutions. Listed below are acquisitions completed in the last several years:

     . On April 14, 1995, CSBI completed the acquisition of Gwinnett Bancorp, Inc., a bank holding company for Gwinnett National Bank and First Community Bank of Dawsonville, in transactions accounted for as poolings of interests.

     . On December 14, 1995, CSBI completed the acquisition of Peoples Bank in a transaction accounted for as a pooling of interests.

     . On December 27, 1995, CSBI completed the acquisition of Bank of Danielsville in a transaction accounted for as a pooling of interests.

     . On December 16, 1997, CSBI completed the acquisition of Bank Corporation of Georgia, a bank holding company for First South Bank, N.A. and AmeriBank, N.A., in a transaction accounted for as a pooling of interests.

     . On April 13, 1999, CSBI completed the acquisition of Independent Bancorp, Inc., a bank holding company for Independent Bank of Oxford, in a transaction accounted for as a pooling of interests.




     As CSBI's recent and pending acquisitions indicate, CSBI regularly evaluates the potential acquisition of, and holds discussions with, various financial institutions and other businesses of a type eligible for bank holding company investment. CSBI expects to continue to develop its franchise through acquisitions which may, among other things and depending on the terms of these transactions, have a dilutive effect on the per share earnings or book value of CSBI common stock. Moreover, these acquisitions sometimes result in significant front-end charges against earnings, although cost savings, especially incident to in-market acquisitions, also frequently occur.

Additional Information

     More information about CSBI can be found in its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference herein. See "WHERE YOU CAN FIND MORE INFORMATION."

                           INFORMATION ABOUT HAYWOOD

General

     Haywood is a registered bank holding company incorporated in North Carolina in 1995. Haywood was formed for the purpose of serving as the holding company for its banking subsidiary, Haywood Savings Bank, Inc., SSB, a North Carolina savings bank. Haywood's primary activities consist of holding the stock of Haywood Savings and operating its banking business. The principal executive offices of Haywood are located at 370 North Main Street, Waynesville, North Carolina and its main telephone number is (828) 456-9092.

Haywood Savings

     Haywood Savings began operations as a North Carolina-chartered savings and loan association in 1919 and converted from mutual to stock form on December 18, 1987. Haywood Savings is a member of the Federal Home Loan Bank System and its deposits have been federally insured since 1948.

     Haywood Savings is generally engaged in the business of accepting deposits from the general public and investing such funds primarily in loans secured by residential real estate and, to a lesser extent, in investment securities. Haywood Savings also makes second mortgage, home improvement and commercial real estate loans, and home equity lines of credit.

     Haywood Savings' primary market area consists of Haywood, Cherokee and Jackson Counties and adjacent counties in western North Carolina near the Great Smoky Mountains, where its offices are located. Haywood estimates that approximately 80% of Haywood Savings' savings deposits are derived from residents of Haywood, Cherokee and Jackson Counties and approximately 95% of its loans are secured by properties in that area.

     Haywood Savings' principal lending activities have historically consisted of the origination of conventional first mortgage loans (i.e., loans that have neither been insured nor partially guaranteed by a government agency) for the construction or purchase of single-family properties. Haywood Savings has also originated loans secured by commercial real estate. In addition, Haywood Savings makes mobile home loans if the mobile home meets strict construction standards and is affixed to real property which can be included in a mortgage so that Haywood Savings has both a real estate mortgage and a lien on the title to the mobile home. Although Haywood Savings is authorized to make or purchase loans on a nationwide basis, Haywood Savings' lending has generally been confined to loans secured by properties within its primary market areas in western North Carolina with most loans secured by properties in Haywood, Cherokee and Jackson Counties.

Recent Developments

     Historically, Haywood Savings has experienced a relatively low level of losses on its loans, which is largely due to a sound economy and stable work force in its market area. In addition, the values of real estate have remained stable or have been increasing, which has minimized losses on foreclosed loans. Recent increases in interest rates and changes in broader-based economic indices could have a negative impact on Haywood Savings' market area and customer base. Haywood Savings' management has recently learned of reductions in employees by several large companies with operations in Haywood Savings' market areas. These events have increased the risk that historical levels of loan losses will not continue, and that a trend of increased delinquencies and losses on foreclosures could begin. Haywood Savings' management has determined that it will be necessary to increase its allowance for loan losses in the third quarter of 1999 by approximately $150,000 to account for these recent developments. There can be no assurance that Haywood Savings will not be required to further increase the allowance for loan losses in future periods.

     Prior to the effective time of the merger, Haywood Savings is expected to convert from a North Carolina savings bank to a federally-chartered stock savings bank. See "THE MERGER -- Conversion of Haywood Savings."

Subsidiaries of Haywood Savings

     In 1984, Haywood Savings formed Great Smokies Financial Corporation, a wholly-owned subsidiary service corporation organized under North Carolina law. Great Smokies' primary activity has been to build houses on properties which Haywood Savings had acquired through foreclosure. Great Smokies also holds second mortgage loans on properties on which Haywood Savings has foreclosed in order to facilitate the sale of the property.

     In 1988, Haywood Savings purchased a small insurance agency now named Great Smokies Insurance Agency, Inc. The agency acts as an insurance broker for property and casualty insurance.

Additional Information

     More information about Haywood can be found in its Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended, which accompany this proxy statement/prospectus and are incorporated by reference herein. See also "WHERE YOU CAN FIND MORE INFORMATION."

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth information, as of November 5, 1999, regarding shares of Haywood common stock beneficially owned by (i) each of Haywood's directors, including Haywood's President; (ii) all of Haywood's directors and executive officers as a group; and (iii) each person known by Haywood to be the beneficial owner of more than 5% of Haywood common stock. Except as otherwise noted below, the information in the table is based on information furnished by each owner to Haywood.



                                                                               Amount and
                                                                               Nature of
                                                                               Beneficial            Percent
Name of Beneficial Owner                                                      Ownership/(1)/       of Class/(2)/
------------------------                                                      -------------       -------------
Larry R. Ammons............................................................      79,902/(3)/              6.4
Glenn W. Brown.............................................................       7,800                     *
G. D. Stovall, Jr..........................................................      24,180/(4)/              1.9
William P. Burgin..........................................................      30,300/(5)/              2.4
R. Neal Ensley.............................................................      12,500/(6)/              1.0
Joseph E. Taylor, Jr.......................................................      42,258/(7)/              3.4
C. Leon Turner.............................................................         360/(8)/                *
Philip S. Dooly............................................................      10,100/(9)/                *
C. Jeff Reece, Jr..........................................................      37,056/(10)/             3.0
R. Bruce Norman............................................................      16,300/(11)/             1.3
Haywood Savings Bank, Inc., SSB - Employee Stock Ownership Plan............     127,847/(12)/            10.2
Century South Banks, Inc...................................................     249,946/(13)/            16.7
Directors and executive officers as a group (11 persons)...................     283,431/(14)/            22.7

_________________
* Represents holdings of less than 1%.

/(1)/ For purposes of this table, a person is deemed to be the beneficial owner of any shares of Haywood common stock (i) over which he or she has or shares voting power or investment power, or (ii) of which he or she has the right to acquire beneficial ownership at any time within 60 days of November 5, 1999. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Unless otherwise noted, all shares are owned directly by the named individual or by their spouses and minor children, over which shares the named individual(s) exercise shared voting and investment power.
/(2)/ In calculating percentage ownership for a given individual or group of individuals, the number of shares of the common stock outstanding includes unissued shares subject to options exercisable within 60 days of November 5, 1999 held by that individual or group.
/(3)/ Includes 33,300 shares held jointly with spouse, 10,000 shares held by spouse, 2,270 shares held in Mr. Ammons' Individual Retirement Account ("IRA"), and 3,630 shares held in spouse's IRA, over which shares Mr. Ammons has shared voting power. Includes 19,552 shares allocated to Mr. Ammons' account in the Haywood Savings Bank, Inc., SSB Employee Stock Ownership Plan (the "ESOP"), as to which shares Mr. Ammons has the power to direct the voting, and 150 shares held by Mr. Ammons' children. Mr. Ammons' address is 370 North Main Street, Waynesville, North Carolina 28786.
/(4)/ Includes 23,580 shares held jointly with spouse and 600 shares held in spouse's name.
/(5)/ Includes 28,400 shares held jointly with spouse and 1,900 shares held in spouse's name.
/(6)/     Includes 1,400 shares held by spouse.
/(7)/ Includes 40,635 shares held jointly with spouse and 1,623 shares held in spouse's IRA.
/(8)/     Includes 360 shares held in spouse's IRA.
/(9)/     Includes 1,400 shares held in spouse's IRA.
/(10)/ Includes 21,040 shares held jointly with spouse, 12,000 shares held individually, 3,966 shares held in a retirement plan and 50 shares held in spouse's retirement plan
/(11)/    Includes 1,390 shares held jointly with spouse.
/(12)/ The ESOP has purchased 175,000 shares for the exclusive benefit of participating employees with borrowed funds of which all shares have been allocated to the accounts of participants. The trustee votes all such shares in accordance with the instructions of the participating employees. The ESOP's address is 370 North Main Street, Waynesville, North Carolina 28786.
/(13)/ Consists of shares which CSBI may have the right to acquire under an option agreement if certain events occur. For more information, see "THE MERGER - The Option Agreement." The address of CSBI is 60 Main Street West, Dahlonega, Georgia 30533.

/(14)/ Includes certain shares owned by spouses, or as custodian or trustee for minor children, over which shares all directors and executive officers as a group effectively exercise sole or shared voting and investment power, unless otherwise indicated. Includes 32,227 shares allocated to the accounts of certain executive officers in the ESOP, over which they have sole voting power.

                  COMPARATIVE RIGHTS OF HAYWOOD SHAREHOLDERS
                             AND CSBI SHAREHOLDERS


     The following is a comparison of certain rights of Haywood shareholders and those of CSBI shareholders. Because Haywood is organized under the laws of the State of North Carolina and CSBI is organized under the laws of the State of Georgia, differences in the rights of holders of Haywood common stock and those of holders of CSBI common stock arise from differing provisions of North Carolina law and Georgia law, in addition to differing provisions of Haywood's and CSBI's respective governing corporate instruments.

     The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of Haywood common stock and those of holders of CSBI common stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to North Carolina law and Georgia law and by the respective governing corporate instruments of Haywood and CSBI, to which shareholders are referred.

Authorized Capital Stock

     Haywood. Haywood is authorized to issue 10,000,000 shares of common stock, $1.00 par value per share, of which 1,250,356 shares are currently issued and outstanding. Haywood is also authorized to issue 5,000,000 shares of preferred stock, $1.00 par value per share, of which no shares are currently issued and outstanding.

     CSBI. CSBI is authorized to issue 30,000,000 shares of common stock, $1.00 par value per share, of which 11,767,356 shares were issued and outstanding as of September 15, 1999. CSBI has no authorized shares of preferred stock. As of November 5, 1999, 500,000 shares of CSBI common stock were reserved for issuance upon the exercise of outstanding stock options and purchases under CSBI's 1994 Incentive Stock Option Plan; 500,000 shares were reserved for issuance under CSBI's 1998 Executive Stock Plan; 500,000 shares were reserved pursuant to CSBI's Dividend Reinvestment Plan, 500,000 shares were reserved pursuant to CSBI's Employee Stock Ownership Plan; and 227,403 shares were reserved pursuant to options granted to certain executive officers outside of CSBI's stock-based plans.

Directors

     Haywood. Under Haywood's articles of incorporation, the number of directors, as stated in the corporation's bylaws, shall not be less than five or more than 15. Haywood's bylaws currently provide that the board of directors shall consist of ten members. The directors shall be elected annually by shareholders at their annual meeting, or at any meeting of shareholders held pursuant to the laws of North Carolina, and shall hold office at the pleasure of the shareholders and until respective successors are elected. Any person between the age of 25 and 75 may be elected or appointed to the board of directors.

     At such time as the board of directors shall consist of nine or more members, the directors shall be divided into three classes as nearly equal in number as possible. Directors serve for three year terms.

     The number of directors may be increased or decreased from time to time by the board of directors, except that the number may not be reduced to less than five or above 15 and no decrease shall result in any director being forced to resign or otherwise be removed. At a meeting of shareholders called expressly for that purpose, any director may be removed only for cause (as defined in Haywood's articles of incorporation) and only by the affirmative vote of a majority of the outstanding shares of Haywood capital stock entitled to vote.

     If any vacancy occurs in the membership of the board of directors, it may be filled by the affirmative vote of the majority of the directors then in office, although less than a quorum. A director elected to fill a vacancy shall be elected for a term of office continuing until the next election of directors by shareholders.

     CSBI. CSBI's bylaws provide for a board of directors having not less than five nor more than 25 members, the precise number to be fixed by resolution of the shareholders or the board of directors. CSBI's board of directors currently has 11 members. Each director, except in the case of death, resignation or retirement, disqualification or removal, shall serve until his successor shall have been elected and qualified. Directors shall be elected by the shareholders at CSBI's annual meeting of shareholders for a one year term. Each director of CSBI must be a United States citizen, and at least 60% of the directors shall reside in the State of Georgia and in the county in which the registered office of CSBI is located, or within 40 miles of any office of a subsidiary bank authorized to offer a complete line of banking services. Each director shall own in his name 500 shares of CSBI's common stock unhypothecated. No director may be re-elected after the age 70 unless such director is elected to the board of directors for his initial term having then attained the age of 70. In such case, the director may serve no more than five successive one-year terms.

     When a vacancy occurs among the directors, the remaining members of the board of directors may appoint a director to fill such vacancy at any regular meeting of the board of directors, or at a special meeting called for that purpose. Pursuant to Georgia law, any director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of voting stock of CSBI. Removal of a director may be taken at any meeting of shareholders with respect to which notice of such purpose has been given. A successor director may be elected to serve the unexpired term at the same meeting.

Voting Requirements Generally

     Haywood. Under Haywood's bylaws, each shareholder is entitled to one vote for each share of stock held as of the record date. A majority of the corporation's outstanding shares entitled to vote, represented in person or by proxy, constitutes a quorum. A majority of the shares voted at a meeting of shareholders is sufficient to take action on a matter, unless otherwise provided by applicable law, the articles of incorporation or bylaws. Nominees nominated for election must receive the highest number of votes in order to be elected.

     Under North Carolina law, any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if action is taken by all shareholders entitled to vote on the action.

     CSBI. CSBI common stock is not divided into classes, and CSBI has no classes or series of capital stock issued or outstanding other than CSBI common stock. The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the shareholders except as otherwise provided by statute or by CSBI's articles of incorporation or bylaws. In deciding on questions at meetings, except in the election of directors, each shareholder shall be entitled to one vote for each share of stock held and the majority of votes so cast shall prevail. In elections of directors, each shareholder shall have the right to vote the number of shares held for each of the persons nominated.

     Under Georgia law, action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if the action is taken by all of the shareholders entitled to vote by means of one or more written consents signed by all of the shareholders entitled to take the action.

Dividends

     Haywood. North Carolina law prohibits a North Carolina corporation from making any distributions to shareholders, including the payment of cash dividends, that would render it unable to meet its debts as they become due in the usual course of business or if its total assets would be less than the sum of its liabilities plus the amount that would be needed if the corporation were to dissolve to satisfy the liquidation preferences of those shareholders whose liquidation rights are superior to those receiving the distribution. Haywood is not subject to other express regulatory restrictions on payments of dividends and other distributions. The ability of Haywood to pay distributions to Haywood shareholders depends, however, to a large extent upon the amount of dividends its bank subsidiary, which is subject to restrictions imposed by regulatory authorities, pay to Haywood. In addition, the Federal Reserve could oppose a distribution by Haywood if it determined that such a distribution would harm Haywood's ability to support its bank subsidiary.

     CSBI. Under Georgia law, CSBI's board of directors may declare dividends on CSBI common stock unless doing so would cause CSBI to be unable to pay its debts as they come due in the usual course of business, or CSBI's total assets to be less than the sum of its total liabilities plus the amount needed to satisfy any dissolution preferences. Like Haywood, since CSBI is a bank holding company, the ability of CSBI to pay distributions to CSBI shareholders depends to a large extent upon the amount of dividends its bank subsidiaries may provide to it under their regulatory guidelines and the Federal Reserve will permit.

Amendments to Articles of Incorporation and Bylaws

     Haywood. North Carolina law provides generally that a North Carolina corporation's articles of incorporation may be amended if the amendment is approved by a majority of the votes cast within each voting group entitled to vote. Haywood's articles of incorporation also require the affirmative vote of at least 75% of the outstanding shares entitled to vote to approve an amendment to Haywood's articles of incorporation amending, altering or repealing the portions of such articles of incorporation relating to limiting the personal liability of directors, indemnification, removal of directors, approval of business combinations or any requirement for a super majority vote on such an amendment. Under North Carolina law, a corporation's bylaws may be amended or repealed by the board of directors except to the extent otherwise provided in the articles of incorporation or a bylaw adopted by the shareholders and except that a bylaw adopted by the shareholders may not be amended or repealed by the board of directors if neither the articles of incorporation nor a bylaw adopted by the shareholders authorized the board of directors to amend or repeal that particular bylaw or the bylaws generally. Haywood's bylaws provide that the bylaws may be amended by either the shareholders or the board of directors.

     CSBI. Under Georgia law, amendment of a corporation's articles of incorporation generally requires approval by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment. CSBI's board of directors has the power to alter, amend, or repeal CSBI's bylaws or adopt new bylaws, but any bylaws adopted by the board of directors may be altered, amended or repealed, and new bylaws adopted, by shareholders. Shareholders may prescribe that any bylaw or bylaws adopted by them shall not be altered, amended or repealed by the board of directors.

Special Meetings of Shareholders

     Haywood. Haywood's bylaws provide that, except to the extent otherwise provided by law, special meetings of shareholders, for any purpose or purposes, may be called by the chairman of the board of directors, the president, or a majority of the board of directors.

     CSBI. CSBI's bylaws provide that a special meeting of shareholders, unless otherwise prescribed by law, may be called for any purpose at any time by the board of directors or by any three or more shareholders owning, in the aggregate, not less than one-third (1/3) of the stock of CSBI.

Advance Notice Provisions for Shareholder Proposals

     Haywood. Under Haywood's bylaws, any new business proposed to be discussed at an annual meeting by any shareholder shall be stated in writing and filed with the secretary of the corporation at least 20 days before the date of the annual meeting. Any shareholder may make any other proposal at the annual meeting and the same may be discussed and considered, but unless stated in writing and filed with the secretary at least 20 days before the meeting, such proposal shall be laid over for action at an adjourned, special, or annual meeting of the stockholders taking place 30 days or more thereafter.

     CSBI. Neither CSBI's articles of incorporation nor its bylaws have provisions for advance shareholder notice of shareholder proposals or director nominations.

Liability of Directors

     Haywood. Under Haywood's articles of incorporation, a director shall not be personally liable to the corporation or its shareholders for monetary damages for breach of any fiduciary duty as a director. However, this limitation of liability shall not be effective with respect to: (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation; (ii) certain types of liability enumerated under North Carolina law; (iii) any transaction from which the director derived an improper personal benefit; or (iv) acts or omissions occurring prior to the effective date of the articles of incorporation.

     CSBI. Georgia law permits a corporation to include a provision in its articles of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for damages for breach of the director's duty of care or other duty as a director, subject to certain limitations. The CSBI articles of incorporation include such a provision which, as set forth below, limits such liability to the fullest extent permitted under applicable law.

     CSBI's articles of incorporation provide that a director will not be personally liable to CSBI or its shareholders for monetary damages for breach of the duty of care or other duty as a director resulting from any act or omission other than personal liability of a director for: (i) any appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) certain types of liability enumerated under Georgia law, dealing with unlawful distributions to shareholders; and (iv) any transactions from which the director derived an improper personal benefit.

     While these provisions provide directors with protection from awards of monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of CSBI only if he or she is a director of CSBI and is acting in his or her capacity as director, and do not apply to officers of CSBI who are not directors.

Indemnification of Directors and Officers

     Haywood. North Carolina law requires that a director of a North Carolina corporation discharge his or her duties as a director (i) in good faith, (ii) with the care an ordinarily prudent person in a like position would exercise under similar circumstances and (iii) in a manner the director reasonably believes to be in the best interests of the corporation. North Carolina law expressly provides that a director facing a change of control situation shall not be subject to any different duties or a higher standard of care. Haywood's articles of incorporation provide that, to the fullest extent permitted by applicable law, no director of Haywood will have any personal liability for monetary damage for breach of a duty as a director. Haywood's articles of incorporation require Haywood to indemnify its directors and officers against liabilities arising out of such person's status as such, excluding any liability relating to activities that were at the time taken, known or believed by such person to be clearly in conflict with the best interests of Haywood.

     CSBI. Georgia law similarly provides for the indemnification of directors and officers of Georgia corporations against expenses, judgments, fines and settlements in connection with litigation. Under these provisions, indemnification is available if it is determined that the proposed indemnitee acted in good faith and reasonably believed (i) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (ii) in all other cases, that such conduct was at least not opposed to the best interests of the corporation, and (iii) with respect to any criminal action or proceeding, that the individual had no reasonable cause to believe his or her conduct was unlawful. To the extent that a proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorney fees) actually and reasonably incurred by him or her in connection therewith.

     Under Georgia law, indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. A corporation may not indemnify a director or officer in connection with a proceeding in which he or she was adjudged liable on the basis that a personal benefit was improperly received.

     CSBI's bylaws provide that CSBI may indemnify any person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of CSBI, or is or was serving at the request of CSBI as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement, in accordance with Georgia law. In the case of a claim, issue, or matter as to which a person has been adjudged to be liable to CSBI, Business

Combinations and CSBI's bylaws only permit indemnification to the extent that the Superior Court or the court in which such action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. CSBI's bylaws also provide for mandatory indemnification of directors, officers, employees, or agents of CSBI in the circumstances required by Georgia law.

Mergers, Share Exchanges and Sales of Assets

     Haywood. North Carolina law generally requires that any merger, share exchange or sale of all or substantially all the assets of a corporation not in the ordinary course of business be approved by the affirmative vote of a majority of all of the votes entitled to be cast on the plan. Approval of a merger by the shareholders of the surviving corporation is not required in certain instances, however, including a merger in which the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, does not exceed by more than 20% the number of voting shares outstanding immediately before the merger.

     The North Carolina Control Share Acquisition Act may make an unsolicited attempt to gain control of a North Carolina corporation more difficult by restricting the right of certain shareholders to vote newly acquired large blocks of stock. The act applies to Haywood and is designed to protect shareholders of publicly-owned North Carolina corporations based within the state against certain changes in control and to provide shareholders with the opportunity to vote on whether to afford voting rights to certain shareholders. The act is triggered upon the acquisition by a person of shares of voting stock of a covered corporation that, when added to all other shares beneficially owned by the person, would result in that person holding one-fifth (1/5), one-third (1/3) or a majority of the voting power in the election of directors. Under the act, the shares acquired that result in the crossing of any of these thresholds ("Control Shares") have no voting rights until such rights are conferred by the affirmative vote of the holders of a majority of all outstanding voting shares, excluding those shares held by any person involved or proposing to be involved in the acquisition of Control Shares, any officer of the corporation and any employee of such corporation who is also a director of such corporation. If voting rights are conferred on Control Shares, all shareholders of such corporation have the right to require that their shares be redeemed at the highest price paid per share by the acquirer for any Control Shares.

     In addition, the North Carolina Shareholder Protection Act, which is applicable to Haywood, is designed to prevent the abuses that sometimes occur during hostile takeovers. The act generally requires that, unless certain "fair price" and procedural requirements are satisfied, the affirmative vote of the holders of 95% of the outstanding shares of the corporation's voting shares (excluding shares owned by an "interested shareholder") is required to approve certain business combination transactions with another entity that is the beneficial owner of more than 20% of the corporation's voting shares or which is an affiliate of the corporation and previously has been a 20% beneficial owner.

     In order to satisfy the "fair price" provisions, the price paid for any shares in the second phase of an acquisition must be at least equal to the highest of: (i) the highest per share price ever paid by anyone who is a part of the acquirer; (ii) a price that exceeds the market price when the second phase of the acquisition is announced by the same percentage as the highest price paid by the acquirer exceeds the market price immediately before the acquisition began; or (iii) a price computed by multiplying the corporation's annual earnings per share by the price/earnings multiple, if any, of the acquirer.

     In addition, the procedural provision requires that: (i) the corporation's board of directors must maintain representation by continuing directors proportionate to shares held by persons unaffiliated with the acquirer; (ii) there must be no reduction in dividends except as approved by a unanimous vote of directors; (iii) the acquirer must not acquire any additional shares of the corporation after the transaction in which it acquired its 20% interest; (iv) the acquirer must not receive the benefit, directly or indirectly, except proportionately with other shareholders, of any loans, advances, guarantees, or financial assistance from the corporation prior to consumption of the business transaction; (v) the acquirer must not, prior to consummation of the business transaction, make a major change in the corporation's business or equity capital structure unless by unanimous vote of the directors; and (vi) the acquirer must distribute to the shareholders a proxy statement responsive to the requirements of applicable federal securities laws, which must contain any recommendations by the continuing directors and can include a fairness opinion from an independent investment banking firm regarding the transaction.

     Haywood's articles of incorporation contain further provisions that may discourage certain takeover offers or other attempts to change the control of the corporation. Under Haywood's articles of incorporation, a "business combination" (generally, a merger or purchase of 10% or more of the corporation's securities or a sale of a significant amount of assets) with a "related person" (generally, a person who owns 10% or more of the corporation's voting stock) must be approved by 75% or more of the shares entitled to vote generally in the election of directors unless: at least two-thirds (2/3) of the entire board of directors approved the business combination; and if the business combination was proposed by a related person, at least two-thirds (2/3) of the directors who are unaffiliated with the related person and were members of the board of directors prior to the time the person became related approved the combination.

     In addition, under Haywood's articles of incorporation, the board of directors may review not only the consideration being offered in any business combination in relation to the then-current market price of the corporation's stock, but also to consider the consideration in relation to the then-current value of the corporation in a freely negotiated transaction and in relation to the board of directors' then-estimate of the future value of the corporation as an independent entity. In addition, the board of directors may consider such other factors as it determines to be relevant, including the social and economic effects on its employees, customers, suppliers and other constituents and on the communities in which the corporation does business and the desirability of maintaining independence from any other business.

     CSBI. Georgia law provides for certain voting rules and fair price requirements concerning business combinations with "interested shareholders." This provision is designed to protect shareholders of Georgia corporations against the inequities of certain tactics which have been utilized in hostile takeover attempts. Under the fair price provisions, business combinations with interested shareholders (generally, a person who beneficially owns 10% or more of the corporation's voting shares) must meet one of three criteria designed to protect minority shareholders: (i) the transaction must be unanimously approved by the "continuing directors" of the corporation (generally, directors who served prior to the time the interested shareholder acquired 10% ownership and who are unaffiliated with the interested shareholder); (ii) the transaction must be approved by two-thirds (2/3) of the continuing directors and a majority of shares held by shareholders other than the interested shareholders; or (iii) the terms of the transaction must meet specified fair pricing criteria and certain other tests which are intended to assure that all shareholders receive a fair price and equivalent consideration for their shares regardless at which point in time they sell to the acquiring party.

     Fair price requirements are not applicable to any corporation unless they are specifically incorporated in the bylaws of the corporation. CSBI's bylaws do not contain these requirements. However, certain provisions of CSBI's bylaws still may have the effect of preventing, discouraging, or delaying any change of control of CSBI. The board of directors of CSBI may, if it deems it advisable, oppose a tender or other offer for CSBI's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the board of directors may, but is not legally obligated to, consider any pertinent issues; including, but not limited to: (i) whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation; (ii) whether a more favorable price could be obtained for CSBI's securities in the future; (iii) the impact which an acquisition of CSBI would have on the employees, depositors and customers of CSBI and its subsidiaries and the communities which they serve;
(iv) the reputation and business practices of the offeror and its management and affiliates; (v) the value of the securities, if any, that the offeror is offering in exchange for CSBI's securities, based on an analysis of the worth of CSBI as compared to the offeror or any other entity whose securities are being offered; and (vi) any antitrust or other legal or regulatory issues that are raised by the offer.

     If the board of directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any or all of the following: (i) advising shareholders not to accept the offer; (ii) litigation against the offeror; (iii) filing complaints with governmental and regulatory authorities; (iv) acquiring CSBI's securities; (v) selling or otherwise issuing authorized but unissued securities of CSBI or treasury stock or granting options or rights with respect thereto; (vi) acquiring a company to create an antitrust or other regulatory problem for the offeror; and (vii) soliciting a more favorable offer from another individual entity.

                                    EXPERTS

     The consolidated financial statements of CSBI as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Haywood as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998 accompanying this proxy statement/prospectus have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the shares of CSBI common stock being offered hereby is being passed upon for CSBI by Troutman Sanders LLP, Atlanta, Georgia, counsel for CSBI. Troutman Sanders LLP will also opine as to certain federal income tax consequences of the merger. See "THE MERGER -- Important Federal Income Tax Consequences." As of the date of this proxy statement/prospectus, certain members of Troutman Sanders LLP owned approximately 17,646 shares of CSBI common stock. Certain additional legal matters relating to the merger are being passed upon for CSBI by Troutman Sanders LLP and for Haywood by Housley Kantarian & Bronstein, P.C., Washington, D.C.

                    SHAREHOLDER PROPOSALS AND OTHER MATTERS

     In order to be eligible for inclusion in Haywood's proxy materials for next year's annual meeting of Haywood shareholders, if the merger is not consummated, any shareholder proposal to take action at that meeting must be received at Haywood's main office at 370 North Main Street, Waynesville, North Carolina 28786, no later than November 30, 1999.

     In the event that Haywood receives notice of a shareholder proposal to take action at next year's annual meeting of Haywood shareholders, if the merger is not consummated before the time of such meeting, that is not submitted for inclusion in Haywood's proxy material, or is submitted for inclusion but is properly excluded from its proxy material, the persons named in the proxy sent by Haywood to its shareholders intend to exercise their discretion to vote on the shareholder proposal in accordance with their best judgment if notice of the proposal is not timely received. The bylaws of Haywood provide that if notice of a shareholder proposal to take action at next year's annual meeting is not received at Haywood's main office within 20 days of that meeting, the proposal will not be eligible for presentation at that meeting.

     Under North Carolina law, only business within the purpose or purposes described in the Notice of Special Meeting may be conducted at the special meeting.

     Any shareholder proposal intended for inclusion in CSBI's proxy statement for next year's annual meeting of shareholders must be received at the principal offices of CSBI not later than November 29, 1999. In addition, the proxy solicited by CSBI's board of directors for that meeting will confer discretionary authority to vote on any shareholder proposal presented at that meeting unless CSBI is provided with notice of such proposal by February 11, 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

     CSBI and Haywood file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by CSBI at the SEC's public reference room in Washington, D.C., at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. CSBI's and Haywood's SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information filed by Haywood should also be available for inspection at the Amex at 86 Trinity Place, New York, New York 10006.

     CSBI has filed a Registration Statement on Form S-4 to register with the SEC CSBI common stock to be issued to Haywood shareholders in the merger. This proxy statement/prospectus is a part of that Registration Statement and constitutes a prospectus of CSBI in addition to a proxy statement of Haywood for Haywood's Special Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows CSBI and Haywood to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC by either CSBI or Haywood. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in the proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that CSBI and Haywood have previously filed with the SEC. These documents contain important information about CSBI and Haywood and their respective businesses.

CSBI Filings (SEC File No. 0-26254)                      Period
------------------------------------                     ------
 .  CSBI's Annual Report on Form 10-K.                    For the fiscal year ended December 31, 1998 as filed on
                                                         March 31, 1999.

 .  CSBI's Amended Annual Report on Form 10-K/A.          For the fiscal year ended December 31, 1998 as filed on
                                                         April 21, 1999.

 .  CSBI's Amended Annual Report on Form 10-K/A.          For the fiscal year ended December 31, 1998 as filed on
                                                         June 4, 1999.

 .  CSBI's Quarterly Report on Form 10-Q.                 For the fiscal quarter ended March 31, 1999 as filed on
                                                         May 14, 1999.

 .  CSBI's Quarterly Report on Form 10-Q.                 For the fiscal quarter ended June 30, 1999 as filed on
                                                         August 14, 1999.

 . The description of CSBI common stock contained in CSBI's Registration Statement on Form 8-A, as filed on April 28, 1989, and any amendment or report filed for the purpose of updating such description.

                                  APPENDIX A
                                  ----------

                         AGREEMENT AND PLAN OF MERGER,
                                   AS AMENDED


     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of August 5, 1999 by and among Haywood Bancshares, Inc. ("Haywood"), a corporation organized and existing under the Laws of the State of North Carolina, with its principal office located in Waynesville, North Carolina, Century South Banks, Inc. ("CSBI"), a corporation organized and existing under the Laws of the State of Georgia, with its principal office located in Dahlonega, Georgia and to be joined in by HBI Acquisition Corp. ("HAC"), a corporation to be chartered under the Laws of the State of North Carolina and to become a wholly-owned subsidiary of CSBI.

                                    Preamble

     The Boards of Directors of Haywood and CSBI are of the opinion that the transaction described herein is in the best interest of the parties and their respective shareholders. This Agreement provides for the acquisition of Haywood by CSBI pursuant to the merger of Haywood with and into HAC (the "Merger"). At the Effective Time of the Merger, the outstanding shares of the capital stock of Haywood shall be converted into the right to receive shares of the common stock of CSBI (except as provided herein). As a result, shareholders of Haywood shall become shareholders of CSBI. The transaction described in this Agreement is subject to the approvals of the shareholders of Haywood and HAC, applicable Regulatory Authorities and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. In connection with the execution of this Agreement, Haywood and CSBI will enter into a stock option agreement (the "Stock Option Agreement") in the form attached hereto as Exhibit A.

     Immediately following the Closing, Haywood Savings Bank, Inc., SSB ("Bank"), a North Carolina chartered savings bank with its principal office located in Waynesville, North Carolina and a wholly-owned subsidiary of Haywood, will remain in existence under its Articles of Incorporation and Bylaws, as in effect prior to the Effective Time, as a wholly-owned subsidiary of HAC. Great Smokies Financial Corporation and Great Smokies Insurance Agency, Inc., each a corporation organized and existing under the Laws of the State of North Carolina with its principal office located in Waynesville, North Carolina and a wholly-owned subsidiary of Bank, will remain in existence under their respective Articles of Incorporation and Bylaws, as in effect prior to the Effective Time, as wholly-owned subsidiaries of Bank.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1
                        TRANSACTION AND TERMS OF MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Haywood shall be merged with and into HAC in accordance with the provisions of Section 55-11-05 of the NCBCA and with the effect provided in
Section 55-11-06 of the NCBCA. HAC shall be the Surviving Corporation resulting from the Merger and the separate existence of Haywood shall cease. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Haywood and CSBI and, upon its formation, the Board of Directors of HAC.

    1.2 Time and Place of Closing. The Closing will take place at 9:30 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:30 a.m.), or at such other time as the Parties, acting through their Chief Executive Officers, may mutually agree. The place of Closing shall be at the offices of Troutman Sanders LLP, Atlanta, Georgia, or such other place as may be mutually agreed upon by the

Parties.

     1.3 Effective Time. The Merger contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of North Carolina. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the Chief Executive Officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of
(i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (ii) the date on which the shareholders of Haywood approve this Agreement, or (iii) such later date as may be mutually agreed upon in writing by the Chief Executive Officers of each Party.

     1.4 Execution of Support and Non Competition Agreements. Immediately prior to the execution of this Agreement and as a condition hereto, each of the executive officers and directors of Haywood and Bank listed in Exhibit E is executing and delivering to CSBI a Support Agreement and Non Competition Agreement in substantially the form as attached hereto as Exhibit B.

                                   ARTICLE 2
                                TERMS OF MERGER

     2.1 Articles of Incorporation. The Articles of Incorporation of HAC in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

     2.2 Bylaws. The Bylaws of HAC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

     2.3 Directors and Officers of Haywood and Bank. The directors of Haywood and Bank in office prior to the Effective Time may continue, at their discretion, to serve as directors of the Surviving Corporation and Bank for a period of the later of their attaining age 70 or five years after the Closing but in no event later than any individual's 75th birthday. The directors will receive directors' fees in the amount of $400 per month for their combined service to Surviving Corporation and Bank. The officers of Haywood immediately prior to the Effective Time shall become officers of the Surviving Corporation.

     2.4 Directors and Officers of CSBI and HAC. The directors and officers of CSBI in office immediately prior to the Effective Time shall serve as the officers and directors of CSBI from and after the Effective Time in accordance with the Bylaws of CSBI. The directors of HAC in office immediately prior to the Effective Time shall continue to serve as directors of the Surviving Corporation from and after the Effective Time until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3
                    MANNER OF CONVERTING SHARES AND OPTIONS

     3.1 Conversion of Shares. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

     (a) Each share of CSBI Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

     (b) Subject to adjustment as outlined below and as set forth in Section 3.4 of this Agreement, the election rights set forth in Section 3.2 of this Agreement, the allocation provisions set forth in Section 3.3 of this Agreement and the conditions set forth herein, each share of Haywood Common Stock issued and outstanding at the Effective Time shall be converted into .8874 shares (the "Exchange Ratio") of CSBI Common Stock (the "Per Share Stock Consideration"),

provided, however, that if (i) the Valuation Period Market Value of CSBI Common
--------  -------
Stock is
less than $24.00 per share, then the Exchange Ratio shall be increased by an amount equal to the product of (A) the Exchange Ratio multiplied by (B) the quotient of the difference between $24.00 less the Valuation Period Market Value divided by the Valuation Period Market Value or (ii) the Valuation Period Market Value of CSBI Common Stock is greater than $27.00 per share, then the Exchange Ratio shall be decreased by an amount equal to the product of (A) the Exchange Ratio multiplied by (B) the quotient of the difference between the Valuation Period Market Value less $27.00, divided by the Valuation Period Market Value.

     (c) Subject to adjustment as outlined above and as set forth in Section 3.4 of this Agreement, the election rights set forth in Section 3.2 of this Agreement, the allocation provisions set forth in Section 3.3 of this Agreement and the conditions set forth herein, each share of Haywood Common Stock (excluding shares held by CSBI or any of its Subsidiaries or by Haywood, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive the Per Share Stock Consideration.

     3.2 Cash Election. Notwithstanding the foregoing, Holders of Haywood Common Stock who beneficially own less than 100 shares shall receive cash consideration in lieu of receiving CSBI Common Stock in the Merger. In addition, all other holders of Haywood Common Stock may elect to receive cash consideration in lieu of receiving CSBI Common Stock in accordance with the election procedures set forth below in this Section 3.2. Holders who are to receive cash in lieu of exchanging their shares of Haywood Common Stock for CSBI Common Stock as specified below shall receive an amount in cash (the "Per Share Cash Consideration") in respect of each share of Haywood Common Stock that is so converted equal to the Exchange Ratio (subject to adjustment of the Exchange Ratio as set forth in Section 3.1(b) of this Agreement) and the product of the Valuation Period Market Value. For purposes of this Agreement:

     (i) "Valuation Period Market Value" shall mean the average of the closing sales prices for CSBI Common Stock as reported on the NASDAQ (as reported in The Wall Street Journal or, in the absence thereof, by another authoritative source) during the Valuation Period; and

     (ii) "Valuation Period" shall mean the 20 consecutive trading day period during which the shares of CSBI Common Stock are traded on the NASDAQ ending on the 10th calendar day immediately prior to the anticipated Effective Time.

     An election form and other appropriate and customary transmittal materials ("Election Form") (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Haywood Common Stock ("Old Certificates")) shall pass, only upon proper delivery of such Old Certificates to an exchange agent designated by CSBI (the "Exchange Agent") shall be mailed together with the Proxy Statement on such date as Haywood and CSBI shall mutually agree ("Mailing Date") to each holder of record of Haywood Common Stock as of the record date for eligibility to vote at the Special Meeting.

     Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of Haywood Common Stock to elect to receive cash with respect to all or a portion of such holder's Haywood Common Stock (shares as to which the election is made being "Cash Election Shares"). The "Cash Election Amount" shall be equal to the Per Share Cash Consideration multiplied by the total number of Cash Election Shares. Shares as to which the holder (or beneficial owner elects to receive the Per Share Stock Consideration (if eligible to so elect) are referred to herein as "Stock Election Shares."

     Any share of Haywood Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m. on the 20th day following the Mailing Date (the "Election Deadline") shall be converted either into the Per Share Stock consideration or the Per Share Cash Consideration at the election of CSBI (such shares being "No Election Shares") with the exception that shares held by a holder of less than 100 shares shall be deemed to be Cash Election Shares.

     CSBI shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Haywood Common Stock between the Mailing Date and the close of business on the business day prior to the Election Deadline, and Haywood shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

     Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Haywood Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Haywood Common Stock represented by such Election Form shall become No Election Shares and CSBI shall cause the certificates representing Haywood Common Stock to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither CSBI nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

     3.3 Allocation. Within five business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, CSBI shall cause the Exchange Agent to effect the allocation among the holders of Haywood Common Stock so that 50% of the aggregate consideration paid in exchange for shares of Haywood Common Stock in the Merger (the "Total Merger Consideration") shall be paid in CSBI Common Stock (the "Stock Amount") and 50% of the Total Merger Consideration shall be paid in cash (the "Cash Amount"). The allocation shall be effected by the Exchange Agent as follows:

     (i) If the Cash Amount is greater than the Cash Election Amount, then:

     (a) each Cash Election Share shall be converted into the right to receive an amount of cash equal to the Per Share Cash Consideration;

     (b) the Exchange Agent will select, on a pro rata basis, first from among the holders of No Election Shares and then, if necessary, from among the holders of Stock Election Shares, a sufficient number of such shares ("Cash Designee Shares") such that the sum of Cash Designee Shares and Cash Election Shares multiplied by the Per Share Cash Consideration equals as closely as practicable the Cash Amount (each Cash Designee Share shall be converted into the right to receive an amount of cash equal to the Per Share Cash Consideration); and

     (c) any Stock Election Shares and any No Election Shares, in each case, not so selected as Cash Designee Shares shall be converted into the right to receive the Per Share Stock Consideration.

     (ii) If the Cash Amount is less than the Cash Election Amount, then:

     (a) each Stock Election Share and each No Election Share shall be converted into the right to receive the Per Share Stock Consideration;

     (b) the Exchange Agent will select, on a pro rata basis from among the holders of Cash Election Shares, a sufficient number of such shares ("Stock Designee Shares") such that the number of Stock Designee Shares multiplied by the Per Share Cash Consideration equals as closely as practicable the difference between the Cash Election Amount and the Cash Amount (the Stock Designee Shares shall be converted into the right to receive the Per Share Stock Consideration); and

     (c) any Cash Election Shares not so selected as Stock Designee Shares shall be converted into the right to receive an amount of cash equal to the Per Share Cash Consideration.

     In the event that the Exchange Agent is required pursuant to this Section
3.3 to designate from among all Stock Election Shares the Cash Designee Shares to receive cash, each holder of Stock Election Shares shall be allocated a pro rata portion of the remainder of the total Cash Designee Share less the number of No Election Shares which are Cash Designee Shares. Such proration shall reflect the proportion that the number of Stock Election Shares of each holder of Stock Election Shares bears to the total number of Stock Election Shares. In the event the Exchange Agent is required pursuant to this Section 3.3 to designate from among all holders of Cash Election Shares the Stock Designee Shares to receive the Per Share Stock Consideration, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Stock Designee Shares. Such proration shall reflect the proportion that the number of Cash Election Shares of each holder of Cash Election Shares bears to the total number of Cash Election Shares.

     Notwithstanding anything to the contrary contained in this Section 3.3, CSBI may, at CSBI's sole discretion, waive the maintenance of the Cash Amount, but only in order to reduce the Cash Amount, and only if the difference between the Cash Amount and the aggregate amount of cash elected by holders of Haywood Common Stock, including cash paid for fractional shares, is less than 10% of the Cash Amount. Under no circumstances, however, shall CSBI increase the Cash Amount.

     3.4 Adjustment to Exchange Ratio. In the event that Haywood's consolidated shareholders' equity (as determined below) is less than $21,000,000, there shall be an adjustment to the Exchange Ratio. In such event, the Exchange Ratio shall be adjusted by multiplying it by a fraction the numerator of which is Haywood's consolidated shareholders' equity (as determined below) and the denominator of which is $21,000,000. The determination of Haywood's consolidated shareholders' equity, as adjusted, shall be based on Haywood's consolidated balance sheet prepared in accordance with GAAP dated as of the end of the month immediately preceding the Effective Time, including (i) all normal and recurring adjustments necessary in accordance with GAAP; (ii) all adjustments necessary to record obligations with respect to benefit obligations of Haywood or any of its subsidiaries under its employment agreements, deferred compensation agreements, directors' retirement plan, severance plan, and retention bonus plan assuming a change in control triggering event; (iii) all adjustments necessary to record estimated obligations payable by Haywood or any of its subsidiaries upon the termination of its defined benefit pension plan; and (iv) all accruals and liabilities for fees and expenses of consultants, attorneys, accountants and the like in connection with the Merger and the due diligence conducted by Haywood in regard to the Merger other than (x) the fees to be paid to Trident, (y) the direct costs associated with printing and mailing of the Proxy Statement, and
(z) any costs, fees and expenses reasonably and directly incurred by Haywood and Bank in connection with any charter conversion by Bank.

     3.5 Anti-Dilution Provisions. In the event Haywood or CSBI changes the number of shares of Haywood Common Stock or CSBI Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be prior to the Effective Time, the Total Merger Consideration shall be proportionately adjusted.

     3.6 Shares Held by Haywood or CSBI. Each of the shares of Haywood Common Stock held by Haywood or by any CSBI Companies, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

     3.7 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Haywood Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of CSBI Common Stock (after taking into account all Old Certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Haywood Common Stock multiplied by the market value of one share of CSBI Common Stock at the Effective Time. The market value of one share of CSBI Common Stock at the Effective Time shall be the last sales price of the CSBI Common Stock on NASDAQ on the last business day preceding the Effective Time. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional shares.

                                   ARTICLE 4
                               EXCHANGE OF SHARES

     4.1 Exchange Procedures. (a) Immediately prior to the Effective Time, CSBI shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates for exchange in accordance with
Section 3.2 of this Agreement or this Article 4, certificates representing the shares of CSBI Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with respect thereto (without any interest thereon), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to Section 3.2 of this Agreement or this Article 4 in exchange for outstanding shares of Haywood Common Stock.

     (b) Promptly after the Effective Time, the Exchange Agent shall transmit to former holders of record shares of Haywood Common Stock who have properly made (and not revoked) elections pursuant to Section 3.2 of this Agreement New Certificates in respect of the Per Share Stock Consideration and/or checks in respect of the Per Share Cash Consideration and any fractional share interests or dividends or distributions which such persons shall be entitled to receive pursuant to this Agreement. Within 20 days after the Effective Time, CSBI shall send or cause to be sent to each other former holder of record of shares (other than Treasury Shares) of Haywood Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's Old Certificates for the consideration set forth in Article 3 of this Agreement. CSBI shall cause the New Certificates into which shares of a shareholder's Haywood Common Stock are converted at the Effective Time and/or any check in respect of the Per Share Cash Consideration and any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such shareholders upon delivery to the Exchange Agent of Old Certificates representing such shares of Haywood Common Stock (or indemnity reasonably satisfactory to CSBI and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any such cash to be paid pursuant to Article 3 upon such delivery.

     (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Haywood Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (d) No dividends or other distributions with respect to CSBI Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Haywood Common Stock converted in the Merger into shares of such CSBI Common Stock until the holder thereof shall have surrendered such Old Certificate in accordance with Section 3.2 of this Agreement or this Article 4. After the surrender of an Old Certificate in accordance with Section 3.2 of this Agreement or this Article 4, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of CSBI Common Stock represented by such Old Certificates.

     (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Haywood for 12 months after the Effective Time shall be paid to CSBI. Any shareholders of Haywood who have not theretofore complied with
Section 3.2 of this Agreement or this Article 4 shall thereafter look only to CSBI for payment of the shares of CSBI Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on the CSBI Common Stock deliverable in respect of each share of Haywood Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     4.2 Rights of Former Shareholders. At the Effective Time, the stock transfer books of Haywood shall be closed as to holders of Haywood Common Stock immediately prior to the Effective Time, and no transfer of Haywood Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.2 or Section 4.1 of this Agreement, each certificate theretofore representing shares of Haywood Common Stock (other than shares to be canceled pursuant to Section 3.6 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.2 of this Agreement in exchange therefor. To the extent permitted by Law, former shareholders of record of Haywood shall be entitled to vote after the Effective Time at any meeting of CSBI shareholders the number of whole shares of CSBI Common Stock into which their respective shares of Haywood Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Haywood Common Stock for certificates representing CSBI Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by CSBI on the CSBI Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of CSBI Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Haywood Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 3.2 or
Section 4.1 of this Agreement. However, upon surrender of such Haywood Common Stock certificate, both the CSBI Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF HAYWOOD

   Haywood hereby represents and warrants to CSBI and HAC as follows:

     5.1 Organization, Standing and Power. Haywood is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and is duly registered as a bank holding company under the BHC Act. Haywood has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Neither Haywood nor any Subsidiary owns any property or conducts any business outside of the State of North Carolina which would require any of them to be qualified as a foreign corporation in any jurisdiction except for such jurisdictions in which the failure to be so qualified is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Haywood.

     5.2  Authority; No Breach By Agreement.

     (a) Haywood has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and, subject to approval by its stockholders, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Haywood, subject to the approval of this Agreement by the holders of at least a majority of the outstanding shares of Haywood Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Haywood. Subject to such requisite shareholder approval and Consents of applicable Regulatory Authorities, this Agreement represents a legal, valid and binding obligation of Haywood, enforceable against Haywood in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Except as Previously Disclosed, neither the execution and delivery of this Agreement by Haywood nor the consummation by Haywood of the transactions contemplated hereby, nor compliance by Haywood with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Haywood's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on either Haywood or any Subsidiary or all of them under, any Contract or Permit of either Haywood or any Subsidiary or all of them, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Haywood, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(a) and
(b) of this Agreement, violate any Law or Order applicable to either Haywood or Bank or both or any of their respective Material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate , banking and securities Laws and rules of the AMEX, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Haywood no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by Haywood of the Merger and the other transactions contemplated in this Agreement.

     5.3  Capital Stock and Other Securities.

     (a) The authorized capital stock of Haywood consists of 5,000,000 shares of Haywood Preferred Stock and 10,000,000 shares of Haywood Common Stock. As of the date of this Agreement, there are no shares of Haywood Preferred Stock outstanding and 1,250,356 shares of Haywood Common Stock issued and outstanding. No more than 1,250,356 shares of Haywood Common Stock will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of Haywood are duly and validly issued and outstanding and are fully paid and nonassessable under the NCBCA. None of the outstanding shares of capital stock of Haywood has been issued in violation of any preemptive rights of the current or past shareholders of Haywood. There are no outstanding Haywood Options that have been granted and are unexercised.

     (b) Except as set forth in Section 5.3(a) of this Agreement or there are no shares of capital stock or other equity securities of Haywood outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Haywood or contracts, commitments, understandings or arrangements by which Haywood is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

     5.4 Haywood's Subsidiaries. Haywood has the following subsidiaries: (i) Bank; (ii) Great Smokies Financial Corporation; and (iii) Great Smokies Insurance Agency, Inc.

     5.5  SEC Filings; Financial Statements.

     (a) Haywood has filed and made available to CSBI all forms, reports and documents required to be filed by Haywood with the SEC since December 31, 1995 (collectively, the "Haywood SEC Reports"). The Haywood SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Haywood SEC Reports or necessary in order to make the statements in such Haywood SEC Reports, in light of the circumstances under which they were made, not misleading. Except for Haywood Subsidiaries that are registered as a broker, dealer or investment advisor or filings due to fiduciary holdings of the Haywood Subsidiaries, none of the Haywood Subsidiaries is required to file any forms, reports or other documents with the SEC;

     (b) Haywood has Previously Disclosed, and delivered to CSBI prior to the execution of this Agreement, copies of all Haywood Financial Statements for periods ended prior to the date hereof and will deliver to CSBI copies of all Haywood Financial Statements prepared subsequent to the date hereof. The Haywood Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or will be, if dated after the date of this Agreement, in accordance with the books and records of Haywood, which are or will be, materially complete and correct and which have been or will have been maintained in accordance with good business practices, and (ii) present or will present fairly the financial position of Haywood as of the dates indicated and the results of operations, changes in shareholders' equity and cash flows of Haywood for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material).

     5.6 Absence of Undisclosed Liabilities. Neither Haywood nor any Subsidiary has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Haywood, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Haywood as of December 31, 1998 and June 30, 1999 included in the Haywood Financial Statements or reflected in the notes thereto. Neither Haywood nor any Subsidiary has incurred or paid any Liability since June 30, 1999, except for
(i) such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Haywood, or
(ii) in connection with the transaction contemplated by this Agreement.

     5.7 Absence of Certain Changes or Events. Since June 30, 1999, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Haywood, (ii) neither Haywood nor any Subsidiary has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Haywood provided in Article 7 of this Agreement, and (iii) Haywood and each Subsidiary have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

     5.8  Tax Matters.

     (a) All Tax Returns required to be filed by or on behalf of Haywood or any Subsidiary have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 1998, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Haywood, and all Tax Returns filed are complete and accurate in all Material respects to the Knowledge of Haywood. All Taxes shown on filed returns have been paid as of the date of this Agreement, and there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Haywood, except as reserved against in the Haywood Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) Neither Haywood nor any Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid Tax deficiency has been asserted in writing against or with respect to Haywood or any Subsidiary, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Haywood.

     (c) Adequate provision for any Taxes due or to become due by Haywood or Bank for the period or periods through and including the date of the respective Haywood Financial Statements has been made and is reflected on such Haywood Financial Statements.

     (d) Deferred Taxes of Haywood and its Subsidiaries have been provided for in accordance with GAAP. Effective January 1, 1994, Haywood adopted Financial Accounting Standards Board Statement 109, "Accounting for Income Taxes."

     (e) Haywood and its Subsidiaries are in compliance with, and their respective records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Haywood and its Subsidiaries.

     (f) Except as set forth in Schedule 5.8(f) attached hereto, neither Haywood nor any Subsidiary has made any payments, is obligated to make any payments or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

     (g) There are no Material Liens with respect to Taxes upon any of the Assets of either Haywood or any of its Subsidiaries except for liens for Taxes not yet due or being contested in good faith and for which adequate provision thereof has been made.

     (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of either Haywood or any of its Subsidiaries that occurred during or after any Taxable Period in which either Haywood or any of it Subsidiaries incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1996.

     (i) Neither Haywood nor any of its Subsidiaries has filed any consent under
Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

     (j) After the date of this Agreement, no Material election with respect to Taxes will be made by Haywood or any of its Subsidiaries without the prior consent of CSBI, which consent will not be unreasonably withheld.

     (k) Neither Haywood nor any of its Subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     5.9 Allowance. The Allowance shown on the consolidated balance sheets of Haywood included in the most recent Haywood Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Haywood included in the Haywood Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of any Subsidiary and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by any Subsidiary as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Haywood.

     5.10 Assets. Except as Previously Disclosed or as disclosed or reserved against in the Haywood Financial Statements, Haywood and its Subsidiaries each has good and marketable title, free and clear of all Liens, to all of their respective Assets. Except as set forth in Schedule 5.10 attached hereto, all Material tangible properties used in the business of Haywood and its Subsidiaries are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Haywood's and each Subsidiaries' past practices. All Assets which are Material to Haywood's and its Subsidiaries' respective businesses held under leases or subleases by either Haywood or its Subsidiaries, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of either Haywood or its Subsidiaries provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any Subsidiary is a named insured are reasonably sufficient. Neither Haywood nor any Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of each Subsidiary include all assets required to operate the business of such Subsidiary as presently conducted.

     5.11  Environmental Matters.

     (a) To the Knowledge of Haywood, Haywood, and its Subsidiaries, their respective Participation Facilities and Loan Properties are, and have been, in full compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Haywood.

     (b) There is no Litigation pending or, to the Knowledge of Haywood, threatened before any court, governmental agency, board, authority or other forum in which either Haywood or any Subsidiary or any of their respective Participation Facilities and Loan Properties has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by either Haywood or any Subsidiary or any of their respective Participation Facilities and Loan Properties, except for such Litigation pending or threatened which is not likely to have, individually or in the aggregate, a Material Adverse Effect on Haywood.

     (c) To the Knowledge of Haywood, there is no reasonable basis for any Litigation of a type described in subsection (b), except such as is not likely to have, individually or in the aggregate, a Material Adverse Effect on Haywood.

     (d) To the Knowledge of Haywood, there have been no releases, spills or discharges of Hazardous Material or other conditions involving Hazardous Materials in, on, under or affecting any Participation Facility or Loan Property, except such as are not likely to have, individually or in the aggregate, a Material Adverse Effect on Haywood.

     5.12 Compliance with Laws. Haywood is duly registered as a bank holding company under the BHC Act. Bank is duly chartered as a state savings bank under applicable Laws and is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and its deposits are insured up to applicable limits by the Savings Association Insurance Fund. Bank and its Subsidiaries have in effect all Permits necessary for them to own, lease or operate their respective Assets and to carry on their respective businesses as now conducted, except for those Permits the absence of which are not likely to have, individually or in the aggregate, a Material Adverse Effect on Haywood or its Subsidiaries, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Haywood or its Subsidiaries. Neither Haywood nor any Subsidiary:

     (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not likely to have, individually or in the aggregate, a Material Adverse Effect on Haywood; and

     (b) except as set forth on Schedule 5.12(b) attached hereto, has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that either Haywood or Bank is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either Haywood or any Subsidiary, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either Haywood or any Subsidiary, or (iii) requiring Haywood or any Subsidiary to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its businesses, or in any manner relates to their respective capital adequacy, credit or reserve policies, management or the payment of dividends.

     5.13 Labor Relations. Neither Haywood nor its Subsidiaries is the subject of any Litigation asserting that either of them has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel Haywood or its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is Haywood or its Subsidiaries a party to or bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving either of them, pending or threatened, nor to their respective Knowledge, is there any activity involving Haywood's or its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.14  Employee Benefit Plans.

     (a) Schedule 5.14(a) attached hereto sets forth correct and complete copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other written employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Haywood or any Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which such persons are eligible to participate (collectively, the "Haywood Benefit Plans"). Any of the Haywood Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Haywood ERISA Plan." Each Haywood ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "Haywood Pension Plan." No Haywood Pension Plan is or has been a "multi-employer plan" within the meaning of
Section 3(37) of ERISA. Except as set forth on Schedule 5.14(a) attached hereto, Haywood does not, and may not ever, participate in either a multi-employer plan or a multiple employer plan.

     (b) Haywood has delivered or made available to CSBI prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Haywood Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Haywood Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters or Material advisory opinions issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation after December 31, 1994, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports and summary annual reports prepared for any Haywood Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

     (c) All Haywood Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Haywood. Each Haywood ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS, and Haywood is not aware of any circumstances which will or could reasonably result in revocation of any such favorable determination letter or failure of an Haywood ERISA Plan intended to satisfy Internal Revenue Code Section 401 to satisfy the Tax qualification provisions of the Internal Revenue Code applicable thereto. Neither Haywood nor Bank has engaged in a transaction with respect to any Haywood Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date hereof, would subject Haywood or Bank to a Material Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or
Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Haywood.

     (d) Except as set forth on Schedule 5.14(d) attached hereto, no Haywood Pension Plan has any "unfunded current liability," as that term is defined in
Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position or funded status of any Haywood Pension Plan, (ii) no change in the actuarial assumptions with respect to any Haywood Pension Plan, and (iii) no increase in benefits under any Haywood Pension Plan as a result of plan amendments or changes in applicable Law, any of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Haywood or materially affect the funding status of any such plan. Neither any Haywood Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Haywood, or the single-employer plan of any entity which is considered one employer with Haywood under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on Haywood. Haywood has not provided, and is not required to provide, security to a Haywood Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA
Section 4006 have been timely paid by Haywood, except to the extent any failure to do so would not have a Material Adverse Effect on Haywood.

     (e) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Haywood with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on Haywood. Except as Previously Disclosed, Haywood has not incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on Haywood. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Haywood Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (f) Except as set forth on Schedule 5.14(f) attached hereto or as required under Title I, Part 6 of ERISA and Internal Revenue Code Section 4980B, neither Haywood nor Bank has any obligations to provide health and life benefits under any of the Haywood Benefit Plans to former employees, and there are no restrictions on the rights of Haywood to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on Haywood.

     (g) Except as set forth on Schedule 5.14(g) attached hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any officer, director or any employee of Haywood from Haywood or its Subsidiaries under any Haywood Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Haywood Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (h) Except as set forth on Schedule 5.14(h) attached hereto, the actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Haywood and its respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Haywood Financial Statements to the extent required by and in accordance with GAAP.

     5.15 Material Contracts. Except as set forth on Schedule 5.15 attached hereto or otherwise reflected in the Haywood Financial Statements, neither Haywood, its Subsidiaries nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by Haywood or any Subsidiary or the guarantee by Haywood or any Subsidiary of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables, Federal Home Loan Bank advances and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto would be required to be filed as an exhibit to a Form 10-K filed by Haywood with the SEC as of the date of this Agreement that has not been filed by Haywood with the SEC or incorporated by reference as an exhibit to Haywood's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "Haywood Contracts"). With respect to each Haywood Contract, (i) the Contract is in full force and effect, (ii) neither Haywood nor Bank is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Haywood, (iii) neither Haywood nor its Subsidiaries has repudiated or waived any material provision of any such Contract, and (iv) no other party to any such Contract is, to the knowledge of Haywood, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Haywood, or has repudiated or waived any Material provision thereunder. Except as set forth on Schedule 5.15 attached hereto, all of the indebtedness of Haywood or any Subsidiary for money borrowed is prepayable at any time by Haywood or any Subsidiary without penalty or premium.

     5.16 Legal Proceedings. There is no Litigation pending, or, to the Knowledge of Haywood, threatened against either Haywood or any Subsidiary, or against any of their Assets, employee benefit plans, interests or rights that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Haywood, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against either Haywood or any Subsidiary, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Haywood.

     5.17 Reports. Except as set forth on Schedule 5.17 attached hereto, since December 31, 1994, Haywood and its Subsidiaries have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with Regulatory Authorities and any applicable state securities or banking authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Haywood or its Subsidiaries. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, each such report and document did not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.18 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by Haywood or any Subsidiary or any Affiliate thereof to CSBI pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by Haywood or any Subsidiary or any Affiliate thereof for inclusion in the Registration Statement to be filed by CSBI with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Haywood or any Subsidiary or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Haywood's shareholders in connection with the Haywood Meeting, and any other documents to be filed by Haywood or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Haywood, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Haywood Meeting be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Haywood Meeting. All documents that Haywood or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     5.19 Tax and Regulatory Matters. Neither Haywood, nor any Subsidiary nor any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of Haywood, there exists no fact, circumstance or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b) other than with respect to anti-trust or competitive effects issues.

     5.20 State Takeover Laws. Haywood has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination" or other state takeover Law.

     5.21 Articles of Incorporation Provisions. Haywood has taken all actions so that the entering into of this Agreement and the consummation of the Merger contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of Haywood (other than voting, dissenters' rights of appraisal or other similar rights) or restrict or impair the ability of CSBI or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Haywood Common Stock that may be acquired or controlled by it.

     5.22 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Haywood's own account, or for the account of Bank or its customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

     5.23 Year 2000. To the Knowledge of Haywood, all computer software and hardware necessary for the conduct of business by Haywood (the "Haywood Software") is designed to be used before, on, and after January 1, 2000 and the Haywood Software will operate during each such time period without error relating to the year 2000, specifically including any error relating to, or the product of, any date data representing or referring to any particular date. As used in this Section 5.23, "operate" further includes, but is not limited to, accepting input of dates without ambiguity, outputting all dates without ambiguity, and performing calculations, comparisons, extractions, sorting and any other processing or taking actions or making decisions using dates or time periods without suffering any abends, aborts, invalid or incorrect results or other interruptions, whether before, on, or after January 1, 2000. Haywood has received all year 2000 examinations and certifications as required by applicable Law and will, within ten business days of this Agreement, make available for CSBI's review all (i) such examinations and certifications, (ii) contingency plans in the event the Software fails to operate, and (iii) costs associated with or related to the Haywood Software.

                                   ARTICLE 6
                 REPRESENTATIONS AND WARRANTIES OF CSBI AND HAC

   CSBI hereby represents and warrants to Haywood, and HAC, when formed, will represent and warrant to Haywood as follows:

     6.1 Organization, Standing and Power. CSBI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia and is duly registered as a bank holding company under the BHC Act.
HAC, when formed, will be a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. CSBI has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. CSBI is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI.

     6.2  Authority, No Breach By Agreement.

     (a) CSBI has, and, upon its formation, HAC shall have, the corporate power and authority necessary to execute, deliver and perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CSBI, and shall be duly and validly authorized by all necessary corporate action in respect thereof on the part of HAC upon its formation. Subject to the Consents of Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of CSBI, and shall become such an obligation of HAC upon its formation, enforceable against CSBI and to become enforceable against HAC upon its formation, in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by either CSBI or, upon its formation, HAC, nor the consummation by CSBI or, upon its formation, HAC of the transactions contemplated hereby, nor compliance by either CSBI or, upon its formation, HAC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of CSBI's or, upon its formation, HAC's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any CSBI Companies under, any Contract or Permit of any CSBI Companies, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any CSBI Companies or any of their respective Material Assets.

     (c) No notice to, filing with or Consent of any public body or authority is necessary for the consummation by either CSBI or HAC of the Merger and the other transactions contemplated in this Agreement other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws and rules of the NASD, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and
(iv) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI.

     6.3  Capital Stock.

     (a) The authorized capital stock of CSBI consists of 30,000,000 shares of CSBI Common Stock. As of June 30, 1999, there were 11,754,156 shares of CSBI Common Stock issued and outstanding. CSBI is not authorized to issue any series of preferred stock. As of June 30, 1999, 500,000 shares of CSBI Common Stock were reserved for issuance pursuant to the CSBI Incentive Stock Option Plan; 500,000 shares of CSBI Common Stock were reserved for issuance pursuant to the CSBI Employee Stock Ownership Plan (collectively, the two aforementioned stock plans being referred to as the "CSBI Option Plans"); 143,617 shares of CSBI Common Stock were reserved for issuance pursuant to stock options granted to certain executive officers of CSBI outside of the CSBI Option Plans; 3.5% of the outstanding shares of CSBI Common Stock were reserved for issuance pursuant to the CSBI 1998 Executive Stock Plan; and 500,000 shares of CSBI Common Stock were reserved for issuance pursuant to CSBI's dividend reinvestment plan. All of the issued and outstanding shares of CSBI Common Stock are, and all of the shares of CSBI Common Stock to be issued in exchange for shares of Haywood Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of CSBI Common Stock has been, and none of the shares of CSBI Common Stock to be issued in exchange for shares of Haywood Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of CSBI.

     (b) Except as set forth in Section 6.3(a) of this Agreement, or as provided pursuant to the CSBI Option Plans, or as Previously Disclosed, as of the date of this Agreement, there are no shares of capital stock or other equity securities of CSBI outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of CSBI or contracts, commitments, understandings or arrangements by which CSBI is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

     (c) At the record date fixed to determine the shareholders entitled to receive notice of and to vote at the Haywood Meeting, the CSBI Common Stock shall either be listed on a national securities exchange or held of record by at least 2,000 shareholders.

     6.4  SEC Filings; Financial Statements.

     (a) CSBI has filed and made available to Haywood all forms, reports and documents required to be filed by CSBI with the SEC since December 31, 1994 (collectively, the "CSBI SEC Reports"). The CSBI SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such CSBI SEC Reports or necessary in order to make the statements in such CSBI SEC Reports, in light of the circumstances under which they were made, not misleading. Except for CSBI Subsidiaries that are registered as a broker, dealer or investment advisor or filings due to fiduciary holdings of the CSBI Subsidiaries, none of the CSBI Subsidiaries is required to file any forms, reports or other documents with the SEC;

     (b) CSBI has Previously Disclosed and delivered to Haywood prior to the execution of this Agreement copies of all CSBI Financial Statements for periods ended prior to the date hereof and will deliver to Haywood copies of all CSBI Financial Statements prepared subsequent to the date hereof. The CSBI Financial Statements (as of the dates thereof and the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the CSBI Companies, which are or will be, materially complete and correct and which have been or will have been, maintained in accordance with good business practices, and (ii) present or will present fairly the consolidated financial position of the CSBI Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of the CSBI Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material).

     6.5 Absence of Undisclosed Liabilities. None of the CSBI Companies have any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI, except Liabilities which are accrued or reserved against in the consolidated balance sheets of CSBI as of December 31, 1998 and June 30, 1999 included in the CSBI Financial Statements or reflected in the notes thereto. No CSBI Company has incurred or paid any Liability since March 31, 1999, except for (i) such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI, or (ii) in connection with the transactions contemplated by this Agreement.

     6.6 Absence of Certain Changes or Events. Since June 30, 1999, except as Previously Disclosed, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI, and (ii) the CSBI Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of CSBI provided in Article 7 of this Agreement.

     6.7 Compliance with Laws. CSBI is duly registered as a bank holding company under the BHC Act. Except for HAC, each of the CSBI Companies has in effect, and, after its formation and prior to the Effective Time, HAC shall have in effect, all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI. None of the CSBI Companies:

     (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI; and

     (b) except as Previously Disclosed, has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any of the CSBI Companies are not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI, or (iii) requiring any CSBI Companies to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

     6.8 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of CSBI, threatened against any CSBI Companies, or against any Asset, interest or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any CSBI Companies, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI.

     6.9 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any CSBI Companies or any Affiliate thereof to Haywood pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any CSBI Companies or any Affiliate thereof for inclusion in the Registration Statement to be filed by CSBI with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any CSBI Companies or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Haywood shareholders in connection with the Haywood Meeting, and any other documents to be filed by any CSBI Companies or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Haywood, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Haywood Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Haywood Meeting. All documents that any CSBI Companies or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     6.10 Tax and Regulatory Matters. No CSBI Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such
Section 9.1(b). To the Knowledge of CSBI, there exists no fact, circumstance or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such
Section 9.1(b) other than with respect to anti-trust or competitive effects issues.

     6.11 Reports. Except as Previously Disclosed, since December 31, 1994, CSBI and its Subsidiaries have timely filed all reports and statements, together with any amendments required to be made with respect thereto (or have obtained written waivers from the applicable Regulatory Authority waiving all consequences from the failure to timely file), that they were required to file with Regulatory Authorities and any applicable state securities or banking authorities, except failure to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI or its Subsidiaries. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, each such report and document did not contain any untrue statement of a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     6.12 Year 2000. To the Knowledge of CSBI, all computer software and hardware necessary for the conduct of business by CSBI (the "CSBI Software") is designed to be used before, on, and after January 1, 2000 and the CSBI Software will operate during each such time period without error relating to the Year 2000, specifically including any error relating to, or the product of, any date data representing or referring to any particular date. As used in this Section 6.12, "operate" further includes, but is not limited to, accepting input of dates without ambiguity, outputting all dates without ambiguity, and performing calculations, comparisons, extractions, sorting and any other processing or taking actions or making decisions using dates or time periods without suffering any abends, aborts, invalid or incorrect results or other interruptions, whether before, on, or after January 1, 2000. CSBI has received all Year 2000 examinations and certifications as required by applicable Law and will, within ten business days of this Agreement, make available for Haywood's review all (i) such examinations and certifications, (ii) contingency plans in the event the software fails to operate, and (iii) costs associated with or related to the CSBI Software.

     6.13 Merger Consideration. CSBI has unissued shares of CSBI Common Stock that are not reserved for any other purposes and are sufficient to provide the aggregate number of shares of CSBI Common Stock to be issued in the Merger and has available to it sources of funds sufficient to provide the aggregate Per Share Cash Consideration. The shares of CSBI Common Stock to be issued in the Merger have been duly authorized and when issued pursuant to the Merger will be validly issued, fully paid and non-assessable with the same rights as each other outstanding shares of CSBI Common Stock.

                                   ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 Affirmative Covenants of Haywood. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement unless the prior written consent of CSBI shall have been obtained, and except as otherwise contemplated herein, Haywood agrees: (i) to operate its business and cause each Subsidiary to operate its business in the usual, regular and ordinary course; (ii) to preserve intact its business organizations and Assets and maintain its rights and franchises; (iii) to use its reasonable efforts to cause its representations and warranties to be correct at all times; (iv) to use its reasonable efforts to ensure, to the extent consistent with the Board of Directors' exercise of its fiduciary duties, that the aggregate Merger-related expenses it incurs are reasonable; (v) to take all steps necessary to terminate the Haywood Benefit Plans (or obtain waivers of claims against Haywood from the beneficiaries thereunder as approved by CSBI in its sole discretion) as of the Effective Time; and (vi) to take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement or (b) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

     7.2 Negative Covenants of Haywood. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Haywood covenants and agrees that it and each Subsidiary will not do or agree or commit to do, any of the following without the prior written consent of the Chief Executive Officer of CSBI, which consent shall not be unreasonably withheld:

     (a) amend the Articles of Incorporation, Bylaws or other governing instruments of Haywood or the Charter, Bylaws or other governing instruments of each Subsidiary; or

     (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of the business of Haywood and each Subsidiary consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock of each Subsidiary held by Haywood of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers' acceptances, "treasury, tax and loan" accounts established in the ordinary course of business and Liens in effect as of the date hereof that are Previously Disclosed); or

     (c) repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Haywood, or declare or pay any dividend or make any other distribution in respect of Haywood capital stock provided that Haywood may, in its sole discretion (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay quarterly cash dividends at a rate not to exceed sixteen cents ($0.16) per share consistent with past practices to its shareholders; or

     (d) except for this Agreement or in connection with the exercise of any option pursuant to the Stock Option Agreement, issue or sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Haywood Common Stock, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock; or

     (e) adjust, split, combine or reclassify any capital stock of Haywood or issue or authorize the issuance of any other securities in respect of or in substitution for shares of either Haywood Common Stock or each Subsidiary's common stock or buy, sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $10,000 or that exceed in the aggregate the sum of $100,000 during the term of this Agreement (other than in the ordinary course of business for reasonable and adequate consideration); or

     (f) acquire direct or indirect control over any real property, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by Haywood in its fiduciary capacity; or

     (g) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, and purchases of investment grade bonds issued by municipalities located within the State of North Carolina with a maturity of five years or less, purchase any bonds or securities or make any Material investment, either by purchase of stock, bonds or securities, contributions to capital, Asset transfers or purchase of any Assets, in any Person other than Bank, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new, wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

     (h) grant any increase in compensation or benefits to the employees or officers of Haywood or any Subsidiary (including such discretionary increases as may be contemplated by existing employment agreements), except in accordance with past practice Previously Disclosed or as required by Law, pay any bonus, enter into or amend any severance agreements with officers of either Haywood or any Subsidiary, grant any increase in fees or other increases in compensation or other benefits to directors of either Haywood or any Subsidiary except in accordance with past practice Previously Disclosed; or

     (i) enter into or amend any employment Contract between Haywood or any Subsidiary and any Person (unless such amendment is required by Law) that Haywood or any Subsidiary, as the case may be, does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

     (j) adopt any new employee benefit plan of Haywood or any Subsidiary or make any Material change in or to any existing employee benefit plans of Haywood or any Subsidiary other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

     (k) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

     (l) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of Haywood or any Subsidiary for money damages in excess of $25,000 or Material restrictions upon the operations of Haywood or Subsidiary; or

     (m) except in the ordinary course of business, modify, amend or terminate any Material Contract or waive, release, compromise or assign any Material rights or claims; or

     (n) extend credit to any borrower which requires the approval of Haywood's Board of Directors.

     7.3  Covenants of CSBI and HAC.

     (a) From the date of this Agreement until the earlier of the Effective
Time or the termination of this Agreement, unless the prior written consent of Haywood shall have been obtained, CSBI and HAC, jointly and severally, covenant and agree that each of them shall (i) continue to conduct their respective businesses and the business of its Subsidiaries in a manner designed in their respective reasonable judgment to enhance the long-term value of the CSBI Common Stock and the business prospects of the CSBI Companies,
(ii) to the extent consistent therewith, use all reasonable efforts to preserve intact the CSBI Companies' core businesses and goodwill with their respective employees and the communities they serve, (iii) use their respective reasonable efforts to cause their respective representations and warranties to be correct at all times, and (iv) take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transaction contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (b) adversely affect in any Material respect the ability of any Party to perform its covenants and agreements under this Agreement.

     (b) CSBI shall take all action necessary to approve, in accordance with Rule 16b-3 of the 1934 Act, the acquisition of shares of the common stock of CSBI and CSBI stock options by Haywood shareholders who will become Section 16 insiders of CSBI upon consummation of the Merger.

     7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) is reasonably likely to cause or constitute a Material breach of any of its representations, warranties or covenants contained herein and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS

     8.1 Shareholder Approval. Haywood shall take, in accordance with applicable Law and its Articles of Incorporation and Bylaws, all action necessary to convene the Haywood Meeting to consider and vote upon the approval of this Agreement and any other matters required to be approved by Haywood shareholders for consummation of the Merger (including any adjournment or postponement thereof), as promptly as practicable after the Registration Statement is declared effective. The Board of Directors of Haywood shall (subject to compliance with its fiduciary duties as advised by counsel and the receipt from Trident of a letter dated not more than three days prior to the date of the mailing of the Proxy Statement to the effect that the consideration to be received in the merger by the holders of Haywood Common Stock is fair, from a financial point of view, to such holders) recommend such approval, and Haywood (subject to the direction of the Haywood Board acting in compliance with its fiduciary duties as advised by counsel) shall take all reasonable lawful action to solicit such approval by its shareholders. CSBI, as sole shareholder of HAC, will vote its HAC Common Stock in favor of the Merger.

     8.2  Registration Statement.

     (a) Each of CSBI and Haywood agrees to cooperate in the preparation of a Registration Statement to be filed by CSBI with the SEC in connection with the issuance of CSBI Common Stock in the Merger (including the Proxy Statement and all related documents). Provided Haywood has cooperated as required above, CSBI agrees to file the Registration Statement with the SEC as promptly as practicable, but in no event later than 90 days after the date of this Agreement. Each of Haywood and CSBI agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as reasonably practicable after filing thereof. CSBI also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Haywood agrees to furnish CSBI all information concerning Haywood, Bank and their respective officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

     (b) Each of Haywood and CSBI agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the 1933 Act, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to Haywood shareholders and at the time of the Haywood Meeting, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading with respect to any Material fact, or which will omit to state any Material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Haywood and CSBI further agrees that if it shall become aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any Material fact, or to omit to state any Material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Proxy Statement.

     (c) In the case of CSBI, CSBI will advise Haywood, promptly after CSBI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, or of the issuance of any stop order or the suspension of the qualification of the CSBI Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     (d) Nothing in this Section 8.2 or elsewhere in this Agreement shall prohibit accurate disclosure by Haywood of information that is required to be disclosed in the Registration Statement of the Proxy Statement or in any other document required to be filed with the SEC (including, without limitation, a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be publicly disclosed by applicable Law or the regulations and rules of the AMEX.

     8.3 Applications. CSBI shall promptly prepare and file, Haywood and each Subsidiary shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. CSBI shall permit Haywood to review (and approve with respect to information relating to Haywood) such applications prior to filing same.

     8.4 Filings with Regulatory Authorities. Upon the terms and subject to the conditions of this Agreement, HAC shall execute and file the Articles of Merger with the Secretary of State of the State of North Carolina and any other documents required by any Regulatory Authority in connection with the Closing.

     8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use its reasonable efforts to take all actions, and to do all things necessary, proper or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end (it being understood that any amendments to the Registration Statement filed by CSBI in connection with the CSBI Common Stock to be issued in the Merger or a resolicitation of proxies as a consequence of an acquisition agreement by CSBI or any of its Subsidiaries shall not violate this covenant provided CSBI agrees to pay all direct expenses associated with any such resolicitation), including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.6  Investigation and Confidentiality.

     (a) Prior to the Effective Time, each Party will keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transaction contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by any other Party concerning its and its Subsidiaries' businesses, operations and financial condition except in furtherance of the transactions contemplated by this Agreement. In the event that a Party is required by applicable Law or valid court process to disclose any such confidential information, then such Party shall provide the other Party with prompt written notice of any such requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 8.6. If in the absence of a protective order or other remedy or the receipt of a waiver by the other Party, a Party is nonetheless, in the written opinion of counsel, legally compelled to disclose any such confidential information to any tribunal or else stand liable for contempt or suffer other censure or penalty, a Party may, without liability hereunder, disclose to such tribunal only that portion of the confidential information which such counsel advises such Party is legally required to be disclosed; provided that such disclosing Party use its best efforts to preserve the confidentiality of such confidential information, including without limitation, by cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information by such tribunal. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof and all work papers containing confidential information received from the other Party.

     (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

     (d) Neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

     8.7 Press Releases. Prior to the Effective Time, Haywood and CSBI shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section
                                 --------- -------
8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.8 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, neither Haywood nor any Affiliate thereof nor any investment banker, attorney, accountant or other representative (collectively, the "Representatives") retained by Haywood or Bank shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Haywood Board of Directors as determined by the Haywood Board of Directors after consulting with and considering the advice of counsel, neither Haywood nor any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Haywood may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel; provided that Haywood shall promptly advise
                                   --------
CSBI verbally and in writing following the receipt of any

Acquisition Proposal and the Material details thereof. Haywood shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing and (ii) subject to its fiduciary duties, direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

     8.9 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     8.10 State Takeover Laws. Haywood and each Subsidiary shall take all reasonable steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable state takeover Law.

     8.11 Articles of Incorporation Provisions. Haywood and each Subsidiary shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger does not and will not result in the grant of any rights to any Person under the Articles, Bylaws or other governing instruments of Haywood or any Subsidiary (other than voting, dissenters' rights of appraisal or other similar rights) or restrict or impair the ability of CSBI or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Haywood or any Subsidiary that may be acquired or controlled by it.

     8.12 Agreement of Affiliates. Haywood has Previously Disclosed all Persons whom it reasonably believes is an "affiliate" of Haywood for purposes of Rule 145 under the 1933 Act. Haywood shall use its reasonable efforts to cause each such Person to deliver to CSBI not later than 30 days after the date of this Agreement, a written agreement, substantially in the form of Exhibit C, providing that such Person will not sell, pledge, transfer or otherwise dispose of the shares of Haywood Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of CSBI Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. CSBI shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of CSBI Common Stock by such affiliates.

     8.13 Employee Benefits and Contract. Following the Effective Time, CSBI shall provide generally to officers and employees of Haywood, who at or after the Effective Time become employees of a CSBI Company, employee benefits under employee benefit plans including severance plans set forth herein on terms and conditions which when taken as a whole are substantially similar to those currently provided by the CSBI Companies to their similarly situated officers and employees. CSBI shall waive any pre-existing condition exclusion under any employee health plan for which any employees and/or officers and dependents covered by Haywood Benefit Plans as of Closing shall become eligible by virtue of the preceding sentence, to the extent (i) such pre-existing condition was covered under the Haywood Benefit Plans and (ii) the individual affected by the pre-existing condition was covered by the Haywood Entity's corresponding plan on the date which immediately precedes the Effective Time. For purposes of participation, vesting and benefit accrual under all qualified benefit plans, the service of the employees of Haywood or Bank prior to the Effective Time shall be treated as service with the CSBI Companies participating in all qualified benefit plans. Bank will enter into an employment contract acceptable to CSBI with Larry R. Ammons as of the date of Closing to the extent he is available and agrees to such employment.

     8.14 Exchange Listing. CSBI shall use its reasonable efforts to list, prior to the Effective Time, on the NASDAQ, subject to official notice of issuance, the shares of CSBI Common Stock to be issued to the holders of Haywood Common Stock pursuant to the Merger.

     8.15 D&O Coverage. At the Effective Time, CSBI will provide directors and officers insurance coverage for Haywood's directors and officers either, at CSBI's election, (i) by purchasing continuation coverage under Haywood's current policy for directors and officers for a period not less than three years after the Effective Time, or (ii) obtain coverage under CSBI's current directors' and officers' policy to provide coverage for Haywood's directors and officers on a prior acts basis for a period not less than three years prior to the Effective Time.

     8.16 Indemnification. CSBI shall cause Haywood to continue to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Haywood Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees or agents of Haywood or, at Haywood's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the extent currently provided by Haywood's Articles of Incorporation and bylaws as in effect as of the date hereof, including any provisions relating to advances of expenses incurred in the defense of any Litigation.

                                   ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

     (a) Shareholder Approval.  The shareholders of Haywood shall have
         --------------------
approved this Agreement and the consummation of the Merger as and to the extent required by Law and by the provisions of any of its governing instruments and by the rules of the AMEX.

     (b) Regulatory Approvals.  All Consents of, filings and registrations
         --------------------
with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets or deposits) which in the reasonable judgment of the Board of Directors of CSBI would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     (c) Consents and Approvals.  Each Party shall have obtained any and
         ----------------------
all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of CSBI would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     (d) Legal Proceedings.  No court or governmental or Regulatory
         -----------------
Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

     (e) Registration Statement.  The Registration Statement shall be
         ----------------------
effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of CSBI Common Stock issuable pursuant to the Merger shall have been received.

     (f) Tax Matters.  Haywood and CSBI shall have received a written
         -----------
opinion of counsel from Troutman Sanders LLP in form reasonably satisfactory to each of them (the "Tax Opinion"), substantially to the effect that for federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Haywood Common Stock solely for CSBI Common Stock will not give rise to gain or loss to the shareholders of Haywood with respect to such exchange (except to the extent of any cash received), and (iii) neither of Haywood nor CSBI will recognize gain or loss as a consequence of the Merger except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code. In rendering such Tax Opinion, Troutman Sanders LLP shall be entitled to rely upon representations of officers of Haywood, CSBI and HAC reasonably satisfactory in form and substance to such counsel.

     (g) Employment Agreement.  Haywood and Bank shall have offered Larry
         --------------------
R. Ammons the employment agreement in substantially the form set forth in Exhibit D to this Agreement.

     9.2 Conditions to Obligations of CSBI. The obligations of CSBI to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CSBI pursuant to Section 11.6(a) of this Agreement:

     (a) Representations and Warranties.  The representations and
         ------------------------------
warranties of Haywood set forth or referred to in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 5.3 of this Agreement, which shall be true and correct in all Material respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Haywood.

     (b) Performance of Agreements and Covenants.  Each and all of the
         ---------------------------------------
agreements and covenants of Haywood to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

     (c) Certificates.  Haywood shall have delivered to CSBI (i) a
         ------------
certificate, dated as of the Effective Time and signed on its behalf by its Chief Executive Officer and Chief Financial Officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the Haywood Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as CSBI and its counsel shall request.

     (d) Opinion of Counsel.  CSBI shall have received a written opinion
         ------------------
from Housley Kantarian & Bronstein, P.C., counsel to Haywood, dated as of the Closing, in form reasonably satisfactory to CSBI, as to the matters set forth in Exhibit F hereto.

     (e) Accountant's Letters.  CSBI shall have received from KPMG LLP
         --------------------
letters dated not more than five (5) days prior to (i) the date of the Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding Haywood and Bank, in form and substance reasonably satisfactory to CSBI, which letters shall be based upon customary specified procedures undertaken by such firm.

     (f) Affiliate Agreements.  CSBI shall have received from each
         --------------------
affiliate of Haywood the affiliate agreement referred to in Section 8.12 hereof, in substantially the form attached hereto as Exhibit C.

     (g) Support Agreements.  Each of the executive officers and directors
         ------------------
of Haywood listed in Exhibit E shall have executed and delivered to CSBI a Support Agreement in substantially the form attached hereto as Exhibit B.

     9.3 Conditions to Obligations of Haywood. The obligations of Haywood to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Haywood pursuant to Section 11.6(b) of this Agreement:

     (a) Representations and Warranties.  The representations and
         ------------------------------
warranties of CSBI set forth or referred to in this Agreement shall be true and correct in all Material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section
6.3 of this Agreement, which shall be true and correct in all Material respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI.

     (b) Performance of Agreements and Covenants.  Each and all of the
         ---------------------------------------
agreements and covenants of CSBI to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

     (c) Certificates.  CSBI shall have delivered to Haywood (i) a
         ------------
certificate, dated as of the Effective Time and signed on its behalf by its Chief Executive Officer and its Chief Financial Officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by CSBI's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Haywood and its counsel shall request.

     (d) Opinion of Counsel.  Haywood shall have received an opinion of
         ------------------
Troutman Sanders LLP, counsel to CSBI, dated as of the Effective Time, in form reasonably satisfactory to Haywood, as to matters set forth in Exhibit G hereto.

     (e) Share Listing.  The shares of CSBI Common Stock issuable pursuant
         -------------
to the Merger shall have been approved for listing on NASDAQ.

     (f) Fairness Opinion. Haywood shall have received from Trident a letter
         ----------------
dated not more than three days prior to the mailing of the Proxy Statement to the effect that, in the opinion of such firm, the consideration to be received by Haywood Shareholders in connection with the Merger is fair from a financial point of view to such shareholders.

     (g) Exchange Agent Certificate.  The Exchange Agent shall have
         --------------------------
delivered to Haywood a certificate, dated as of the Effective Time, to the effect that the Exchange Agent has received from CSBI certificates for the required number of whole shares of CSBI Common Stock to be issued in the Merger and cash to cover fractional shares and the Cash Amount.

                                   ARTICLE 10
                                  TERMINATION

     10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Haywood, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

     (a) By mutual consent of the respective Boards of Directors of CSBI and Haywood; or

     (b) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a breach by the other Parties of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching party the ability to refuse to consummate the Merger under the standard set forth in Section 9.2(a) of this Agreement in the case of CSBI and Section 9.3(a) of this Agreement in the case of Haywood; or

     (c) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event
(i) any Consent of any Regulatory Authority required for consummation of the Merger shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Haywood fail to vote their approval of this Agreement and the transaction contemplated hereby at the Haywood Meeting where the transaction was presented to such shareholders for approval and voted upon; or

     (d) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by March 31, 2000, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(d); or

     (e) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in
Section 10.1(d) of this Agreement; or

     (f) By CSBI in the event that the Board of Directors of Haywood shall have failed to reaffirm, following a written request by CSBI for such reaffirmation after Haywood shall have received any inquiry or proposal with respect to an Acquisition Proposal, its approval of the Merger (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger.

     10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b) or 10.1(e) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant or agreement giving rise to such termination; provided that such Liability shall be determined solely in accordance with the effect of
Section 11.2(b) of this Agreement.

     10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time except for this Section 10.3 and Articles 2, 3, 4, and 11 and Section 8.12 of this Agreement.

                                   ARTICLE 11
                                 MISCELLANEOUS

     11.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

     "AMEX" shall mean the American Stock Exchange.

     "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

     "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

     "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

     "Allowance" shall mean the allowance for possible loan or credit losses for the periods set forth in Section 5.9 of this Agreement.

     "Articles of Merger" shall mean the Articles of Merger to be executed by CSBI, HAC and Haywood and filed with the Secretary of State of the State of North Carolina relating to the Merger as contemplated by Section 1.1 of this Agreement.

     "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

     "Bank" shall have the meaning set forth in the Preamble of this Agreement.

     "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

     "Cash Amount" shall have the meaning set forth in Section 3.3 of this Agreement.

     "Cash Election Shares" shall have the meaning set forth in Section 3.2 of this Agreement.

     "Closing" shall mean the closing of the transaction contemplated hereby, as described in Section 1.2 of this Agreement.

     "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

     "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

     "CSBI Common Stock" shall mean the One Dollar ($1.00) par value per share common stock of CSBI.

     "CSBI Companies" shall mean, collectively, CSBI and all CSBI Subsidiaries.

     "CSBI Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of CSBI as of June 30, 1999, and as of December 31, 1998, 1997, 1996 and 1995, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended June 30, 1999, and for each of the four years ended December 31, 1998, 1997, 1996 and 1995, as filed by CSBI in SEC Documents and (ii) the consolidated statements of condition of CSBI (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1998.

     "CSBI Option Plans" shall have the meaning set forth in Section 6.3 of this Agreement.

     "CSBI Subsidiaries" shall mean the subsidiaries of CSBI including HAC.

     "Default" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of control or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

     "Effective Time" shall mean the date and time at which the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of North Carolina.

     "Election Deadline" shall have the meaning set forth in Section 3.2 of this Agreement.

     "Election Form" shall have the meaning set forth in Section 3.2 of this Agreement.

     "Environmental Laws" shall mean all federal, state, municipal and local laws, statutes, orders, regulations, decrees, resolutions, proclamations, permits, licenses, approvals, authorizations, consents, judgments, judicial decisions and other governmental requirements, limitations and standards relating to the environment, health and safety issues, including, without limitation, the manufacture, generation, use, processing, treatment, recycling, storage, handling, "Release" (as hereinafter defined), investigation, removal, remediation and cleanup of or other corrective action for "Hazardous Materials" (as hereinafter defined), exposure to Hazardous Materials and personal injury, natural resource damage, property damage and interference with the use of property caused by or resulting from Hazardous Materials.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall have the meaning provided in Section 5.14 of this Agreement.

     "ERISA Plan" shall have the meaning provided in Section 5.14 of this Agreement.

     "Exchange Agent" shall have the meaning set forth in Section 3.2 of this Agreement.

     "Exchange Ratio" shall mean the ratio formed by the number of shares of CSBI Common Stock Haywood shareholders will receive for each share of Haywood Common Stock as set forth herein to one.

     "Exhibits" A through G, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

     "FICG" shall mean the Financial Institutions Code of Georgia.

     "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

     "GBCC" shall mean the Georgia Business Corporation Code.

     "Haywood Benefit Plans" shall have the meaning set forth in Section 5.14 of this Agreement.

     "Haywood Common Stock" shall mean the One Dollar ($1.00) par value per share common stock of Haywood.

     "Haywood Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Haywood as of June 30, 1999, and as of December 31, 1998, 1997, 1996 and 1995, and the related statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) for the three and six months ended June 30, 1999, and for each of the four fiscal years ended December 31, 1998, 1997, 1996 and 1995, and (ii) the consolidated balance sheets of Haywood (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to June 30, 1999, with related prior year comparable financial statements.

     "Haywood Meeting" shall mean the special meeting of the shareholders of Haywood or any adjournment or postponement thereof to vote on the matters set forth in the Proxy Statement.

     "Haywood Preferred Stock" shall mean the One Dollar ($1.00) par value per share serial preferred stock of Haywood.

     "Hazardous Materials" shall mean all hazardous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic and volatile substances, materials, compounds, chemicals and waste, and all other industrial waste, sanitary waste, pollutants and contaminants, and all constituents thereof, including, without limitation, petroleum hydrocarbons, asbestos-containing materials, lead-based paints and all substances, materials, wastes, chemicals, compounds, contaminants and pollutants regulated or addressed by Environmental Laws.

     "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "IRS" shall mean the Internal Revenue Service.

     "Knowledge" as used with respect to a Person shall mean the knowledge, after all appropriate due inquiry, of the Chairman, President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, General Counsel, or any Senior or Executive Vice President or Manager of such Person.

     "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule or statute and all Environmental Laws applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

     "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured or otherwise.

     "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party; and (iv) Liens which have been Previously Disclosed.

     "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, request for information, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it) or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

     "Loan Property" shall mean any property owned, leased or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     "Mailing Date" shall have the meaning set forth in Section 3.2 of this Agreement.

     "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

     "Material Adverse Effect" on a Party shall mean an event, change, condition or occurrence which has a Material adverse impact on (i) the financial position, business or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities,
(y) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, and (z) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior written consent of the other Parties to the Agreement and the direct effects of compliance with this Agreement on the operating performance of the Party, including expenses incurred by such Party in consummating the transactions contemplated by this Agreement.

     "Merger" shall mean the merger of Haywood with and into CSBI referred to in the Preamble of this Agreement.

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotation System.

     "NCBCA" shall mean the North Carolina Business Corporation Act.

     "No Election Shares" shall have the meaning set forth in Section 3.2 of this Agreement.

     "1933 Act" shall mean the Securities Act of 1933, as amended.

     "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

     "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including, but not limited to, any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

     "Party" shall mean either Haywood, HAC or CSBI, and "Parties" shall mean Haywood, HAC and CSBI.

     "Per Share Cash Consideration" shall have the same meaning set forth in
Section 3.2 of this Agreement.

     "Per Share Stock Consideration" shall have the same meaning set forth in
Section 3.1(b) of this Agreement.

     "Permit" shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its capital stock, Assets, Liabilities or business.

     "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

     "Previously Disclosed" shall mean information delivered in writing prior to the date specified in Section 10.1(h) of this Agreement in the manner and to the Party or counsel or both described in Section 11.8 of this Agreement and entitled "Previously Disclosed Information Delivered Pursuant to the Agreement and Plan of Merger" describing in reasonable detail the matters contained therein or identifying the information disclosed; provided that in the case of
                                                  -------- ----
Subsidiaries acquired after the date of this Agreement, such information may be so delivered by the acquiring Party to the other Party prior to the date of such acquisition.

     "Proxy Statement" shall mean the proxy statement used by Haywood to solicit the approval of its shareholders of the transactions contemplated by this Agreement and shall include the prospectus of CSBI relating to shares of CSBI Common Stock to be issued to the shareholders of Haywood and other proxy solicitation materials of Haywood consisting of a part thereof.

     "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by CSBI under the 1933 Act in connection with the transactions contemplated by this Agreement.

     "Regulatory Authorities" shall mean, collectively, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision , the FDIC, the NASD and the SEC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries.

     "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment or disposing into or migration within the environment.

     "Representatives" shall have the meaning set forth in Section 8.8 of this Agreement.

     "SEC" shall mean the Securities and Exchange Commission.

     "SEC Documents" shall mean all forms, proxy statements, reports, registration statements, schedules and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

     "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

     "Stock Designees" shall have the meaning set forth in Section 3.2 of this Agreement.

     "Stock Option Agreement" shall have the meaning set forth in the Preamble of this Agreement.

     "Subsidiaries" shall mean all those corporations, banks, association, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall
                                               --------  -------
not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

     "Surviving Corporation" shall mean Haywood as the surviving corporation resulting from the Merger.

     "Tax" or "Taxes" shall mean all federal, state, county, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including interest and penalties thereon or additions with respect thereto.

     "Taxable Period" shall mean any period prescribed by any governmental authority, including the United States or any state, local or foreign government or subdivision or agency thereof for which a Tax Return required to be filed or Tax is required to be paid.

     "Tax Return" shall mean any report, return or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

     "Total Merger Consideration" shall have the meaning set forth in Section
3.3 of this Agreement.

     "Trident" shall mean Trident Securities, a division of McDonald Investments Inc., Haywood's investment banker.

     "Valuation Period" shall have the meaning set forth in Section 3.2 of this Agreement.

     "Valuation Period Market Value" shall have the meaning set forth in Section
3.2 of this Agreement.

     11.2  Expenses.

     (a) General.  Except as otherwise provided in this Section 11.2 of
         -------
this Agreement, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel except that CSBI shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

     (b) Breach by either Party.  In addition to the foregoing, if prior to
         ----------------------
the Effective Time, this Agreement is terminated by either Party as a result of the other Party's breach of such Party's representations, warranties or agreements set forth herein of this Agreement, such Party shall pay to the non-breaching Party as its sole and exclusive remedy resulting from such termination, an amount in cash equal to the sum of:

         (i) the reasonable direct costs and expenses incurred by or on behalf of the non-breaching Party in connection with the transactions contemplated by this Agreement, plus
                ----

         (ii) the sum of $100,000,

which sum represents compensation for the non-breaching Party's loss as the result of the transactions contemplated by this Agreement not being consummated.

     11.3 Brokers and Finders. Haywood represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby except Haywood has engaged Trident to render financial advisory services. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Haywood, Haywood shall indemnify and hold CSBI harmless of and from any Liability in respect of any such claim and reduce the Total Merger Consideration by an amount equal to such claim as determined by CSBI.

     11.4 Entire Agreement. Except as otherwise expressly provided herein or as set forth in that certain letter agreement between the parties of even date herewith, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transaction contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; whether before or after shareholder approval of the Merger has been obtained provided, however, that
                                                     --------  -------
after any such approval by the holders of Haywood Common Stock, there shall be made no amendment decreasing the consideration to be received by Haywood shareholders without the further approval of such shareholders.

     11.6  Waivers.

     (a) Prior to or at the Effective Time, CSBI, acting through its Board of Directors, Chief Executive Officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Haywood, to waive or extend the time for the compliance or fulfillment by Haywood of any and all of its obligations under this Agreement and to waive any or all of the conditions precedent to the obligations of CSBI under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of CSBI.

     (b) Prior to or at the Effective Time, Haywood, shall have the right to waive any Default in the performance of any term of this Agreement by CSBI, to waive or extend the time for the compliance or fulfillment by CSBI of any and all of its obligations under this Agreement and to waive any or all of the conditions precedent to the obligations of Haywood under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Haywood.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

           CSBI and HAC:      Century South Banks, Inc.
                              60 Main Street West - Third Floor
                              Dahlonega, Georgia 30533
                              706/864-7966 - FAX
                              Attn: James A. Faulkner, Vice Chairman and
                                  Chief Executive Officer
           Copy to Counsel:   Troutman Sanders LLP
                              600 Peachtree Street, N.E., Suite 5200
                              Atlanta, Georgia 30308-2218
                              404/962-6658 - FAX
                              Attn:  Thomas O. Powell, Esquire
           Haywood and Bank:  Haywood Bancshares, Inc.
                              370 North Main Street
                              Waynesville, North Carolina 28786
                              Attn:  Larry R. Ammons, President and Chief
                                  Executive Officer

           Copy to Counsel:   Housley Kantarian & Bronstein, P.C.
                              1220 19th Street, N.W., Suite 700
                              Washington, D.C. 20036
                              202/822-0140 - FAX
                              Attn:  James C. Stewart,  Esquire

     11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

     11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

     11.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     11.14 Interpretation of Agreement. The Parties hereto acknowledge and agree that each Party has participated in the drafting of this Agreement and that this document has been reviewed, negotiated and accepted by all parties and their respective counsel, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

                                         "HAYWOOD"

ATTEST:                                  HAYWOOD BANCSHARES, INC.

/s/ Paul W. Trantham                     /s/ Larry R. Ammons
------------------------------------     ------------------------------------
Paul W. Trantham, Secretary              Larry R. Ammons, President and Chief
                                           Executive Officer
        (CORPORATE SEAL)

                                         "CSBI"

ATTEST:                                  CENTURY SOUTH BANKS, INC.


/s/ Susan J. Anderson                    /s/ James A. Faulkner
------------------------------------     ------------------------------------
Susan J. Anderson, Secretary             James A. Faulkner, Vice-Chairman and
                                         Chief Executive Officer

        (CORPORATE SEAL)

                                         "HAC"

ATTEST:                                  HBI ACQUISITION CORP.

/s/ Susan J. Anderson                    /s/ James A. Faulkner
------------------------------------     ------------------------------------
Susan J. Anderson, Secretary             James A. Faulkner, Vice-Chairman and
                                           Chief Executive Officer

        (CORPORATE SEAL)

                                  APPENDIX B
                                  ----------

 [Letterhead of Trident Securities, a division of McDonald Investments, Inc.]

                               November 9, 1999


Board of Directors
Haywood Bancshares, Inc.
505 North Main Street
Waynesville, North Carolina 28786

Members of the Board:

          You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be paid by Century South Banks, Inc. ("CSBI") to the holders of the issued and outstanding shares of common stock, $1.00 par value (the "Haywood Common Stock") of Haywood Bancshares, Inc. ("Haywood") pursuant to the Agreement and Plan of Merger dated as of August 5, 1999 (the "Agreement") by and among Haywood and CSBI. Unless otherwise noted, all terms used herein will have the same meaning as defined in the Agreement.

          Under the terms of the Agreement, Haywood will merge with and into CSBI and each share of Haywood Common Stock shall be converted into the right to receive 0.8847 shares (the "Exchange Ratio") of CSBI Common Stock (the "Merger Consideration") subject to certain adjustments, the election rights and the allocation provisions as described below and in the Agreement:

(i) if the Valuation Period Market Value is less than $24.00 per share, the Exchange Ratio shall be increased by an amount equal to the product of (A) the Exchange Ratio multiplied by (B) the quotient of the difference between $24.00 less the Valuation Period Market Value, divided by the Valuation Period Market Value or;

(ii) if the Valuation Period Market Value is greater than $27.00 per share, the Exchange Ratio shall be decreased by an amount equal to the product of (A) the Exchange Ratio multiplied by (B) the quotient of the difference between the Valuation Period Market Value less $27.00, divided by the Valuation Period Market Value.

(iii) Any shareholder of less than 100 shares of Haywood Common Stock shall receive cash in lieu of CSBI Common Stock. The amount of cash received shall be equal to the product of the Exchange Ratio and the Valuation Period Market Value for each share of Haywood Common Stock held.

(iv) Any shareholder of 100 or greater shares of Haywood Common Stock may elect to receive cash with respect to all or a portion of such holder's Haywood Common Stock. The amount of cash received shall be equal to the product of the Exchange Ratio and the Valuation Period Market Value for each share of Haywood Common Stock held. The amount of CSBI Common Stock paid to holders of 100 shares or greater of Haywood Common Stock shall be allocated on a pro-rata basis so that 50% of the aggregate consideration paid in exchange for shares of Haywood Common Stock in the Merger (the "Total Merger Consideration") shall be paid in CSBI Common Stock and 50% of the Total Merger Consideration shall be paid in cash (the "Cash Amount").

          Trident Securities ("Trident"), a division of McDonald Investments, Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

          In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement, including the exhibits and schedules thereto; (ii) certain publicly available information concerning Haywood, including the Annual Reports on Form 10-K of Haywood for each of the years in the three year period ended December 31, 1998 and the Quarterly Report on Form 10-Q of Haywood for the quarter ended March 31, 1999;
(iii) certain publicly available information concerning CSBI, including the Annual Reports on

Board of Directors
Page 2

Form 10-K of CSBI for each of the years in the three year period ended December 31, 1999 and the Quarterly Report on Form 10-Q of CSBI for the quarter ended March 31, 1999; (iv) certain other internal information, primarily financial in nature, concerning the business and operations of Haywood and CSBI furnished to us by their respective managements for purposes of our analysis; (v) information with respect to the trading market for Haywood Common Stock and CSBI Common Stock; (vi) certain publicly available information with respect to other companies that we believe to be comparable to Haywood and CSBI and the trading markets for such other companies' securities; and (vii) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also met with certain officers and employees of Haywood and CSBI to discuss the business and prospects of Haywood and CSBI, as well as other matters we believe relevant to our inquiry.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available, and we have assumed and relied upon the representations and warranties of Haywood and CSBI contained in the Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have not conducted a physical inspection or appraisal of any of the assets, properties or facilities of Haywood nor have we been furnished with any such evaluation or appraisal. We have also assumed that the conditions to the Merger as set forth in the Agreement would be satisfied and that he Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

     It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the consideration to be received and does not address Haywood's underlying business decision to effect the Merger or any other terms of the Merger.

     We have acted as financial advisor to Haywood in connection with the Merger and will receive from Haywood a fee for our services, a significant portion of which is contingent upon the consummation of the Merger, as well as Haywood's agreement to indemnify us under certain circumstances.

     In the ordinary course of business, we may actively trade securities of both Haywood and CSBI for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this opinion was prepared solely for the confidential use of the Board of Directors and senior management of Haywood and may not be disclosed, summarized, excerpted from or otherwise publicly referred to without our prior written consent. Our opinion does not constitute a recommendation to any stockholder of Haywood as to how such stockholder should vote at the stockholders' meeting held in connection with the Merger.

     Based upon and subject to the foregoing and such other matters, as we consider relevant, it is our opinion that as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the stockholders of Haywood.

                              Very truly yours,

                              /s/ TRIDENT SECURITIES,
                              a division of McDonald Investments, Inc.

                                  APPENDIX C



--------------------------------------------------------------------------------



                             STOCK OPTION AGREEMENT
                           Dated as of August 5, 1999

                                    Between

                      Haywood Bancshares, Inc., as Issuer,
                   and Century South Banks, Inc., as Grantee




--------------------------------------------------------------------------------

                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO

                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED


     STOCK OPTION AGREEMENT, dated as of August 5, 1999, between Haywood Bancshares, Inc., a North Carolina corporation ("Issuer") and Century South Banks, Inc., a Georgia corporation ("Grantee"),



                                  WITNESSETH:


     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (the "Agreement"); and

     WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a) Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 249,946 fully paid and non-assessable shares of Issuer's Common Stock, $1.00 par value ("Common Stock"), at a price of $16.30 per share (the "Option Price"); provided, however, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.99% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.99% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

     2. Provided that (i) Grantee shall not have materially breached its representations or warranties and cure rights thereto expired as contained in this Agreement or in the Merger Agreement, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction shall then be in effect, (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 90 days following such Subsequent Triggering Event. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 10.1(b) of the Merger Agreement; or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 10.1(b) of the Merger Agreement (provided that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such 12-month period, the Exercise Termination Event shall be 12 months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to expire. The term "Holder" shall mean the holder or holders of the Option.

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement;

          (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction;

          (iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder) other than any person who has the beneficial ownership of 10% or more of the outstanding common stock on the date hereof;

          (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

          (v) After an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and
     (y) shall not have been cured prior to the Notice Date (as defined below);
     or

          (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board or other federal or state regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

     (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

          (i) The acquisition by any person of beneficial ownership of 25% or more of the then outstanding Common Stock; or

          (ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 25%.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 45 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

     (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

     "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer: (ii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. (S) 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; (iii) that if both an Initial Triggering Event and a Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event, the Issuer shall use its best efforts to obtain additional authorized but unissued shares which are free of preemptive rights so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock and
(iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, splitups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 90 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. Notwithstanding the foregoing, if, at the time of any request by the Holder for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this
Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

     7. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

     (b) The following terms have the meanings indicated:

          (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation merger with Issuer (if other than Issuer),
     (ii) Issuer in a merger in which Issuer is the continuing surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

          (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

          (3) "Assigned Value" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement With Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the owner of the Option Shares (the "Owner") gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Assigned Value, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer.

          (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event lower than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

     (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.99% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.99% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

     (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     8. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to (x) the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised plus (y) Grantee's reasonable out-of-pocket expenses (to the extent not previously reimbursed), and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to (x) the Highest Closing Price multiplied by the number of Substitute Shares so designated plus (y) Grantee's reasonable Out-of-Pocket Expenses (to the extent not previously reimbursed). The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

     (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 8 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 8. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 8 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 8 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering, and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

     9. The 60-day period for exercise of certain rights under Sections 2, 6, and 12 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     10.  Issuer hereby represents and warrants to Grantee as follows:

     (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

     (b) Subject to Section 3, Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

     11.  Grantee hereby represents and warrants to Issuer that:

     (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

     (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

     12. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 60 days following such Subsequent Triggering Event (or such later period as provided in Section 9); provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer,
(iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board or any other regulatory authority having appropriate jurisdiction.

     13. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation applying to the Federal Reserve Board under the BHCA or any other governmental authority for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

     14. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

     15. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire the full number of shares of Common Stock provided in
Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

     16. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     17. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     18. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     19. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     20. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     21. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


                                        CENTURY SOUTH BANKS, INC.
ATTEST:

/s/ Susan J. Anderson                   /s/ James A. Faulkner
------------------------------------    ------------------------------------
Susan J. Anderson, Secretary            James A. Faulkner, Vice-Chairman and
                                        Chief Executive Officer


           (CORPORATE SEAL)

                                        HAYWOOD BANCSHARES, INC.
ATTEST:

/s/ Paul W. Trantham                    /s/ Larry R. Ammons
------------------------------------    ------------------------------------
Paul W. Trantham, Secretary             Larry R. Ammons, President and Chief
                                          Executive Officer


           (CORPORATE SEAL)

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

          The provisions of the Georgia Business Corporation Code and the Registrant's bylaws set forth the extent to which the Registrant's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. Under these indemnification provisions, the Registrant is required to indemnify any of its directors or officers against any reasonable expenses (including attorneys' fees) incurred by such director or officer in defense of any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, to which such director or officer was made a party, or in defense of any claim, issue or matter therein, by reason of the fact that such director or officer is or was a director or officer of the Registrant or who, while a director of the Registrant, is or was serving at the Registrant's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, to the extent that such director or officer has been successful, on the merits or otherwise, in such defense. The Registrant may indemnify any of its directors or its officers, against any liability incurred in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, by reason of the fact that such director or officer is or was a director or officer of the Registrant or who, while a director or officer of the Registrant, is or was serving at the Registrant's request as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, if such director or officer acted in a manner such director or officer believed in good faith to be in, or not opposed to, the best interests of the Registrant, or, with respect to any criminal proceeding, had no reasonable cause to believe such director's or officer's conduct was unlawful, if a determination has been made that the director or officer has met these standards of conduct. No indemnification shall be made in respect of any claim, issue, or matters as to which such person shall have been adjudged liable to the Registrant unless and only to the extent that the Superior Court or court in which such action or suit was brought shall determine upon application that, despite the adjudication of the liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Superior Court or such other court shall deem proper. The Registrant may also provide advancement of expenses incurred by a director or officer in defending any such action, suit, or proceeding upon receipt of a written affirmation of such officer or director that such director or officer has met certain standards of conduct and an undertaking by or on behalf of such director or officer to repay such advances unless it is ultimately determined that such director or officer is entitled to indemnification by the Registrant.

          The Registrant's articles of incorporation contain a provision which provides that, to the fullest extent permitted by the Business Corporation Code of Georgia, directors of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of his duty of care or any other duty as a director.

          The Registrant maintains an insurance policy insuring the Registrant and directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933.

Item 21.  Exhibits and Financial Statement Schedules

          (a)  Exhibits.

Exhibit
Number   Description of Exhibits
--------------------------------------------------------------------------------

2(a) Agreement and Plan of Merger, dated as of August 5, 1999, and amended as of October 15, 1999, by and among Haywood Bancshares, Inc., Century South Banks, Inc. and HBI Acquisition Corp. (included as Appendix A to the proxy statement/prospectus and incorporated by reference herein)

3(a) Articles of Incorporation, as amended (included as Exhibit 3(a) to the Registration Statement No. 333-72579 on Form S-4 of Century South Banks, Inc., previously filed with the Commission on March 8, 1999 and incorporated by reference herein)

3(b) Bylaws, as amended (included as Exhibit 3(b) to the Annual Report on Form 10-K for the fiscal year ended December 31, 1996 of Century South Banks, Inc., previously filed with the Commission on March 31, 1997 and incorporated by reference herein)

4(a) See Exhibits 3(a) and 3(b) for provisions of the Articles of Incorporation and Bylaws of the Registrant defining rights of holders of common stock of the Registrant

5        Securities Opinion of Troutman Sanders LLP

8        Tax Opinion of Troutman Sanders LLP

11 Statement regarding computation of per share earnings (included in Pro Forma Financial Information in this Registration Statement)

23(a)    Consents of Troutman Sanders LLP (included in Exhibits 5 and 8)


23(b)    Consent of KPMG LLP as to Century South Banks, Inc.

23(c)    Consent of KPMG LLP as to Haywood Bancshares, Inc.

23(d)    Consent of Trident Securities, a division of McDonald Investments Inc.

24* Power of Attorney (included in the original signature page to this Registration Statement)

99.1     Form of Proxy Card

99.2     Form of Election Form/Letter of Transmittal

99.3 Stock Option Agreement between Haywood Bancshares, Inc. and Century South Banks, Inc., dated as of August 5, 1999 (included as Appendix C to the proxy statement/prospectus and incorporated by reference herein)
________________________________

*Previously filed.

          (b)  Financial Statement Schedules.

     Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

Item 22.  Undertakings

      (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's articles of incorporation or bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (f) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona bide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dahlonega, State of Georgia, on November 5, 1999.

                                          CENTURY SOUTH BANKS, INC.

                                          By:/s/ James A. Faulkner
                                             ----------------------------------
                                          James A. Faulkner, Vice-Chairman and
                                          Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                  Signature                                        Title                                Date
                  ---------                                        -----                                ----

                     *                            Chairman of the Board of Directors and         November 5, 1999
----------------------------------------------                   Director
William H. Anderson, II

______________________________________________    Vice-Chairman of the Board of Directors
J. Russell Ivie                                                and Director

/s/ James A. Faulkner                             Vice-Chairman of the Board of Directors,       November 5, 1999
----------------------------------------------       Director, Chief Executive Officer
James A. Faulkner                                      (Principal Executive Officer)

                     *                            President, Chief Operating Officer, Chief      November 5, 1999
----------------------------------------------   Financial Officer and Director (Principal
Joseph W. Evans                                             Financial Officer)

                     *                                           Director                        November 5, 1999
----------------------------------------------
James R. Balkcom, Jr.

______________________________________________                   Director
William L. Chandler

                     *                                           Director                        November 5, 1999
----------------------------------------------
Thomas T. Folger, Jr.

                     *                                           Director                        November 5, 1999
----------------------------------------------
Quill O. Healey

                  Signature                                        Title                                Date
                  ---------                                        -----                                ----

                     *                                           Director                        November 5, 1999
----------------------------------------------
Frank C. Jones


______________________________________________                   Director
John B. McKibbon, III


                     *                                           Director                        November 5, 1999
----------------------------------------------
E. Paul Stringer


* /s/ James A. Faulkner
----------------------------------------------
James A. Faulkner
Attorney-in-Fact



                                 EXHIBIT INDEX


Exhibit
Number   Description of Exhibits
--------------------------------------------------------------------------------

5        Securities Opinion of Troutman Sanders LLP

8        Tax Opinion of Troutman Sanders LLP

23(b)    Consent of KPMG LLP as to Century South Banks, Inc.

23(c)    Consent of KPMG LLP as to Haywood Bancshares, Inc.

23(d)    Consent of Trident Securities, a division of McDonald Investments Inc.

99.1     Form of Haywood Proxy Card

99.2     Form of Election Form/Letter of Transmittal